   As filed with the Securities and Exchange Commission on January 11, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
         GLOBAL CROSSING LTD.               GLOBAL CROSSING HOLDINGS LTD.
          (Exact name of Registrants as specified in their charters)

          Bermuda                    4813                     Bermuda
      (State or other    (Primary Standard Industrial     (State or other
      jurisdiction of     Classification Code Number)     jurisdiction of
    incorporation or                                     incorporation or
      organization)                                        organization)
                                                            98-0186828
                                                         (I.R.S. Employer
        98-0189783                                      Identification No.)
     (I.R.S. Employer
    Identification No.)

                               ---------------
                                 Wessex House
                                45 Reid Street
                             Hamilton HM12 Bermuda
                                (441) 296-8600
  (Address and telephone number of Registrants' principal executive offices)
                             CT Corporation System
                                 1633 Broadway
                           New York, New York 10019
                                (212) 479-8200
(Name, address, including zip code, and telephone number of agent for service)
                               ---------------
                                with copies to:
       D. Rhett Brandon, Esq.                    James C. Gorton, Esq.
     Simpson Thacher & Bartlett              Global Crossing Holdings Ltd.
        425 Lexington Avenue                     360 N. Crescent Drive
      New York, New York 10017              Beverly Hills, California 90210
           (212) 455-2000                           (310) 385-5200

                               ---------------
  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
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
                                                Proposed Maximum   Proposed Maximum
   Title of Each Class of         Amount to      Offering Price   Aggregate Offering     Amount of
Securities to be Registered     be Registered      Per Note(1)          Price        Registration Fee
-----------------------------------------------------------------------------------------------------
9 1/8% Senior Notes due
 2006......................     $900,000,000          100%           $900,000,000        $237,600
-----------------------------------------------------------------------------------------------------
9 1/2% Senior Notes due
 2009......................    $1,100,000,000         100%          $1,100,000,000       $290,400
-----------------------------------------------------------------------------------------------------
Guarantee of the 9 1/8%
 Senior Notes due 2006.....     $900,000,000                                              None(2)
-----------------------------------------------------------------------------------------------------
Guarantee of the 9 1/2%
 Senior Notes due 2009.....    $1,100,000,000                                             None(2)
-----------------------------------------------------------------------------------------------------
Total.......................   $2,000,000,000                       $2,000,000,000       $528,000
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f).
(2) Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.
  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which shall specifically state that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to completion, dated January 11, 2000

PROSPECTUS
                                 $2,000,000,000
[LOGO] Global Crossing Ltd.

                       Offer to exchange all outstanding
                   $900,000,000 9 1/8% Senior Notes due 2006

                                      for

                   $900,000,000 9 1/8% Senior Notes due 2006
          which have been registered under the Securities Act of 1933

                                      and

                       Offer to exchange all outstanding
                  $1,100,000,000 9 1/2% Senior Notes due 2009

                                      for

                  $1,100,000,000 9 1/2% Senior Notes due 2009
          which have been registered under the Securities Act of 1933

The exchange offer

  We are offering to exchange both series of our outstanding notes for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradeable. In this document, we refer to those new notes as the "exchange notes".

  The exchange offer expires at 5:00 p.m., New York City time, on     , unless
extended. We do not currently intend to extend the expiration date.

  In the exchange offer:

  . we will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of exchange notes; and

  . you may withdraw tenders of outstanding notes at any time before the exchange offer expires.

Resales of the exchange notes

  You may sell the exchange notes in the over-the-counter market, in negotiated transactions or through a combination of those methods.

                     ------------------------------------

  Investing in the exchange notes involves risks, which we describe in the "Risk Factors" section beginning on page 29 of this prospectus.

                     ------------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                     ------------------------------------

                    The date of this prospectus is        .

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Where You Can Find More
 Information........................    i
Incorporation by Reference..........   ii
Summary.............................    1
Risk Factors........................   29
Cautionary Statement Regarding
 Forward-Looking Statements.........   38
Use of Proceeds.....................   38
Ratio of Earnings to Fixed Charges
 and Preferred Dividends............   38
Pro Forma Ratio of Earnings to Fixed
 Charges and Preferred Dividends....   38

                                                                       Page
                                                                       ----
Capitalization........................................................  40
The Exchange Offer....................................................  41
Description of the Exchange Notes.....................................  51
Book-Entry Procedures and Settlement..................................  88
Certain Income Tax Consequences.......................................  90
Plan of Distribution..................................................  94
Legal Matters.........................................................  94
Experts...............................................................  94
Service of Process and Enforcement of Liabilities.....................  95

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents, without including that information or delivering it with this prospectus. We provide a list of all documents we incorporate by reference in this prospectus under "Incorporation by Reference" on page ii.

   You may read and copy the information that we incorporate in this prospectus by reference as well as other reports, proxy statements and other information that we and our parent company, Global Crossing Ltd., file with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the public reference room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also review reports and other information concerning Global Crossing Ltd. at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

   You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address:

      Investor Relations
      Global Crossing Holdings Ltd.
      360 N. Crescent Drive
      Beverly Hills, CA 90210
      310-385-5200

   To obtain timely delivery of those materials, you must request the information no later than five business days before the expiration date of the exchange offer.

                           INCORPORATION BY REFERENCE

   We incorporate by reference in this prospectus the information contained in the following documents:

  . our annual report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Form 10-K/A;

  . the annual report on Form 10-K for the fiscal year ended December 31, 1998 of our parent company, Global Crossing Ltd.;

  . our quarterly reports on Form 10-Q for the quarters ending March 31, 1999, as amended by Form 10-Q/A, June 30, 1999 and September 30, 1999;

  . the quarterly reports on Form 10-Q for the quarters ending March 31, 1999, June 30, 1999 and September 30, 1999 of Global Crossing Ltd.;

  . our current reports on Form 8-K filed on February 1, 1999; March 19, 1999; May 18, 1999; May 21, 1999; May 26, 1999; July 20, 1999; September
     3, 1999; September 10, 1999; September 30, 1999; December 3, 1999;
     December 8, 1999; and January 11, 2000;

  . the current reports on Form 8-K of Global Crossing Ltd. filed on February 2, 1999; February 3, 1999; February 24, 1999; March 19, 1999;
     April 26, 1999; May 18, 1999; May 21, 1999; May 26, 1999; July 16, 1999;
     July 20, 1999; September 3, 1999; September 10, 1999; September 30, 1999; October 12, 1999; October 21, 1999; December 3, 1999; December 8, 1999; and January 11, 2000;

  . the registration statement on Form S-4 (File No. 333-86693), filed with the SEC on September 8, 1999, of Global Crossing Ltd., including those filings with the SEC made by Frontier Corporation which are incorporated by reference into that registration statement on page 172;

  . the quarterly report on Form 10-Q for the quarter ending September 30, 1999 of Frontier;

  . the current reports on From 8-K of Frontier filed on September 30, 1999; October 7, 1999; and October 12, 1999; and

  . all documents that we and Global Crossing Ltd. file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until we complete the exchange offer.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" on page i.

   Information that we and Global Crossing Ltd. file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information were included in this prospectus.

                               ----------------

   The Bermuda Monetary Authority has given its consent to the issue and the transfer of the exchange notes. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our credit worthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

   The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under that Act, to purchase any shares in our capital stock or any debt securities that we may issue. Under the terms of the consent given to us by the Bermuda Monetary Authority, the issuance and transfer of the exchange notes between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes may be effected without further permission from the Bermuda Monetary Authority.

                               ----------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

   Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Uniform Securities Act with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                                    SUMMARY

   This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. To understand this exchange offer, you should read the entire prospectus and the documents incorporated by reference before making an investment decision.

                              Global Crossing Ltd.

   Global Crossing Ltd., our parent company, is building and offering services over the world's first global fiber optic network, consisting of 97,200 announced route miles and serving five continents, 24 countries and more than 200 major cities. Upon completion of its currently announced systems, the Global Crossing network and its telecommunications and Internet product offerings will be available to over 80% of the world's international communications traffic.

   Global Crossing Ltd. is included in both the S&P 500 index and the Nasdaq 100 index. Its operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California; Morristown, New Jersey; and Rochester, New York.

                         Global Crossing Holdings Ltd.

   We are a wholly-owned subsidiary of Global Crossing Ltd. We are incorporated in Bermuda, and the address of our principal executive offices is Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our web site located at www.globalcrossing.com.

                               The Exchange Offer

   On November 19, 1999, we completed the private offering of the outstanding notes. In connection with that offering, we and Global Crossing Ltd. entered into a registration rights agreement with the initial purchasers in the private offering. In that agreement, we and Global Crossing Ltd. agreed to deliver to you this prospectus, and we agreed to complete the exchange offer in 180 days after the date of the original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which have substantially identical terms with the outstanding notes, except that:

  . the exchange notes have been registered under the Securities Act and are freely tradeable; and

  . the special interest which would be payable on the outstanding notes in specified circumstances relating to our failure to complete the exchange offer within 180 days after the original issuance of the outstanding notes is no longer applicable.

   The following section summarizes the terms of the exchange offer:

The exchange offer......  We are offering to exchange both series of the outstanding notes. We are offering to exchange up to:

                             . $900,000,000 aggregate principal amount of exchange notes due 2006 for up to the same amount of outstanding notes due 2006; and

                             . $1,100,000,000 aggregate principal amount of exchange notes due 2009 for up to the same amount of outstanding notes due 2009.

                          You may exchange outstanding notes only in amounts which are multiples of $1,000.

Resales.................  Based on an interpretation by the staff of the SEC outlined in a series of no-action letters issued to third parties, including Exxon Capital Holdings Corporation and Morgan Stanley & Co. Incorporated, we believe that you may offer the exchange notes for resale and resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, as long as you:

                             .  are acquiring the exchange notes in the
                                ordinary course of your business; and

                             . have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the exchange notes.

                          However, you may not rely on the previous paragraph and must comply with the registration and prospectus delivery provisions of the Securities Act if you:

                             . are an affiliate of ours within the meaning of Rule 405 under the Securities Act;

                             . do not acquire exchange notes in the ordinary course of your business; or

                             .  tender in the exchange offer with the
                                intention to participate or for the purpose of participating in a distribution of exchange notes.

Expiration..............  The exchange offer will expire at 5:00 p.m., New York
                          City time, on         , or on a later date and time
                          if we decide to extend the exchange offer. We refer to the date on which the exchange offer will expire as the "expiration date".

Withdrawal of tenders...  You may withdraw any outstanding notes that you tender in the exchange offer at any time before the expiration date. We will return without expense to you any outstanding notes not accepted for exchange for any reason promptly after the expiration or termination of the exchange offer.

Certain conditions to
 the exchange offer.....
                          The exchange offer is subject to customary conditions, which we may waive. Please read the section "The Exchange Offer--Certain Conditions to the Exchange Offer" on page 43.

Procedures for
 tendering outstanding
 notes..................  If you wish to accept the exchange offer, you must:

                             . complete, sign and date the accompanying letter of transmittal or a facsimile of that letter according to the instructions contained in this prospectus and that letter;

                             .  mail or otherwise deliver the letter of
                                transmittal or a facsimile of that letter, together with the outstanding notes and any other required documents, to the exchange agent at the address indicated on the cover page of the letter of transmittal; or

                             . if you hold outstanding notes through the DTC and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of the DTC, by which you will agree to be bound by the letter of transmittal.

                          By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                             . any exchange notes that you receive will be acquired in the ordinary course of your business;

                             . you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

                             . if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

                             . you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special procedures for
 beneficial owners......
                          If you are a beneficial owner of outstanding notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal, you must either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered owner. However, the transfer of registered ownership may take considerable time, and you may not be able to complete it before the expiration date.

Guaranteed delivery       If you wish to tender your outstanding notes and (1)
 procedures.............  your outstanding notes are not immediately available or (2) you cannot deliver your outstanding notes, the letter of transmittal or any other document required by the letter of transmittal or (3) you are unable to comply with the applicable procedures under the DTC's
                          Automated Tender Offer Program before the expiration date, you must tender your outstanding notes under the guaranteed delivery procedures outlined in this prospectus under "The Exchange Offer--Guaranteed
                          Delivery Procedures" on page 47.

Effect on some terms of
 the outstanding
 notes..................  Once we complete the exchange of all validly tendered outstanding notes in the exchange offer, we will have satisfied our obligation under the registration rights agreement to effect the exchange offer, and we will not be liable to pay special interest on the outstanding notes as described in that agreement. If you fail to tender your outstanding notes in the exchange offer, you will continue to hold outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for the rights under the registration rights agreement that by their terms terminate when the exchange offer is completed.

Some adverse
 consequences of
 failure to exchange....
                          We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer. In that case, the trading market for the outstanding notes will be adversely affected.

                          If you fail to tender your outstanding notes in the exchange offer, your notes will continue to be subject to the transfer restrictions outlined in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

                          We do not intend to register any outstanding notes under the Securities Act other than in the exchange offer.

Certain income tax
 considerations.........
                          The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for
                          (1) United States federal income tax purposes or (2) Bermuda income tax purposes.

Use of proceeds.........  We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange agent..........  The exchange agent for the exchange offer will be
                          United States Trust Company of New York. You may find the exchange agent's address and telephone number in "The Exchange Offer--Exchange Agent" on page 48.

                               The Exchange Notes

Issuer..................  Global Crossing Holdings Ltd., a Bermuda company

Securities offered......  $2,000,000,000 aggregate principal amount of exchange notes, which we will issue in two series:

                             .  $900,000,000 9 1/8% senior notes due 2006; and

                             .  $1,100,000,000 9 1/2% senior notes due 2009

Guarantor...............  Global Crossing Ltd., our parent company

Maturity................  The 2006 exchange notes will mature on November 15,
                          2006. The 2009 exchange notes will mature on November 15, 2009.

Interest................  The 2006 exchange notes will bear interest at the rate of 9 1/8% per year. The 2009 exchange notes will bear interest at the rate of 9 1/2% per year. We will pay interest on the exchange notes on May 15 and November 15 of each year, beginning on May 15, 2000.

Ranking.................  The exchange notes are unsecured and rank equally with all our other senior unsecured debt. We are a holding company, and therefore the exchange notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

Redemption..............  We may redeem the 2006 exchange notes before maturity only in the case of a change of control redemption or a tax redemption described below. We may redeem the 2009 exchange notes in each of the following circumstances:

                          1. Optional redemption:

                               We may redeem some or all of the 2009 exchange
                             notes at any time on or after November 15, 2004. The redemption price equals 104.750% of the principal amount of the exchange notes if we redeem them in 2004, plus accrued and unpaid interest to the redemption date. Thereafter, this percentage gradually declines to 100% on and after November 15, 2007.

                          2. Equity offering redemption:

                               On or before November 15, 2002, we may redeem up
                             to 25% of the original principal amount of the 2009 exchange notes using the net proceeds of some equity offerings described under "Description of the Exchange Notes--Equity Offering Redemption" on page 53. The redemption price equals 109.50% of the principal amount of the 2009 exchange notes that we will redeem, plus accrued and unpaid interest to the redemption date.

                          3. Change of control redemption:

                               We may redeem all but not part of the exchange
                             notes of each series if we become subject to a change of control at a redemption price of 100% of the principal amount plus an applicable premium, described in "Description of the Exchange Notes-- Change of Control Redemption" on page 53, and any accrued and unpaid interest to the redemption date. We may redeem the 2006 exchange notes on these terms at any time. We may redeem the 2009 exchange notes on these terms at any time before November 15, 2004.

                          4. Tax redemption:

                               We may redeem all but not part of the exchange
                             notes of each series at a redemption price equal to 100% of the principal amount of the exchange notes, plus any accrued and unpaid interest to the redemption date, if there is a change in tax law requiring us to pay additional amounts. See "Description of the Exchange Notes--Optional Tax Redemption" on page 54.

Change of control put     If we become subject to a change of control, and we
right...................  do not redeem the exchange notes as discussed above, each holder of exchange notes will have the right to require us to purchase all or part of his or her exchange notes at 101% of the principal amount, plus any accrued and unpaid interest to the date of repurchase.

Covenants...............  The terms of the exchange notes limit our ability and the ability of some of our subsidiaries, Global Crossing Ltd. and Frontier, but not its subsidiaries, to, among other things:

                             .  sell assets;

                             .  make restricted payments;

                             .  incur additional indebtedness;

                             .  create liens;

                             . place restrictions on distributions and other payments;

                             . issue or sell equity interests of restricted subsidiaries;

                             .  merge or consolidate with or transfer
                                substantial assets to another entity;

                             .  engage in transactions with related persons;
                                and

                             . engage in any business other than permitted businesses.

                          These limitations are subject to important exceptions and qualifications discussed in "Description of the Exchange Notes--Repurchase at the Option of Holders" on page 57 and "--Covenants" on page 59.

                   Selected historical financial information

   Global Crossing Holdings acquired the Global Marine Systems business of Cable & Wireless Plc on July 2, 1999. Global Crossing Ltd. acquired Frontier on September 28, 1999.

   On November 15, 1999, Global Crossing Ltd. announced an agreement to form a joint venture with Hutchison Whampoa Limited, to be called Hutchison Global Crossing, and the related issuance of $400 million aggregate liquidation preference of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing Ltd. to Hutchison. On November 24, 1999, Global Crossing Holdings acquired Racal Telecom, a group of wholly-owned subsidiaries of Racal Electronics plc.

   Also on November 24, 1999, Global Crossing Ltd. formed, together with Softbank Corp. and Microsoft Corporation, a new joint venture company called Asia Global Crossing. Global Crossing Ltd. has contributed to Asia Global Crossing its 57.75% ownership interest in Pacific Crossing and its development rights in East Asia Crossing. Among other things, each of Softbank and Microsoft contributed $175 million in cash to Asia Global Crossing.

   In the following tables, we provide selected historical financial information for (1) Global Crossing Ltd., (2) Global Crossing Holdings, (3) Global Marine Systems, (4) Frontier, (5) Racal Telecom and (6) HCL Holdings Limited, a group of wholly-owned subsidiaries of Hutchison Whampoa Limited which will be contributed into the Hutchison Global Crossing joint venture. We do not provide any separate historical financial information relating to the Asia Global Crossing joint venture, as all relevant historical financial information is reflected in the historical financial information of Global Crossing Ltd. and Global Crossing Holdings.

   The selected historical financial information presented in the following tables has been derived from the audited and unaudited financial statements of Global Crossing Ltd., Global Crossing Holdings, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings for the periods presented. This information is only a summary, and you should read it together with the more detailed historical financial information included or incorporated by reference in this document. For instructions on how to obtain information incorporated by reference, see "Where You Can Find More Information" on page i.

Global Crossing Ltd. selected historical financial information

   The table below shows the selected historical financial information for Global Crossing Ltd. This information has been prepared using the consolidated financial statements of Global Crossing Ltd. as of the dates indicated and for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The consolidated income statement data below for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1998 and the consolidated balance sheet data as of December 31, 1998 and 1997 have been derived from financial statements audited by Arthur Andersen & Co., independent public accountants, which are incorporated by reference in this document. We derived the remaining data from unaudited condensed consolidated financial statements.

   In reading the following selected historical financial information, please note the following:

  . The statement of operations data for the nine months ended September 30, 1999 includes the results of Global Marine Systems for the period from July 2, 1999, date of acquisition, through September 30, 1999. The Consolidated Balance Sheet as of September 30, 1999 includes amounts related to Global Marine Systems and Frontier.

  . On September 28, 1999, Global Crossing Ltd. announced the consummation of the merger with Frontier resulting in Frontier becoming a wholly-owned subsidiary of Global Crossing Ltd.

     Under the terms of the amended merger agreement for the Frontier transaction, Frontier shareholders received 2.05 Global Crossing common shares for each outstanding common share of Frontier for a total of approximately 355 million shares. Upon the effectiveness of the merger, the then outstanding and unexercised options exercisable for shares of Frontier common stock were converted into options exercisable for an aggregate of approximately 25 million shares of Global Crossing common stock, having the same terms and conditions as the Frontier options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 2.05. The purchase price of $10.3 billion reflects a Global Crossing stock price of $22 15/16 per share, the average closing price of Global Crossing common stock from September 1, 1999 through September 3, 1999, and includes long term debt, accrued interest and Frontier options assumed by Global Crossing Ltd. For accounting purposes, the merger with Global Crossing Ltd. is deemed to have occurred as of the close of business on September 30, 1999.

  . On July 2, 1999, Global Crossing Ltd. acquired the Global Marine Systems business of Cable & Wireless Plc in a transaction valued at approximately $870 million, consisting of a combination of cash and assumed indebtedness. Global Crossing Ltd. initially financed the acquisition with committed bank financing in the amount of $600 million and the remainder with cash on hand.

  . On May 16, 1999, Global Crossing Ltd. entered into a definitive agreement to merge with U S WEST, Inc. The new company would have been 50% owned by Global Crossing Ltd./Frontier shareholders and 50% owned by U S WEST shareholders. As part of the transaction, U S WEST made a cash tender offer for approximately 9.49% of Global Crossing common stock. The tender offer was completed, with U S WEST acquiring 39,259,305 shares, on June 21, 1999. On July 18, 1999, Global Crossing Ltd. and U S WEST agreed to terminate their merger agreement, and U S WEST agreed to merge with Qwest Communications International Inc. As a result, U S WEST paid Global Crossing Ltd. a termination fee of $140 million in cash and returned 2,231,076 shares of Global Crossing common stock purchased in the tender offer, and Qwest committed to purchase capacity on the Global Crossing network at established market unit prices for delivery over the next four years and committed to make purchase price payments to Global Crossing Ltd. for this capacity of $140 million over the next two years. During the nine-months ended September 30, 1999, Global Crossing Ltd. recognized $210 million, net of merger related expenses, of other income in connection with the termination of the U S WEST merger agreement.

  . During the nine-month period ended September 30, 1999, Global Crossing Ltd. recorded a $15 million expense, net of tax benefit, due to the adoption of Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities". See the "Cumulative effect of change in accounting principles" item in the Statement of Operations Data.

  . During the nine months ended September 30, 1999 and 1998 and the year ended December 31, 1998, Global Crossing Ltd. recognized $39 million, $33 million and $39 million, respectively, of stock-related expense relating to stock options and rights to purchase stock issued during that period which entitle the holders to purchase common stock. See the "Stock-related expense" item in the Statement of Operations Data.

  . The "Termination of advisory services agreement" item in the Statement of Operations Data includes a charge for the termination of the advisory services agreement as of June 30, 1998. Global Crossing Ltd. acquired the rights from those entitled to fees payable under the advisory services agreement in consideration for the issuance of common stock having an aggregate value of $135 million and the cancellation of approximately $3 million owed to Global Crossing Ltd. under a related advance agreement. As a result of this transaction, Global Crossing Ltd. recorded a non-recurring charge in the approximate amount of $138 million during the nine-month period ended September 30, 1998 and the year ended December 31, 1998. In addition, Global Crossing Ltd. recognized as an expense approximately $2 million of advisory fees incurred prior to termination of the contract.

  . The "Provision for income taxes" item in the Statement of Operations Data reflects income taxes on profits earned during the periods presented in jurisdictions where Global Crossing Ltd. has a taxable presence. A significant portion of Global Crossing Ltd.'s operating losses have been incurred in non-taxable jurisdictions, and, therefore, these operating losses cannot be applied to offset Global Crossing Ltd.'s future taxable earnings.

  . In July 1999, Global Crossing Ltd. recognized an extraordinary loss resulting from the payoff of existing debt in connection with the commencement of its $3 billion senior secured credit facility, comprised of a write-off of $15 million of unamortized deferred financing costs.

  . On May 18, 1998, a portion of the proceeds from the issuance of the 9 5/8% Senior Notes due 2008 of Global Crossing Holdings was used to repurchase the 12% Senior Notes Due 2004 of Global Telesystems Holdings Ltd. Global Crossing Ltd. recognized an extraordinary loss of approximately $20 million in connection with this repurchase, comprised of a repurchase premium of approximately $10 million and a write-off of approximately $10 million of unamortized deferred financing costs. See the "Extraordinary loss on retirement of senior notes" item in the Statement of Operations Data.

  . The preferred stock dividends for the year ended December 31, 1998 include dividends from both the 10 1/2% Senior Exchangeable Preferred Stock due 2008 of Global Crossing Holdings and the 14% Senior Increasing Rate Redeemable Exchangeable Preferred Stock of Global Telesystems Holdings. The Global Crossing Holdings preferred stock is mandatorily redeemable on December 1, 2008 and exchangeable at any time by Global Crossing Holdings into notes. The Global Crossing Holdings preferred stock entitles the holders to receive cumulative compounding dividends at an annual rate of 10 1/2%. The dividends can be paid in cash on or prior to June 1, 2002 with the issuance of additional Global Crossing Holdings preferred stock at the option of Global Crossing Holdings.

    The holders of the Global Telesystems Holdings preferred stock were entitled to receive cumulative, compounding dividends at an initial annual rate of 14%. Preferred stock dividends include cumulative 14% dividends and amortization of the discount and issuance costs. Global Crossing Ltd. used proceeds from the Global Crossing Holdings Senior Notes to redeem all outstanding Global Telesystems Holdings preferred stock effective as of June 17, 1998. All dividends before the redemption had been paid through the issuance of additional preferred stock and charged against additional paid-in capital. See the "Preferred stock dividends" item in the Statement of Operations Data.

  . As a result of the redemption of the Global Telesystems Holdings preferred stock, Global Crossing Ltd. incurred a one-time $34 million charge against additional paid-in capital. The charge consisted of:
     (1) a $16 million charge for redemption premium and (2) a write-off of $18 million of unamortized discount and unamortized deferred financing costs. See the "Redemption of preferred stock" item in the Statement of Operations Data.

  . Global Crossing Ltd. granted warrants to Pacific Capital Group, Inc., a shareholder, and some of its affiliates for the Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing systems and related rights. The $275 million value of the common stock was allocated to "Construction in progress" in the amount of $112 million and as "Investment in affiliates" in the amount of $163 million. See the "Construction in progress, property, plant and equipment and capacity available for sale" item in the Balance Sheet Data.

  . The "Investment in affiliates" item in the Balance Sheet Data includes $163 million as of December 31, 1998 and September 30, 1999, respectively, representing the value of the warrants described in the bullet point immediately above applicable to the Pacific Crossing system.

  . The September 30, 1999 amount in the "Mandatorily redeemable preferred stock" item in the Balance Sheet Data includes (1) $500 million of Global Crossing Holdings preferred stock, less

     (2) $14 million reflecting the unamortized issuance costs. The December 31, 1998 amount includes (1) $500 million of Global Crossing Holdings preferred stock, less (2) $17 million reflecting the unamortized issuance costs. The December 31, 1997 amount includes (1) $100 million of the Global Telesystems Holdings preferred stock originally issued, plus (2) $10 million of Global Telesystems Holdings preferred stock issued as dividends on the originally issued Global Telesystems Holdings preferred stock, less (3) $19 million reflecting the unamortized discount and issue costs, plus $1 million of accrued dividends. Global Crossing Ltd. redeemed all outstanding Global Telesystems Holdings preferred stock effective as of June 17, 1998.

                     Global Crossing Ltd. and Subsidiaries
             (in thousands, except share and per share information)

                                                                                       Period from
                             For the Nine       For the Nine         For the          March 19, 1997
                             Months Ended       Months Ended       Year Ended     (Date of Inception) to
                          September 30, 1999 September 30, 1998 December 31, 1998   December 31, 1997
                          ------------------ ------------------ ----------------- ----------------------
                                       (unaudited)
Statement of Operations
 Data:
Revenues................     $   623,573        $   218,949        $   424,099         $       --
                             -----------        -----------        -----------         -----------
Expenses:
Cost of sales...........         279,307             90,438            178,492                 --
Operations,
 administration and
 maintenance............          41,885             10,652             18,056                 --
General and
 administrative.........          73,344             16,936             26,844               1,657
Sales and marketing.....          36,462             13,655             26,194               1,366
Network development.....          15,572              7,234             10,962                  78
Stock-related expense...          38,609             33,058             39,374                 --
Depreciation and
 amortization...........          16,370                545                --                  --
Goodwill amortization...           3,758                --                 --                  --
Provision for doubtful
 accounts...............          24,211              2,211              4,233                 --
Termination of advisory
 services agreement.....             --             139,669            139,669                 --
                             -----------        -----------        -----------         -----------
                                 529,518            314,398            443,824               3,101
                             -----------        -----------        -----------         -----------
Operating income
 (loss).................          94,055            (95,449)           (19,725)             (3,101)
Equity in loss of
 affiliates.............          (5,471)            (1,037)            (2,508)                --
Other income (expense):
 Interest income........          45,663             14,260             29,986               2,941
 Interest expense.......         (81,538)           (25,660)           (42,880)                --
 Other income, net......         215,982                --                 --                  --
Provision for income
 taxes..................        (110,055)           (16,332)           (33,067)                --
                             -----------        -----------        -----------         -----------
Income (loss) before
 cumulative effect of
 change in accounting
 principle and
 extraordinary item.....         158,636           (124,218)           (68,194)               (160)
Cumulative effect of
 change in accounting
 principle..............         (14,711)               --                 --                  --
Extraordinary loss on
 retirement of senior
 notes..................         (14,865)           (19,709)           (19,709)                --
                             -----------        -----------        -----------         -----------
Net income (loss).......         129,060           (143,927)           (87,903)               (160)
Preferred stock
 dividends..............         (41,313)            (8,306)           (12,681)            (12,690)
Redemption of preferred
 stock..................             --             (34,140)           (34,140)                --
                             -----------        -----------        -----------         -----------
Net income (loss)
 applicable to common
 shareholders...........     $    87,747        $  (186,373)       $  (134,724)        $   (12,850)
                             ===========        ===========        ===========         ===========
Net Income (Loss) per
 Common Share:
Income (loss) applicable
 to common shareholders
 before cumulative item
 and extraordinary
 effect of change in
 accounting principle
 Basic..................     $      0.28        $     (0.49)       $     (0.32)        $     (0.04)
                             ===========        ===========        ===========         ===========
 Diluted................     $      0.28        $     (0.49)       $     (0.32)        $     (0.04)
                             ===========        ===========        ===========         ===========
Shares used in computing
 basic and diluted loss
 per share:
 Basic..................     412,224,517        341,371,856        358,735,340         325,773,934
                             ===========        ===========        ===========         ===========
 Diluted................     423,967,291        341,371,856        358,735,340         325,773,934
                             ===========        ===========        ===========         ===========

                     Global Crossing Ltd. and Subsidiaries
                                 (in thousands)

                                                            December 31,
                                           September 30, --------------------
                                               1999         1998       1997
                                           ------------- ----------  --------
                                            (unaudited)
Balance Sheet Data:
Current assets including cash and
 investments and restricted cash and
 investments..............................  $ 1,108,936  $  976,615  $ 27,744
Long-term restricted cash and
 investments..............................      297,088     367,600       --
Long-term accounts receivable.............       56,520      43,315       --
Construction in progress, property, plant
 and equipment and capacity available for
 sale.....................................    4,614,652   1,008,556   518,519
Goodwill, net.............................    8,439,758         --        --
Investment in affiliates..................      224,960     177,334       --
Other assets..............................      593,812      65,757    25,934
                                            -----------  ----------  --------
    Total assets..........................  $15,335,726  $2,639,177  $572,197
                                            ===========  ==========  ========

Current liabilities.......................  $ 1,363,225  $  256,265  $ 90,817
Long-term debt............................    3,854,255   1,066,093   312,325
Deferred revenue..........................      112,681      25,325       --
Obligations under inland service
 agreements and capital leases............      139,588      24,520     3,009
Deferred credits and other................      147,729       9,654       --
                                            -----------  ----------  --------
    Total liabilities.....................    5,617,478   1,381,857   406,151
Mandatorily redeemable preferred stock....      485,647     483,000    91,925
Shareholders' equity
  Common stock............................        7,899       4,328     3,258
  Treasury stock..........................     (209,415)   (209,415)      --
  Other shareholders' equity..............    9,393,120   1,067,470    71,023
  Accumulated deficit.....................       40,997     (88,063)     (160)
                                            -----------  ----------  --------
    Total shareholders' equity............    9,232,601     774,320    74,121
                                            -----------  ----------  --------
    Total liabilities and shareholders'
     equity...............................  $15,335,726  $2,639,177  $572,197
                                            ===========  ==========  ========

Global Crossing Holdings selected historical financial information

   The table below shows selected historical financial information for Global Crossing Holdings. This information has been prepared using the consolidated financial statements of Global Crossing Holdings as of the dates indicated and for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The consolidated income statement data below for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1998 and the consolidated balance sheet data as of December 31, 1998 and 1997 have been derived from financial statements audited by Arthur Andersen & Co., independent public accountants, which are incorporated by reference in this document. We derived the remaining data from unaudited condensed consolidated financial statements.

                             For the Nine       For the Nine      For the Year    For the period from
                             Months Ended       Months Ended          Ended        March 19, 1997 to
                          September 30, 1999 September 30, 1998 December 31, 1998  December 31, 1997
                          ------------------ ------------------ ----------------- -------------------
                                       (unaudited)
                                                        (in thousands)
Revenue.................      $  623,573          $218,949         $  424,099          $    --
Income (loss) from
 continuing operations..          72,773          $(94,009)           (29,406)             (160)
Total assets ...........       4,207,194                            2,644,900           572,197
Long-term obligations,
 including capital
 leases and redeemable
 preferred stock .......      $2,678,840                           $1,573,613          $315,334

Global Marine Systems selected historical financial information

   The table below shows selected historical financial information for Global Marine Systems presented in United States GAAP. This information has been prepared using the combined financial statements of Global Marine Systems as of the dates indicated and for each of the fiscal years in the five-year period ended March 31, 1999. The combined income statement data below for each of the three fiscal years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from financial statements audited by KPMG Audit Plc, chartered accountants, which are incorporated by reference in this document. The combined income statement data below for each of the fiscal years ended March 31, 1996 and 1995 and the combined balance sheet data as of March 31, 1997, 1996 and 1995 were derived from management accounts.

   The unaudited translations of Global Marine Systems' sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                      For the Years Ended March 31,
                         ----------------------------------------------------------------------------------------
                                   1999                1998            1997            1996            1995
                         ------------------------ --------------- --------------- --------------- ---------------
                                                                                            (unaudited)
                                                              (in thousands)
Operating revenues...... $347,335 (Pounds)209,997 (Pounds)170,953 (Pounds)181,987 (Pounds)147,996 (Pounds) 79,778
Income from continuing
 operations.............   47,051          28,447          13,843          18,992          26,923          10,829
Total assets............  753,333         466,749         441,899         380,635         359,148         235,459
Long-term obligations... $261,923 (Pounds)162,282 (Pounds)198,055 (Pounds)163,209 (Pounds)167,454 (Pounds) 54,900

Frontier selected historical financial information

   The table below shows selected historical financial information for Frontier. This information has been prepared using the consolidated financial statements of Frontier as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The consolidated income statement data below for each of the fiscal years in the five-year period ending December 31, 1998 and the consolidated balance sheet data as of December 31, 1994 through December 31, 1998 have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, of which the financial statements for the three-year period ending December 31, 1998 are incorporated by reference in this document. Global Crossing Ltd. derived the remaining data from unaudited consolidated financial statements, which are incorporated by reference in this document.

   Revenues have been impacted by the following acquisitions for the periods presented:

  . On February 27, 1998, Frontier acquired GlobalCenter Inc., a leading provider in digital distribution, Internet and data services headquartered in Sunnyvale, California. Frontier acquired all of the outstanding shares of GlobalCenter and issued 6.4 million shares to effect this merger. At the time of the merger, GlobalCenter had 1.1 million stock options and warrants outstanding as converted into Frontier equivalents. This transaction was accounted for using the pooling of interests method of accounting and, accordingly, historical information has been restated to include GlobalCenter.

  . In August 1995, Frontier merged with ALC Communications Corporation. Frontier exchanged two shares of its common stock for each ALC common share. The total shares issued by Frontier to effect the merger were
     69.2 million. In March 1995, Frontier acquired American Sharecom Inc. Frontier acquired all of the outstanding shares of American Sharecom for approximately 8.7 million shares of Frontier common stock. These transactions were accounted for as poolings of interests and, accordingly, historical information has been restated to include ALC and American Sharecom.

  . In 1995, Frontier paid $318.4 million in cash for several acquisitions that were accounted for as purchases. These purchase acquisitions were Minnesota Southern Cellular Telephone Company, ConferTech International, Inc., WCT Communications, Inc., Enhanced Telemanagement, Schneider Communications, Inc. and Schneider Communications' 80.8 percent interest in LinkUSA Corporation and Link-VTC, Inc. In February 1996, Frontier acquired the remaining 19.2 percent interest in LinkUSA Corporation for $2.3 million in cash, and in June 1996 made a payment of $4.3 million to Link-VTC, Inc. in settlement of the original earnout agreement.

   The following extraordinary, unusual or infrequently occurring items have impacted net income for the periods presented:

  . During the nine-month period ended September 30, 1999, Frontier recorded a $74.5 million charge for costs related to the merger with Global Crossing Ltd. These charges primarily include investment banker fees, legal fees, accelerated restricted stock compensation and other direct costs.

  . In the first quarter of 1998, Frontier recorded a pre-tax charge of $6.5 million associated with the acquisition of GlobalCenter. These charges included investment banker fees, legal fees and other direct costs.

  . In October 1997, Frontier recorded a pre-tax charge of $86.8 million consisting of a restructuring charge of $43.0 million and a provision for asset and lease impairments of $43.8 million. The restructuring charge was primarily associated with a workforce reduction, program cancellations and discontinuing some product lines. The provision for asset and lease impairments primarily relates to long term assets and some lease obligations Frontier was in the process of disposing of or exiting.

  . In March 1997, Frontier recorded a $96.6 million pre-tax charge primarily related to the write-off of certain leased network facilities no longer required as a result of the migration of Frontier's major carrier customer's one-plus traffic volume to other networks and Frontier's overall network integration efforts.

  . In November 1996, Frontier recorded a $48.8 million pre-tax charge. This charge included $28.0 million for the curtailment of specified Frontier pension plans and a $20.8 million charge primarily to the write-off of unrecoverable product development costs for its conference calling product line.

  . In December 1996, Frontier, through GlobalCenter, recorded a pre-tax charge of $18.9 million related to the write-off of in-process product development costs associated with the 1996 merger with GCIS, an Internet management services company.

  . Frontier's 1995 operating results reflect pre-tax acquisition related charges of $114.2 million associated with the integration of a number of long distance companies acquired during the year, including the August 1995 merger with ALC Communications.

  . Frontier determined in 1995 that Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation", was no longer applicable based upon changes in regulation, increasingly rapid advancements in telecommunications technology and other factors creating competitive markets. As a result of the discontinuance of FAS 71, Frontier recorded a non-cash extraordinary charge of $112.1 million, net of an income tax benefit of $68.4 million, as of September 30, 1995. Frontier also recorded a $9.0 million loss on the early extinguishment of debt in 1995.

                     Frontier Corporation and Subsidiaries
                  (in thousands, except per share information)

                           Nine Months   Nine Months
                              Ended         Ended                    Year Ended December 31,
                          September 30, September 30, ----------------------------------------------------------
                              1999          1998         1998        1997        1996        1995        1994
                          ------------- ------------- ----------  ----------  ----------  ----------  ----------
                                  (unaudited)
Consolidated Statements
 of Income:
Revenues................   $ 1,995,556   $1,938,522   $2,593,558  $2,374,809  $2,588,519  $2,150,328  $1,667,545
Costs and expenses......     1,835,514    1,708,518    2,276,162   2,288,651   2,220,296   1,865,492   1,341,919
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Operating income........       160,042      230,004      317,396      86,158     368,223     284,836     325,626
Interest expense........        48,739       39,516       55,318      48,239      43,312      53,572      50,216
Other income, net of
 other expense..........        19,643       33,480       45,025      38,070      15,850      14,991      20,922
Income taxes............        77,181       96,634      129,560      44,188     142,556     101,126     109,078
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............        53,765      127,334      177,543      31,801     198,205     145,129     187,254
Extraordinary items.....           --           --           --          --          --     (121,208)        --
Cumulative effect of
 changes in accounting
 principles.............           --        (1,755)      (1,755)        --       (8,018)     (1,477)     (7,197)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Consolidated net
 income.................        53,765      125,579      175,788      31,801     190,187      22,444     180,057
Dividends on preferred
 stock..................          (510)        (754)      (1,005)     (1,019)     (1,182)     (1,191)     (1,187)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income applicable to
 common stock...........   $    53,255   $  124,825   $  174,783  $   30,782  $  189,005  $   21,253  $  178,870
                           ===========   ==========   ==========  ==========  ==========  ==========  ==========
Earnings per common
 share:
Income before
 extraordinary item and
 cumulative effect of
 changes in accounting
 principles
 Basic..................                              $     1.03  $      .18  $     1.19  $      .94  $     1.26
 Diluted................                                    1.02         .18        1.18         .88        1.16
Cash dividends declared
 per common share.......   $      .100   $     .668   $      .89  $     .875  $     .855  $     .835  $     .815
Consolidated Balance
 Sheets (at period end):
Current assets..........   $   644,023                $  566,674  $  490,305  $  477,761  $  524,200  $  673,826
Property, plant and
 equipment, net.........     2,189,138                 1,677,559   1,046,884     975,982     883,046   1,034,442
Goodwill and customer
 base, net..............     7,794,241                   484,015     517,754     538,296     550,081     222,442
Deferred and other
 assets.................       431,614                   330,495     432,977     237,353     154,088     130,084
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total assets...........   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========
Current liabilities.....   $   750,974                $  567,697  $  492,978  $  424,397  $  506,073  $  305,698
Long-term debt..........     1,800,651                 1,350,821     934,681     677,570     618,867     661,549
Other long-term
 liabilities............        31,928                       --          --          --          --          --
Deferred income taxes...           --                     40,046      10,927       2,542      15,644      98,217
Deferred employee
 benefits obligation....        89,596                    81,925      74,965      57,573      58,385      46,001
Shareholder's equity....     8,385,867                 1,018,254     974,369   1,067,310     912,446     949,329
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total liabilities and
  shareholders' equity..   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========

Racal Telecom selected historical financial information

   The table below shows selected historical financial information for Racal Telecom prepared in United States GAAP. This information has been prepared using the combined financial statements of Racal Telecom as of the dates indicated and for each of the fiscal years in the three-year period ended March 31, 1999. The combined income statement data below for each of the two years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from financial statements audited by Deloitte & Touche, chartered accountants, which are incorporated by reference in this document. We derived the remaining data from unaudited combined financial statements.

   The unaudited translations of Racal Telecom's sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                         For the Years Ended March 31,
                          ------------------------------------------------------------
                                     1999                   1998            1997
                          ---------------------------  --------------- ---------------
                          (unaudited)         (in thousands)
Revenues................   $492,130   (Pounds)295,800  (Pounds)273,000 (Pounds)260,000
Income (loss) from
 continuing operations..    (30,450)          (18,300)          12,100          16,000
Total assets............    656,250           401,200          355,900         311,700
Long-term obligations...   $118,920   (Pounds) 72,700  (Pounds) 86,400 (Pounds)101,200

HCL Holdings selected historical financial information

   The table below shows selected historical financial information for HCL Holdings prepared in United States GAAP. This information has been prepared using the combined financial statements of HCL Holdings as of the dates indicated and for each of the years in the three-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The combined financial information below as of and for each of the three years ended December 31, 1998 were derived from financial statements audited by PricewaterhouseCoopers, certified public accountants, which are incorporated by reference in this document. The combined financial information below as of and for the nine months ended September 30, 1999 and 1998 were derived from unaudited combined financial statements.

                          For the Nine   For the Nine
                          Months Ended   Months Ended    For the Years Ended December 31,
                          September 30,  September 30, --------------------------------------
                              1999           1998          1998          1997         1996
                          -------------  ------------- ------------  ------------  ----------
                                  (unaudited)
                                                   (in thousands)
Revenues................  HK$  615,940    HK$ 735,933  HK$  950,120  HK$1,262,106  HK$790,995
Income (loss) from
 continuing operations..      (190,748)   HK$(177,318)     (279,526)     (356,847)   (153,626)
Total assets............     2,364,497                    1,857,539     1,369,610     705,687
Long-term obligations...  HK$3,022,594                 HK$2,306,024  HK$1,403,847  HK$704,586

   The unaudited translations of HCL Holdings' Hong Kong dollar amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999. The convenience translations should not be construed as representations that the Hong Kong dollar amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                     For the Nine  For the Year
                                                     Months Ended     Ended
                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                            (unaudited)
                                                           (in thousands)
      Revenues......................................   $ 79,429      $122,664
      Income (loss) from continuing operations......    (24,598)      (36,088)
      Total assets..................................    304,401       239,794
      Long-term obligations.........................   $389,123      $297,690

                          Recent Financial Development

   As a result of Financial Accounting Standards Board (FASB) Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" (FIN
43), which became effective July 1, 1999, certain sales of capacity may no longer be recognized as revenue at the time the circuits are activated. We believe that our sales of subsea capacity will continue to be recognized as revenue upon activation of those circuits, because we believe that subsea capacity contracts meet the conditions for sales type lease accounting. Beginning July 1, 1999, revenues from the sale of terrestrial backhaul circuits are being amortized over the terms of the contracts. The result was a deferral of $16 million of revenue related to terrestrial backhaul circuits activated during the third quarter. Previously, these circuits would have been recognized as current revenue. This deferral in revenue recognition has no impact on cash flow. We note that accounting practice and authoritative guidance on this subject are still evolving, with resolution expected within the next several months.

   With the acquisition of Frontier completed, we now expect services to be a significant source of revenue on each of the Global Crossing systems. Therefore, beginning October 1, 1999, we initiated service contract accounting for our subsea systems. Under service contract accounting, the investment in both subsea and terrestrial systems will be depreciated over their economic lives, and revenues related to service contracts will be recognized over the terms of the contracts. However, revenues and costs related to the sale of indefeasible rights of use for subsea circuits will continue to be recognized upon activation when appropriate. If we had adopted service contract accounting effective January 1, 1999, there would not have been a material impact on our results of operations during the year.

                              Global Crossing Ltd.

               Selected unaudited pro forma financial information

   The following unaudited pro forma condensed combined financial information of Global Crossing Ltd., Global Marine Systems, Frontier, Racal Telecom and the Hutchison Global Crossing joint venture, which we refer to as "Pro Forma Global Crossing Ltd.", has been prepared to demonstrate how these companies or businesses might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing Ltd., (5) the offering of the 6 3/8% cumulative convertible preferred stock of Global Crossing Ltd. completed on November 5, 1999, (6) the offering of the outstanding notes of Global Crossing Holdings completed on November 19, 1999 and the application of the net proceeds of that offering and (7) the offering of the 7% cumulative convertible preferred stock of Global Crossing Ltd. completed on December 15, 1999 had been completed as of the dates or at the beginning of the periods presented. This pro forma information does not give effect to the $350 million cash received in connection with the formation of the Asia Global Crossing joint venture.

   Global Crossing Ltd. has prepared the pro forma financial information using the purchase method of accounting. Global Crossing Ltd. expects that it will have reorganization and restructuring expenses and potential synergies relating to the acquisitions of Global Marine Systems and Racal Telecom, the Hutchison Global Crossing joint venture and the acquisition of Frontier's long distance business and increased opportunities to earn more revenue as a result of those transactions. The unaudited pro forma information does not reflect these expenses and synergies.

   The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Global Marine Systems, Frontier and Racal Telecom acquisitions and the Hutchison Global Crossing joint venture had taken place earlier or the future results that the companies will experience after completion of these transactions.

   These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Global Crossing Ltd., Global Marine Systems, Frontier, Racal Telecom and HCL Holdings, which are incorporated by reference in this document.

   Global Crossing Ltd. has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of those acquisition costs being attributable to goodwill. Global Crossing Ltd. is in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired, and their related useful lives, including goodwill, may change. The initial evaluation of goodwill anticipates a useful life of 25 years.

                         Pro Forma Global Crossing Ltd.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                            as of September 30, 1999
                                 (in thousands)

                             Global                       Racal         Racal         Hutchison      Global
                            Crossing      Financing      Telecom       Telecom     Global Crossing  Crossing
                          Historical(1) Adjustments(2) Pro Forma(3) Adjustments(4) Adjustments(5)   Pro Forma
                          ------------- -------------- ------------ -------------- --------------- -----------
ASSETS
Current Assets:
 Cash, restricted cash
  and investments.......   $   319,169   $ 3,571,800     $ 28,872    $(1,650,000)     $(50,000)    $ 1,839,243
                                          (1,480,598)                  1,100,000
 Accounts receivable,
  net...................       623,170           --       107,933            --            --          731,103
 Prepaid and other......       166,597           --        47,813            --            --          214,410
                           -----------   -----------     --------    -----------      --------     -----------
   Total current
    assets..............     1,108,936     2,091,202      184,618       (550,000)      (50,000)      2,784,756
Restricted cash and cash
 equivalents............       297,088           --           --             --            --          297,088
Accounts receivable.....        56,520           --           --             --            --           56,520
Property, plant and
 equipment, net.........     2,541,883           --       416,176            --        (83,800)      2,874,259
Construction in
 process................     2,072,769           --           --             --            --        2,072,769
Goodwill and other
 intangibles, net.......     8,439,758           --           --       1,562,857           --       10,002,615
Other assets, net.......       593,812        29,700       54,887         29,787           --          677,371
                                             (30,815)
Investment in
 affiliates.............       224,960           --         5,013            --        538,800         768,773
                           -----------   -----------     --------    -----------      --------     -----------
   Total Assets.........   $15,335,726   $ 2,090,087     $660,694    $ 1,042,644      $405,000     $19,534,151
                           ===========   ===========     ========    ===========      ========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Short-term debt........   $       --    $       --      $249,861    $       --       $    --      $   249,861
 Accrued construction
  costs.................       181,353           --           --             --            --          181,353
 Accounts payable and
  accrued expenses......       818,265         2,750      141,615         48,287         5,000       1,015,917
 Other current
  liabilities...........       363,607           --        14,975            --            --          378,582
                           -----------   -----------     --------    -----------      --------     -----------
   Total current
    liabilities.........     1,363,225         2,750      406,451         48,287         5,000       1,825,713
Long-term debt..........     3,088,913    (1,480,598)     102,223      1,100,000           --        2,810,538
Senior notes............       765,342     2,000,000          --             --            --        2,765,342
Deferred credits and
 other..................       399,998           --        46,377            --            --          446,375
                           -----------   -----------     --------    -----------      --------     -----------
   Total Liabilities....     5,617,478       522,152      555,051      1,148,287         5,000       7,847,968
                           -----------   -----------     --------    -----------      --------     -----------
Mandatorily Redeemable
 Preferred Stock........       485,647           --           --             --            --          485,647
Shareholders' equity:
 6 3/8% Cumulative
  Convertible Preferred
  Stock.................           --        969,000          --             --        400,000       1,369,000
 7% Cumulative
  Convertible Preferred
  Stock.................           --        629,750          --             --            --          629,750
 Common stock...........         7,899           --        32,728        (32,728)          --            7,899
 Other shareholders'
  equity................     9,448,147           --         5,818         (5,818)          --        9,448,147
 Unearned compensation..       (72,799)          --           --             --            --          (72,799)
 Treasury stock.........      (209,415)          --           --             --            --         (209,415)
 Retained earnings
  (accumulated
  deficit)..............        40,997       (30,815)      67,097        (67,097)          --           10,182
 Accumulated other
  comprehensive income..        17,772           --           --             --            --           17,772
                           -----------   -----------     --------    -----------      --------     -----------
   Total shareholders'
    equity..............     9,232,601     1,567,935      105,643       (105,643)      400,000      11,200,536
                           -----------   -----------     --------    -----------      --------     -----------
   Total liabilities and
    shareholders'
    equity..............   $15,335,726   $ 2,090,087     $660,694    $ 1,042,644      $405,000     $19,534,151
                           ===========   ===========     ========    ===========      ========     ===========

                        Pro Forma Global Crossing Ltd.
        Unaudited Pro Forma Condensed Combined Statements of Operations

                 For the Nine Months Ended September 30, 1999
              (in thousands, except share and per share amounts)

                                                  Global
                         Global       Global      Marine                                                       Racal
                        Crossing      Marine      Systems        Frontier    Frontier        Financing        Telecom
                     Historical (6) Systems (7) Adjustments     Historical  Adjustments     Adjustments     Pro Forma(3)
                     -------------- ----------- -----------     ----------  -----------     -----------     -----------
Operating
Revenues...........   $   623,573    $173,498    $    --        $1,995,556   $     --        $     --        $258,082
                      -----------    --------    --------       ----------   ---------       ---------       --------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....       470,781     127,165         --         1,551,234         --              --         257,498
 Stock-related
 expense...........        38,609         --          --            10,412     (10,412)(11)        --             --
 Merger Expenses...           --          --          --            74,519         --              --             --
 Depreciation and
 amortization......        16,370      13,090         --           173,600         --              --          46,451
 Goodwill
 Amortization......         3,758         539        (539)(8)       25,749     (25,749)(12)        --             --
                                                   14,126 (8)                  292,284 (12)
                      -----------    --------    --------       ----------   ---------       ---------       --------
                          529,518     140,794      13,587        1,835,514     256,123             --         303,949
                      -----------    --------    --------       ----------   ---------       ---------       --------
Operating income
(loss).............        94,055      32,704     (13,587)         160,042    (256,123)            --         (45,867)
Equity in income
(loss) of
affiliates.........        (5,471)      4,539         --            17,235         --              --            (560)
Other income
(expense):
 Interest
 expense...........       (81,538)     (6,869)    (36,000)(9)      (48,739)        --           52,183 (16)   (30,908)
                                                                                                36,000 (16)
                                                                                              (182,487)(16)
 Interest income...        45,663         511         --             4,754         --              --           3,089
 Other income
 (expenses)........       215,982         143         --            (2,346)        --              --             369
                      -----------    --------    --------       ----------   ---------       ---------       --------
Income (loss)
before taxes and
cumulative effect
of changes in
accounting
principle..........       268,691      31,028     (49,587)         130,946    (256,123)        (94,304)       (73,877)
 (Provision)
 benefit for
 income taxes......      (110,055)    (11,885)     15,200 (10)     (77,181)        --          (15,200)(16)    22,411
                      -----------    --------    --------       ----------   ---------       ---------       --------
Income (loss)
before cumulative
effect of changes
in accounting
principle..........       158,636      19,143     (34,387)          53,765    (256,123)       (109,504)       (51,466)
 Preferred stock
 dividends.........       (41,313)        --          --              (510)        510 (13)    (81,702)(17)       --
 Redemption of
 preferred stock...           --          --          --               --         (183)(14)        --             --
                      -----------    --------    --------       ----------   ---------       ---------       --------
Income (loss)
applicable to
common shareholders
before cumulative
changes in
accounting
principle (Basic)..       117,323      19,143     (34,387)          53,255    (255,796)       (191,206)       (51,466)
 Diluted earnings
 adjustment........           --          --          --               --         (180)(15)        --             --
                      -----------    --------    --------       ----------   ---------       ---------       --------
Income (loss)
applicable to
common shareholders
before cumulative
changes in
accounting
principle
(Diluted)..........   $   117,323    $ 19,143    $(34,387)      $   53,255   $(255,976)      $(191,206)      $(51,466)
                      ===========    ========    ========       ==========   =========       =========       ========
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before cumulative
 effect of changes
 in accounting
 principle
   Basic...........   $      0.28
                      ===========
   Diluted.........   $      0.28
                      ===========
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic...........   412,224,517
                      ===========
   Diluted.........   423,967,291
                      ===========
                                        Hutchison
                        Racal             Global       Global
                       Telecom           Crossing     Crossing
                      Adjustments     Adjustments(5)  Pro Forma
                     ---------------- -------------- ----------------
Operating
Revenues...........   $     --           $    --     $ 3,050,709
                     ---------------- -------------- ----------------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....         --                --       2,406,678
 Stock-related
 expense...........         --                --          38,609
 Merger Expenses...         --                --          74,519
 Depreciation and
 amortization......         --                --         249,511
 Goodwill
 Amortization......      46,886 (4)                      357,054
                     ---------------- -------------- ----------------
                         46,886               --       3,126,371
                     ---------------- -------------- ----------------
Operating income
(loss).............     (46,886)              --         (75,662)
Equity in income
(loss) of
affiliates.........         --            (16,383)       (12,939)
                                          (12,299)
Other income
(expense):
 Interest
 expense...........     (77,043)(18)          --        (375,401)
 Interest income...         --                --          54,017
 Other income
 (expenses)........         --                --         214,148
                     ---------------- -------------- ----------------
Income (loss)
before taxes and
cumulative effect
of changes in
accounting
principle..........    (123,929)          (28,682)      (195,837)
 (Provision)
 benefit for
 income taxes......      23,883 (19)          --        (152,827)
                     ---------------- -------------- ----------------
Income (loss)
before cumulative
effect of changes
in accounting
principle..........    (100,046)          (28,682)      (348,664)
 Preferred stock
 dividends.........         --            (19,125)      (142,140)
 Redemption of
 preferred stock...         --                --            (183)
                     ---------------- -------------- ----------------
Income (loss)
applicable to
common shareholders
before cumulative
changes in
accounting
principle (Basic)..    (100,046)          (47,807)      (490,987)
 Diluted earnings
 adjustment........         --                --            (180)
                     ---------------- -------------- ----------------
Income (loss)
applicable to
common shareholders
before cumulative
changes in
accounting
principle
(Diluted)..........   $(100,046)         $(47,807)   $  (491,167)
                     ================ ============== ================
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before cumulative
 effect of changes
 in accounting
 principle
   Basic...........                                  $     (0.64)
                                                     ================
   Diluted.........                                  $     (0.64)
                                                     ================
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic...........                                  767,484,627 (20)
                                                     ================
   Diluted.........                                  767,484,627 (20)
                                                     ================

                        Pro Forma Global Crossing Ltd.
        Unaudited Pro Forma Condensed Combined Statements of Operations
                     For the year ended December 31, 1998
                (in thousands, except share and per share data)

                                                                                                           Racal
                       Global       Global   Global Marine                                                Telecom
                      Crossing      Marine      Systems        Frontier    Frontier        Financing        Pro
                     Historical   Systems(7)  Adjustments     Historical  Adjustments     Adjustments     Forma(3)
                     -----------  ---------- -------------    ----------  -----------     -----------     --------
Operating Revenues   $   424,099   $347,335    $    --        $2,593,558   $     --        $     --       $327,199
                     -----------   --------    --------       ----------   ---------       ---------      --------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative ...      264,781    233,209         --         2,043,740         --              --        296,723
 Termination of
 Advisory Services
 Agreement.........      139,669        --          --               --          --              --            --
 Stock-related
 expense...........       39,374        --          --             6,616      (6,616)(11)        --            --
 Depreciation and
 amortization......          --      37,412         --           189,804         --                         54,999
 Goodwill
 amortization......          --       1,318      (1,318)(8)       36,002     (36,002)(12)        --            --
                                                 28,253 (8)                  389,712 (12)
                     -----------   --------    --------       ----------   ---------       ---------      --------
                         443,824    271,939      26,935        2,276,162     347,094             --        351,722
                     -----------   --------    --------       ----------   ---------       ---------      --------
Operating income
(loss).............      (19,725)    75,396     (26,935)         317,396    (347,094)            --        (24,523)
Equity in income
(loss) of
affiliates.........       (2,508)     4,732         --            16,711         --              --           (253)
Other income
(expense):
 Interest
 expense...........      (42,880)   (11,176)    (48,000)(9)      (55,318)        --           41,278 (16)  (35,957)
                                                                                              48,000 (16)
                                                                                            (243,316)(16)
 Interest income...       29,986      3,793         --             5,084         --              --          5,353
 Other income
 (expense).........          --         --          --            23,230         --              --            369
                     -----------   --------    --------       ----------   ---------       ---------      --------
Income (loss)
before taxes,
extraordinary item
and cumulative
effect of changes
in accounting
principle..........      (35,127)    72,745     (74,935)         307,103    (347,094)       (154,038)      (55,011)
 (Provision)
 benefit for
 income taxes......      (33,067)   (25,693)     20,256 (10)    (129,560)        --          (20,256)(16)   16,954
                     -----------   --------    --------       ----------   ---------       ---------      --------
Income (loss)
before
extraordinary item
and cumulative
effect of changes
in accounting
principle..........      (68,194)    47,052     (54,679)         177,543    (347,094)       (174,294)      (38,057)
 Preferred stock
 dividends.........      (12,681)       --          --            (1,005)      1,005 (13)   (108,935)(17)      --
 Redemption of
 preferred stock...      (34,140)       --          --               --         (183)(14)        --            --
                     -----------   --------    --------       ----------   ---------       ---------      --------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
changes in
accounting
principle (Basic)..     (115,015)    47,052     (54,679)         176,538    (346,272)       (283,229)      (38,057)
 Diluted earnings
 adjustment........          --         --          --               360        (360)(15)        --            --
                     -----------   --------    --------       ----------   ---------       ---------      --------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
changes in
accounting
principle
(Diluted)..........  $  (115,015)  $ 47,052    $(54,679)      $  176,898   $(346,632)      $(283,229)     $(38,057)
                     ===========   ========    ========       ==========   =========       =========      ========
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of changes in
 accounting
 principle
   Basic...........  $     (0.32)
                     ===========
   Diluted.........  $     (0.32)
                     ===========
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic...........  358,735,340
                     ===========
   Diluted.........  358,735,340
                     ===========
                        Racal           Hutchison       Global
                       Telecom       Global Crossing   Crossing
                     Adjustments     Adjustments(5)   Pro Forma
                     --------------- --------------- -----------------
Operating Revenues    $     --          $    --      $  3,692,191
                     --------------- --------------- -----------------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative ...         --               --         2,838,453
 Termination of
 Advisory Services
 Agreement.........         --               --           139,669
 Stock-related
 expense...........         --               --            39,374
 Depreciation and
 amortization......         --               --           282,215
 Goodwill
 amortization......      62,514 (4)          --           480,479
                     --------------- --------------- -----------------
                         62,514              --         3,780,190
                     --------------- --------------- -----------------
Operating income
(loss).............     (62,514)             --           (87,999)
Equity in income
(loss) of
affiliates.........         --           (21,844)         (21,206)
                                         (18,044)
Other income
(expense):
 Interest
 expense...........    (102,723)(18)         --          (450,092)
 Interest income...         --               --            44,216
 Other income
 (expense).........         --               --            23,599
                     --------------- --------------- -----------------
Income (loss)
before taxes,
extraordinary item
and cumulative
effect of changes
in accounting
principle..........    (165,237)         (39,888)        (491,482)
 (Provision)
 benefit for
 income taxes......      31,844 (19)         --          (139,522)
                     --------------- --------------- -----------------
Income (loss)
before
extraordinary item
and cumulative
effect of changes
in accounting
principle..........    (133,393)         (39,888)        (631,004)
 Preferred stock
 dividends.........         --           (25,500)        (147,116)
 Redemption of
 preferred stock...         --               --           (34,323)
                     --------------- --------------- -----------------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
changes in
accounting
principle (Basic)..    (133,393)         (65,388)        (812,443)
 Diluted earnings
 adjustment........         --               --               --
                     --------------- --------------- -----------------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
changes in
accounting
principle
(Diluted)..........   $(133,393)        $(65,388)    $   (812,443)
                     =============== =============== =================
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of changes in
 accounting
 principle
   Basic...........                                  $      (1.15)
                                                     =================
   Diluted.........                                  $      (1.15)
                                                     =================
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic...........                                   708,518,093 (20)
                                                     =================
   Diluted.........                                   708,518,093 (20)
                                                     =================

                         Pro Forma Global Crossing Ltd.

           Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

 (1) This column represents the historical financial position of Global Crossing Ltd. as of September 30, 1999, including the assets acquired in the Frontier merger and the Global Marine Systems acquisition.

 (2) These adjustments represent the proceeds, financing fees and assumed repayment of existing debt related to the issuance of the outstanding notes and the 6 3/8% cumulative convertible preferred stock and 7% cumulative convertible preferred stock, including the over-allotment, of Global Crossing Ltd. In connection with the issuance of the outstanding notes, Global Crossing Ltd. incurred approximately $29.7 million in financing fees. The financing fees will be amortized over the life of the debt. As a result of Global Crossing Ltd.'s decision to repay certain existing debt, Global Crossing Ltd. recorded an extraordinary charge of approximately $30.8 million during the fourth quarter of 1999.

 (3) These adjustments reflect the restatement of Racal Telecom's results from operations and balance sheet to United States GAAP, the disposal of the Racal Translink and Racal Fieldforce divisions of Racal Telecommunications Limited which were not acquired by Global Crossing Ltd., pro forma adjustments to reflect the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions. These adjustments are summarised in the tables below:

                            Racal Telecom Pro Forma
                             as of October 15, 1999
                                 (in thousands)

                                            BV Acquisition    US GAAP
                                                 and       and Accounting
                                              Carve-Out        Policy     Racal Telecom
                              Historical(a) Adjustments(b) Adjustments(d)   Pro Forma
                              ------------- -------------- -------------- -------------
   ASSETS
   Current Assets:
    Cash, restricted cash
     and investments.......     $  28,872       $ --          $    --       $ 28,872
    Accounts receivable,
     net...................       107,760         173              --        107,933
    Prepaid and other......        64,661         293          (17,141)       47,813
                                ---------       -----         --------      --------
      Total current
       assets..............       201,293         466          (17,141)      184,618
   Property, plant and
    equipment, net.........       442,835           8          (26,667)      416,176
   Other assets, net.......        42,077         --            12,810        54,887
   Investment in
    affiliates.............         5,013         --               --          5,013
                                ---------       -----         --------      --------
      Total Assets.........     $ 691,218       $ 474         $(30,998)     $660,694
                                =========       =====         ========      ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities:
    Short-term debt........     $ 249,568       $ 293         $    --       $249,861
    Accounts payable and
     accrued expenses......       151,187          76           (9,648)      141,615
    Other current
     liabilities...........        14,333         --               642        14,975
                                ---------       -----         --------      --------
      Total current
       liabilities.........       415,088         369           (9,006)      406,451
   Long-term debt..........       102,223         --               --        102,223
   Deferred credits and
    other..................        24,929         --            21,448        46,377
                                ---------       -----         --------      --------
      Total Liabilities....       542,240         369           12,442       555,051
                                ---------       -----         --------      --------
   Shareholders' equity:
    Common stock...........        32,692          36              --         32,728
    Other shareholders'
     equity................         5,818         --               --          5,818
    Retained earnings
     (accumulated
     deficit)..............       110,468          69          (43,440)       67,097
                                ---------       -----         --------      --------
      Total shareholders'
       equity..............       148,978         105          (43,440)      105,643
                                ---------       -----         --------      --------
      Total liabilities and
       shareholders'
       equity..............     $ 691,218       $ 474         $(30,998)     $660,694
                                =========       =====         ========      ========

                            Racal Telecom Pro Forma
        Unaudited Pro Forma Condensed Combined Statements of Operations

                 For the Forty-one Weeks Ended October 15, 1999
                                 (in thousands)

                                                              US GAAP and
                                            BV Acquisition     Accounting     Racal
                                            and Carve-Out        Policy      Telecom
                              Historical(a)  Adjustments     Adjustments(d) Pro Forma
                              ------------  --------------   -------------- ---------
   Operating Revenues......     $390,578      $(110,354)(c)     $(22,447)   $258,082
                                                    305 (b)
                                --------      ---------         --------    --------
   Operating Expenses:
    Operating, selling,
     general and
     administrative........      355,110        (99,595)(c)        1,737     257,498
                                                    246 (b)
    Depreciation and
     amortization..........       61,774        (11,978)(c)       (3,340)     46,451
                                                     (5)(b)
                                --------      ---------         --------    --------
                                 416,884       (111,332)          (1,603)    303,949
                                --------      ---------         --------    --------
   Operating income
    (loss).................      (26,306)         1,283          (20,844)    (45,867)
   Equity in income (loss)
    of affiliates..........         (560)           --               --         (560)
   Other income (expense):
    Interest expense.......      (30,905)            (3)(b)          --      (30,908)
    Interest income........          --           3,089 (c)          --        3,089
    Other income
     (expense).............       76,390        (76,021)(c)          --          369
                                --------      ---------         --------    --------
   Income (loss) before
    taxes and cumulative
    effect of changes in
    accounting principle...       18,619        (71,652)         (20,844)    (73,877)
    (Provision) benefit for
     income taxes..........        3,563            (70)(b)       18,918      22,411
                                --------      ---------         --------    --------
   Income (loss) before
    cumulative effect of
    changes in accounting
    principle..............     $ 22,182      $ (71,722)        $ (1,926)   $(51,466)
                                ========      =========         ========    ========

                            Racal Telecom Pro Forma
         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the year ended December 31, 1998
                                 (in thousands)

                                                              US GAAP and
                                            BV Acquisition     Accounting     Racal
                                            and Carve-Out        Policy      Telecom
                              Historical(a)  Adjustments     Adjustments(d) Pro Forma
                              ------------- --------------   -------------- ---------
   Operating Revenues           $489,299      $(162,277)(c)     $  (496)    $327,199
                                                    673 (b)
                                --------      ---------         -------     --------
   Operating Expenses:
    Operating, selling,
     general and
     administrative .......      413,617       (124,687)(c)       7,298      296,723
                                                    495 (b)
    Depreciation and
     amortization..........       73,376        (14,541)(c)      (3,869)      54,999
                                                     33 (b)
                                --------      ---------         -------     --------
                                 486,993       (138,700)          3,429      351,722
                                --------      ---------         -------     --------
   Operating income
    (loss).................        2,306        (22,904)         (3,925)     (24,523)
   Equity in income (loss)
    of affiliates..........         (253)           --              --          (253)
   Other income (expense):
    Interest expense.......      (35,983)           (14)(b)          40      (35,957)
    Interest income........          291          5,062 (c)         --         5,353
    Other income
     (expense).............          369            --              --           369
                                --------      ---------         -------     --------
   Income (loss) before
    taxes, extraordinary
    item and cumulative
    effect of changes in
    accounting principle...      (33,270)       (17,856)         (3,885)     (55,011)
    (Provision) benefit for
     income taxes..........        3,946          6,053 (c)       7,025       16,954
                                                    (70)(b)
                                --------      ---------         -------     --------
   Income (loss) before
    extraordinary item and
    cumulative effect of
    changes in accounting
    principle..............     $(29,324)     $ (11,873)        $ 3,140     $(38,057)
                                ========      =========         =======     ========

  (a) This column represents the combined historical results of operations and financial position of Racal Telecommunications Limited, Racal Telecommunications Networks Limited, Racal Internet Services Limited and Racal Telecommunications Inc., which we refer to as "Racal Telecom", in accordance with United Kingdom GAAP translated into United States dollars. With respect to the information included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1999, the Racal Telecom information is as of October 15, 1999. With respect to the information included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998, the Racal Telecom information is for the year ended March 31, 1999. With respect to the information included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 1999, the Racal Telecom information is for the 41 weeks ended October 15, 1999.

  (b) During 1999, Racal Network Services BV was acquired by Racal Telecommunications Networks Limited. These adjustments reflect the financial position and results of operations of Racal Network Services BV as if this transaction had been completed as of the dates or at the beginning of the periods presented.

  (c) In July 1999, the Racal Telecom business was separated into three divisions: Racal Telecom, Racal Translink and Racal Fieldforce. On October 1, 1999, the Racal Translink and Racal Fieldforce businesses were sold to another company within the Racal Electronics plc group. This adjustment eliminates the results of operations of Racal Translink and Racal Fieldforce, reflects the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions and adjusts the profit on disposal of these operations. No taxation liabilities were incurred on the disposal as this disposal was to another Racal Electronics plc group company.

  (d) The Racal Telecom combined financial statements are prepared in accordance with United Kingdom GAAP which differ in certain material respects from United States GAAP. The differences that are material are disclosed in the notes to the combined financial statements, incorporated by reference. In addition, an adjustment has been made to treat sales of dark fiber made by Racal Telecom after July 1, 1999 as operating leases, recognizing income over the period of the service provision in accordance with the provision of FASB Interpretation No 43.

 (4) These adjustments reflect the elimination of Racal Telecom's shareholders' equity accounts, the excess consideration over the net assets acquired (goodwill) and the related amortization expense. The preliminary goodwill has been calculated as follows (in thousands):

   Total purchase price........................................      $1,650,000
   Global Crossing Ltd. transaction costs......................          18,500
                                                                     ----------
   Total consideration.........................................       1,668,500
   Less: Historical Racal Telecom net assets at October 15,
    1999.......................................................         105,643
                                                                     ----------
   Preliminary goodwill........................................      $1,562,857
                                                                     ==========

    Global Crossing Ltd. paid (Pounds)1 billion, approximately $1.65 billion, in connection with the transaction. Global Crossing Ltd. partially financed the acquisition of Racal Telecom through the incurrence of debt in the amount of (Pounds)675 million, approximately $1.1 billion, with an interest rate of approximately 9%. In connection with the issuance of this debt, Racal incurred $29.8 million in financing fees. Global Crossing Ltd. has tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess of those acquisition costs being attributable to goodwill. Global Crossing Ltd. is in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired, and their related useful lives, may change. Global Crossing Ltd. currently anticipates that goodwill associated with the transaction will be amortized over a 25-year life.

 (5) On November 15, 1999, Global Crossing Ltd. entered into an agreement with Hutchison Whampoa Limited to form a joint venture to be called Hutchison Global Crossing. This joint venture will be owned in equal parts by Global Crossing Ltd. and Hutchison. In exchange for its 50% interest, Hutchison agreed to contribute to the joint venture its existing building-to-building fixed-line telecommunications network in Hong Kong and certain Internet-related assets currently held by Hutchison Telecommunications Limited. In exchange for Global Crossing Ltd.'s 50% interest, Global Crossing Ltd. will contribute to the joint venture international telecommunications capacity rights on its network and know-how related to Internet data centers valued at $350 million and $50 million in cash. In addition, Global Crossing Ltd. will issue to Hutchison $400 million aggregate liquidation preference of its 6 3/8% cumulative convertible preferred stock, series B, convertible into its common stock. The Hutchison Global Crossing joint venture is anticipated to be accounted for as an unconsolidated joint venture under the equity method of accounting.

   Total Consideration
     Cash contributed...................................              $ 50,000
     6 3/8% Cumulative Convertible Preferred Stock,
      Series B..........................................               400,000
     Estimated cost of capacity contributed.............                83,800
     Global Crossing Ltd. transaction costs.............                 5,000
                                                                      --------
   Total consideration..................................               538,800
   Less:Historical net tangible book value of HCL
    Holdings:
     Historical HCL Holdings net liabilities at
     September 30, 1999.................................   $(148,395)
     Cash contributed...................................      50,000
     Cost of capacity contributed.......................      83,800
                                                           ---------
     Adjusted net tangible book value...................     (14,595)
     50% ownership interest.............................       7,297
                                                           ---------
                                                                        (7,298)
                                                                      --------
   Total Goodwill.......................................              $546,098
                                                                      ========

   Global Crossing Ltd. has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of those acquisition costs being attributable to goodwill. Global Crossing Ltd. is in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired and their useful lives may change. Global Crossing Ltd. currently anticipates that goodwill associated with the merger will be amortized over a 25-year life.

   These adjustments also include the assumed equity in the results of operations of Hutchison Global Crossing for the nine months ended September 30, 1999 and the twelve months ended December 31, 1998.

 (6) This column represents the historical results of operations for the nine months ended September 30, 1999 including the results of Global Marine Systems operations for the three months ended September 30, 1999.

 (7) These columns represent the historical results of operations. With respect to the information included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998, the Global Marine Systems information is for the fiscal year ended March 31, 1999. For the nine months ended September 30, 1999, the results of operations include Global Marine Systems for the six months ended June 30, 1999.

 (8) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill). The preliminary goodwill has been estimated to be approximately $622 million. Global Crossing Ltd. has tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess of those acquisition costs being attributable to goodwill. Global Crossing Ltd. is in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired and their useful lives may change. Global Crossing Ltd. currently anticipates that goodwill associated with the transaction will be amortized over a 25-year life. Based upon a preliminary valuation, Global Crossing Ltd. estimates that the purchase price allocation among the tangible and intangible assets will result in a composite useful life of approximately 22 years.

 (9) This amount reflects the assumed interest expense, at an 8% interest rate, incurred on the $600 million debt assumed issued as of the earliest date presented in connection with the acquisition of Global Marine Systems.

(10) These adjustments represent the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Global Marine Systems.

(11) These adjustments assume Frontier's stock related expenses would not have been incurred had the merger occurred at the earliest date presented.

(12) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill). The preliminary goodwill has been estimated to be approximately $7.8 billion.

 Global Crossing Ltd. has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of those acquisition costs being attributable to goodwill. Global Crossing Ltd. is in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired and their related useful lives may change. Global Crossing Ltd. currently anticipates that goodwill associated with the merger will be amortized over a 25-year life. Based upon a preliminary valuation, Global Crossing Ltd. estimates that the purchase price allocation among the tangible and intangible assets will result in a composite useful life of approximately 20 years.

(13) This adjustment assumes that Frontier's preferred stock dividends would not have been incurred, as Frontier's preferred stock would have been redeemed as of the earliest date presented.

(14) These adjustments represent the redemption of Frontier's 5.00%, second 5.00%, 5.65%, 4.60% and the Ausable 5 1/2% Series redeemable preferred stock before completion of the merger at their respective premiums of the total amount outstanding. The preferred stock was redeemed on July 1, 1999.

(15) To eliminate diluted earnings adjustment due to the combined net loss position.

(16) These adjustments reflect (1) the reversal of historical interest expense incurred on debt replaced by the senior credit facility and the outstanding notes; (2) the reversal of the pro forma interest expense and related tax benefit incurred on the $600 million debt assumed issued in connection with the acquisition of Global Marine Systems; and (3) the assumed interest expense incurred on the outstanding notes and the senior credit facility, including the amortization of deferred financing fees each assumed issued at the earliest date presented.

(17) These adjustments represent the assumed preferred stock dividends incurred relating to the 6 3/8% cumulative convertible preferred stock and 7% cumulative convertible preferred stock assumed issued as of the earliest date presented.

(18) This amount reflects the assumed interest expense, at a 9% interest rate, including the amortization of deferred financing fees incurred on the $1.1 billion debt assumed issued as of the earliest date presented in connection with the acquisition of Racal Telecom.

(19) These adjustments represent the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Racal Telecom.

(20) Pro forma per share data are based on the number of Global Crossing common shares that would have been outstanding had the merger occurred at the earliest date presented. Global Crossing Ltd. issued 355,181,000 shares in connection with the Frontier merger.

                                 RISK FACTORS

   Before you participate in the exchange offer, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

Risk Factors Relating to the Exchange Offer

   If you fail to tender your outstanding notes in the exchange offer, then the liquidity of the market for your notes may be substantially limited.

   We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer and exchanged for exchange notes. When the exchange offer is completed, the amount of outstanding notes will be reduced by the amount of exchange notes that we will issue. Accordingly, we expect that the liquidity of the market for the outstanding notes after the exchange offer is completed will be substantially limited.

   If you fail to exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to transfer restrictions.

   If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the transfer restrictions outlined in the offering memorandum distributed in connection with the offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Risk Factors Relating to the Exchange Notes

   The exchange notes will be effectively subordinated to our secured obligations and to all indebtedness of our subsidiaries.

   The exchange notes will be effectively subordinated in right of payment to all of our secured debt to the extent of the value of the assets securing that debt. As of September 30, 1999, after giving effect to (1) the offering of the outstanding notes and the use of proceeds of that offering, (2) the offering of the 6 3/8% cumulative convertible preferred stock of Global Crossing Ltd. completed on November 5, 1999, (3) the offering of the 7% cumulative convertible preferred stock of Global Crossing Ltd. completed on December 15, 1999, (4) the offering of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing Ltd. in connection with the Hutchison Global Crossing joint venture and (5) the Racal Telecom acquisition and the related issuance of $1.1 billion of long-term indebtedness, we had $5,474 million of long-term debt outstanding, of which $603 million would have been secured.

   We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the stock in our subsidiaries. As a result, the exchange notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. Our ability to make required payments on the exchange notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and other laws and regulations. Under credit facilities, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under the credit facilities. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the exchange notes, to redeem the exchange notes or to repurchase the exchange notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the exchange notes. We cannot assure you that we would be able to refinance the exchange notes.

   We are subject to restrictive covenants.

   Covenants in the exchange notes and our other debt limit our ability, among other things:

  .  to incur debt;

  .  to pay dividends and make distributions on capital stock;

  .  to make investments;

  .  to enter into new businesses;

  .  to merge, consolidate or dispose of assets; and

  .  to enter into transactions with affiliates.

   Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take. For example, these covenants may restrict us from financing capital expenditures with debt. Our failure to comply with these covenants, including with respect to the exchange notes, would cause a default, which, if not waived, could result in the debt, including the exchange notes, becoming immediately due and payable. In this event, we may not be able to repay or refinance the debt on terms that are acceptable to us or at all.

   We may not be able to fund a change of control offer.

   If we become subject to a change of control, we will be required, subject to a number of conditions, to offer to purchase all outstanding exchange notes at a price equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all of the outstanding exchange notes were they tendered in response to an offer made as a result of a change of control. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future.

   Our other debt contains cross-defaults that could hinder our ability to repay the exchange notes.

   Substantially all of our debt, including the exchange notes, contains cross-defaults that permit the acceleration of our debt upon the acceleration of, or in some cases upon the occurrence of an event that would permit the acceleration of, debt in excess of specified amounts. If any cross-defaults occurred, substantially all of our debt could be subject to acceleration, in which case we almost certainly would be unable to repay the exchange notes. To the extent any other debt is secured, that other debt would be effectively senior to the exchange notes.

   Your ability to transfer the exchange notes may be limited by the absence of a trading market.

   The exchange notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the exchange notes on any securities exchange or stock market. The liquidity of any market for the exchange notes will depend on the number of holders of those exchange notes, the interest of securities dealers in making a market in those exchange notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions. Any market disruptions may adversely affect the holders of the exchange notes.

   Fraudulent conveyance considerations may cause the exchange notes to be voided or subordinated to all our other debts.

   Under applicable provisions of United States federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, we, at the time we incurred the indebtedness evidenced by the exchange notes,

  . (a) were or were rendered insolvent by reason of the incurrence of that indebtedness, (b) were engaged in a business or transaction for which the assets remaining with us constituted unreasonably small capital or
     (c) intended to incur, or believed that we could incur, debts beyond our ability to pay those debts as they mature; and

  . received less than reasonably equivalent value or fair consideration for the incurrence of that indebtedness,

then the exchange notes and any pledge or other security interest securing that indebtedness could be voided or claims in respect of the exchange notes could be subordinated to all our other debts.

   Similarly, under applicable provisions of the Companies Act 1981 of Bermuda, if at any time within six months after we incurred the indebtedness evidenced by the exchange notes, a winding up of us begins in circumstances in which the issue of the exchange notes would be deemed to be a fraudulent preference within the meaning of that Companies Act, then the exchange notes and any pledge or other security interest securing that indebtedness could be voided or claims in respect of the exchange notes could be subordinated to all our other debts.

   Similar provisions as outlined in the paragraphs above may also apply to our parent company's obligation to guarantee the exchange notes. In addition, the payment of interest and principal by us under the exchange notes or the payment of amounts by our parent company under the guarantee of the exchange notes could be voided and required to be returned to the person making those payments or to a fund for the benefit of our creditors or the creditors of our parent company.

   The 2006 exchange notes will be treated as having been issued with original issue discount.

   The 2006 exchange notes will be treated as having been issued with original issue discount for United States federal income tax purposes. Consequently, if you hold these exchange notes, you generally will be required to include amounts in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to that income. See "Certain Income Tax Consequences--Taxation of Noteholders --United States Federal Income Tax Considerations" on page 90 for a more detailed discussion of the United States federal income tax consequences to you resulting from the purchase, ownership and disposition of the exchange notes.

Risk Factors Relating to Our Business

   You should consider carefully the risk factors described below and in all the documents that we incorporate by reference in this prospectus and are listed under "Incorporation by Reference" on page ii. In particular, you should consider carefully the risk factors described on pages 20-21 of Item I of Frontier's annual report on Form 10-K for the year ended December 31, 1998.

   We cannot assure you of the successful integration of the business of Frontier, Racal Telecom or other newly acquired businesses. We cannot assure you that the expected benefits will be achieved.

   Achieving the benefits of the acquisition of Frontier, Racal Telecom or any other businesses by Global Crossing Ltd. will depend in part on the integration of those businesses with our business in an efficient manner. We cannot assure you that this will happen or that it will happen in a timely manner. Global Crossing Ltd. has not previously had significant experience integrating the operations of acquired companies. The consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. We cannot assure you that the combined company will realize any of the anticipated benefits of any such acquisition.

   Because Global Crossing Ltd. has a limited operating history, it may be difficult to evaluate its business.

   Although Frontier and Global Marine Systems, which are part of the restricted group with respect to the exchange notes, and Racal Telecom have a long operating history, our parent company, Global Crossing Ltd., was organized in March 1997 and has a limited operating history. Its financial information relates principally to a period in which we were constructing and developing the Atlantic Crossing system and, until May 1998, had minimal revenues and operating costs. Despite recognizing approximately $1,048 million in revenues, Global Crossing Ltd. has incurred a net loss applicable to common shareholders of approximately $59.8 million for the period from March 19, 1997, its date of inception, through September 30, 1999, due primarily to the termination of some advisory services agreements, the incurrence of stock-related expense, the extraordinary loss on the retirement of some senior notes, preferred stock dividends and the redemption of some preferred stock, as partially offset by the U S WEST termination fee. Global Crossing Ltd. has financed its net losses, debt service, capital expenditures and other cash needs to date through operations, the proceeds of sales of common stock, mandatorily redeemable preferred stock and cumulative convertible preferred stock and the issuance of debt. Global Crossing Ltd. will require substantial additional capital in order to carry out its business plan.

    We have substantial leverage which may limit our ability to comply with the terms of our indebtedness and may restrict our ability to operate.

  Our significant indebtedness could adversely affect us by leaving us with insufficient cash to fund operations and impairing our ability to obtain additional financing. The amount of our debt could have important consequences for our future, including, among other things:

  . cash from operations may be insufficient to meet the principal and interest on our indebtedness as it becomes due;

  . payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations; and

  . restrictive debt covenants may impair our ability to obtain additional financing.

  We have incurred a high level of debt. As of September 30, 1999, on a pro forma basis giving effect to (1) the offering of the outstanding notes and the application of the proceeds from that offering, (2) the offering of the 6 3/8% cumulative convertible preferred stock of Global Crossing Ltd. completed on November 5, 1999, (3) the offering of the 7% cumulative convertible preferred stock of Global Crossing Ltd. completed on December 15, 1999, (4) the offering of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing Ltd. in connection with the Hutchison Global Crossing joint venture and (5) the Racal Telecom acquisition and the related issuance of $1.1 billion of long-term indebtedness, we and our consolidated subsidiaries had a total of $7,848 million of total liabilities, including approximately $3,368 million in senior indebtedness, of which $603 million was secured. We also have mandatorily redeemable preferred stock outstanding with a face value of $500 million. In addition, our Pacific Crossing joint venture entered into an $850 million non-recourse credit facility, under which it had incurred $657 million of indebtedness as of September 30, 1999.

  Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. In addition, we rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries to repay our obligations. Our operating subsidiaries have entered into a senior secured corporate credit facility. Accordingly, the payment of dividends from these operating subsidiaries and the making and repayments of loans and advances are subject to statutory, contractual and other restrictions.

  In addition, if we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our long-term debt. We cannot assure you that we would be able to renegotiate successfully those terms or refinance our indebtedness when required or that satisfactory terms of any refinancing would be available. If we were not able to refinance our indebtedness or obtain new financing under these circumstances, we would have to consider other options, such as:

  . sales of some assets to meet our debt service obligations;

  . sales of equity;

  . negotiations with our lenders to restructure applicable indebtedness; or

  . other options available to us under applicable law.

   We may encounter difficulties in completing our cable systems.

   We may encounter difficulties in completing our cable systems. Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective completion of our planned cable systems as well as on achieving substantial capacity sales on these systems once they become operational. The construction of our systems will be affected by a variety of factors, uncertainties and contingencies, many of which are beyond our control including:

  .  our ability to manage the construction of our systems effectively;

  . our ability to obtain all construction and operating permits and licenses;

  .  third-party contractors performing their obligations on schedule; and

  . our ability to enter into favorable construction contracts with a limited number of suppliers.

   These factors may significantly delay or prevent completion of one or more of our systems, which could have a material adverse effect on our business, financial condition and results of operations.

   We cannot assure you that each of our systems will be completed at the cost and in the time frame currently estimated by us, or even at all. Although we award contracts for construction of our systems to suppliers who in most cases are expected to be bound by a fixed-price construction cost schedule and to provide guarantees in respect of completion dates and system design specifications, we cannot assure you that the actual construction costs or the time required to complete these systems will not exceed our current estimates. These circumstances could have a material adverse effect on our results of operations or financial condition.

   We depend upon the continued success of our sales and marketing capabilities. If we are unable to effectively sell capacity on our cable systems, our results of operations will be materially adversely affected.

   Our success will depend substantially on sales of capacity on our systems. Although our sales and marketing efforts have resulted to date in substantial sales of undersea and terrestrial capacity on our systems, we cannot be certain that we will continue to be successful in selling capacity or that we will be able to realize our business plan. Furthermore, even if we realize our plan, we still may not be able to sustain operating profitability or generate sufficient cash flow to service our indebtedness.

   If we are unable to effectively sell capacity on our cable systems, our results of operations will be materially adversely affected. Our ability to achieve our business objectives depends in large part upon our sales and marketing capabilities. We have assembled a dedicated sales and marketing force. We depend upon the ability of these employees to effectively market and sell capacity. We cannot be certain that we will be able to effectively sell capacity on our cable systems.

   Our revenue growth plan depends on product and service expansion.

   We intend to grow revenues and profits by:

  .  upgrading capacity on our planned systems;

  .  developing additional undersea cable projects;

  .  developing or purchasing additional terrestrial fiber capacity; and

  .  introducing new services.

   If we are unable to effect these upgrades, develop additional cable projects, develop or obtain additional terrestrial capacity or introduce new services, our business, financial condition and results of operations could be adversely affected.

   Some of our capacity purchase contracts require us to obtain governmental permits. If we fail to obtain those permits, these capacity purchase contracts may be terminated.

   Some of our capacity purchase contracts are terminable under specified circumstances. Under some capacity purchase agreements for the Atlantic Crossing system, the customer may terminate the agreement if, among other things, we do not obtain and hold specified governmental authorizations, approvals, consents, licenses and permits. Purchase agreements for our other systems may contain similar provisions. If a substantial number of purchase agreements are terminated for these or other reasons, our business, financial condition and results of operations could be materially adversely affected.

   We face competition along our routes which may reduce demand for our systems.

   The international telecommunications industry is highly competitive. We face competition from existing and planned systems along each of our planned routes. We also compete with satellite providers, including existing geosynchronous satellites and low- and medium-earth orbit systems now under construction. We compete primarily on the basis of price, availability, transmission quality and reliability, customer service and the location of our systems. Traditionally, carriers have made substantial long-term investments in ownership of cable capacity. We cannot assure you that we will be able to compete successfully against systems to which prospective customers have made long-term commitments. In addition, much of our planned growth is predicated upon the growth in demand for international telecommunications capacity. We cannot assure you that this anticipated demand growth will occur.

   Our principal shareholders may be able to influence materially the outcome of shareholder votes.

   As of December 31, 1999, Pacific Capital Group had a 11.8% beneficial ownership interest in our parent company, Global Crossing Ltd. We and our parent company have entered into various transactions with Pacific Capital Group and assumed the on-going development of some of its systems from an affiliate of Pacific Capital Group. Mr. Gary Winnick, chairman of the board of directors of our parent company, controls Pacific Capital Group and its subsidiaries. In addition, several of the other officers and directors of Global Crossing Ltd. are affiliated with Pacific Capital Group. Furthermore, as of December 31, 1999, Canadian Imperial Bank of Commerce had a 10.9% beneficial ownership interest in our parent company. Canadian Imperial Bank of Commerce and its affiliates have acted as underwriter, lender or initial purchaser in several of our financial transactions in connection with the development and construction of our systems. Several members of the board of directors of Global Crossing Ltd. are employees of an affiliate of Canadian Imperial Bank of Commerce.

   As of December 31, 1999, Pacific Capital Group and Canadian Imperial Bank of Commerce collectively beneficially owned 22.7% of the outstanding shares of the common stock of our parent company. Accordingly, Pacific Capital Group and Canadian Imperial Bank of Commerce may be able to influence materially the outcome of matters submitted to a vote of shareholders of our parent company, including the election of directors.

   Officers and directors own a substantial portion of our parent company and may have conflicts of interest.

   Executive officers and directors of Global Crossing Ltd., our parent company, have substantial equity interests in Global Crossing Ltd. As of December 31, 1999, all the directors and executive officers of Global Crossing Ltd. as a group collectively beneficially owned 40.7% of the outstanding common stock of Global Crossing Ltd., including shares beneficially owned by Pacific Capital Group and Canadian Imperial Bank of Commerce. Some of these individuals have also received amounts from Global Crossing Ltd. due to advisory services fees paid to Pacific Capital Group and its affiliates.

   Some of the directors and executive officers of Global Crossing Ltd. also serve as officers and directors of other companies. Additionally, some of the officers and directors of Global Crossing Ltd. are active investors in the telecommunications industry. Service as a director or officer of Global Crossing Ltd. and as a director or officer of another company could create conflicts of interest when the director or officer is faced with decisions that could have different implications for Global Crossing Ltd. and the other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are directors or officers of Global Crossing Ltd. and another company. The pursuit of these other business interests could distract these officers from pursuing opportunities on behalf of Global Crossing Ltd. These conflicts of interest could have a material adverse effect on our financial condition.

   We may not be successful in completing the transition to an operating company.

   The transition from a development stage company to an operating company places significant demands on our management and operations. We are in the process of expanding the management and operational capabilities necessary for this transition.

   Our ability to manage this transition successfully will depend on, among other things:

  . expanding, training and managing our employee base, including attracting, retaining and motivating highly skilled personnel;

  . taking over or outsourcing our customer interface and operations, administrative and maintenance systems;

  .  procuring terrestrial capacity to provide connectivity to inland cities;
     and

  .  controlling expenses.

   We cannot assure you that we will succeed in developing all or any of these capabilities, and any failure to do so could have a material adverse effect on our results of operations. We are growing rapidly in a changing industry. Part of our strategy is to construct several cable systems in a short time frame in order to take advantage of the supply and demand imbalance that currently exists and is projected to exist in the global marketplace. We expect each of our currently announced systems to be operational between now and 2001. As a result of this aggressive strategy, we are experiencing rapid expansion and expect it to continue for the foreseeable future. This growth has increased our operating complexity. At the same time, the international telecommunications industry is changing rapidly due to, among other things:

  .  the easing of regulatory constraints;

  .  the privatization of established carriers;

  .  the expansion of telecommunications infrastructure;

  .  the globalization of the world's economies; and

  .  the changing technology for wired, wireless and satellite communication.

   We cannot assure you that we will succeed in adapting to the rapid changes in the international telecommunications industry.

   We face price declines that could adversely affect our business.

   Advances in fiber optic technology have resulted in significant per circuit price declines in the fiber optic cable transmission industry. Recent changes in technology caused prices for circuits to go down even further. If there is less demand than we project or a bigger drop in prices per circuit than we project, there could be a material adverse effect on our business, financial condition and results of operations. We cannot assure you, even if our projections with respect to those factors are realized, that we will be able to implement our strategy or that our strategy will be successful in the rapidly evolving telecommunications market.

   We confront several system operational risks that could affect our operations.

   Each of our systems will be subject to the risks inherent in a large-scale, complex fiber optic telecommunications system. The operation, administration, maintenance and repair of these systems requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. We cannot assure you that, even if built to specifications, our systems will function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

   Each of our systems either has or is expected to have a design life of generally 25 years; however, we cannot assure you of the actual useful life of any of these systems. A number of factors will affect the useful life of each of our systems, including, among other things:

  .  quality of construction;

  .  unexpected damage or deterioration; and

  .  technological or economic obsolescence.

   Failure of any of our systems to operate for its full design life could have a material adverse effect on our business, financial condition and results of operations.

   Our success depends on our ability to maintain, hire and successfully integrate key personnel.

   Our future success depends on the skills, experience and efforts of our officers and key technical and sales employees. In particular, our senior management has significant experience in the telecommunications and Internet industries, and the loss of any of them could negatively affect our ability to execute our business strategy. In addition, we cannot assure you that we will be able to integrate new management into our existing operations. Competition for these individuals is intense, and we may not be able to attract, motivate and retain highly skilled qualified personnel. We do not have "key person" life insurance policies covering any of our employees.

   We face risks associated with international operations.

   Because we will derive substantial revenues from international operations and intend to have substantial physical assets in several jurisdictions along the routes of our planned systems, our business is subject to risks inherent in international operations, including:

  .  political and economic conditions;

  .  unexpected changes in regulatory environments;

  .  exposure to different legal standards; and

  .  difficulties in staffing and managing operations.

   We have not experienced any material adverse effects with respect to our foreign operations arising from these factors. However, problems associated with these risks could arise in the future. Finally, managing operations in multiple jurisdictions may place further strain on our ability to manage our overall growth.

   We depend on a number of governmental licenses and permits. If we fail to obtain or maintain those licenses and permits, we may not be able to conduct our business.

   We will, in the ordinary course of development, construction and operation of our fiber optic cable systems, be required to obtain and maintain various permits, licenses and other authorizations in both the United States and in international jurisdictions where our cables land and exist.

  . Undersea cable landing or similar licenses will be required in many of the jurisdictions where our systems will land and exist. These licenses are typically issued for a term of years, subject to renewal.

     Moreover, the licenses may subject our business and operations to varying forms of regulation, which could change over time. If we fail to obtain or renew a license or if there is a material change in the nature of the regulation to which we are subject, there could be a material adverse effect on our business, financial condition and results of operations.

  . We must obtain construction and operating licenses during the construction phase of each of our cable systems. Although we intend that the construction contracts for each of our undersea cable systems impose the burden of acquiring and maintaining construction licenses and permits on the contractor for each of these systems, we cannot assure you that the contractors will successfully obtain all permits and licenses. If we or any contractor fail to obtain or maintain any construction or operating permit or license, there could be a material adverse effect on our business, financial condition and results of operations.

   We depend on third parties for many functions. If the services of those third parties are not available to us, we may not be able to conduct our business.

   We depend and will continue to depend upon third parties to:

  .  construct some of our systems and provide equipment and maintenance;

  . provide access to a number of origination and termination points of our systems in various jurisdictions;

  . construct and operate landing stations in a number of those jurisdictions;

  .  acquire rights of way;

  . provide terrestrial capacity to our customers through contractual arrangements; and

  . act as joint venture participants with regard to some of our current and potential future systems.

   We cannot assure you that third parties will perform their contractual obligations or that they will not be subject to political or economic events which may have a material adverse effect on our business, financial condition and results of operations. If they fail to perform their obligations, we may not be able to conduct our business.

   We cannot predict our future tax liabilities.

   We believe that a significant portion of the income derived from our undersea systems will not be subject to tax by any of (1) Bermuda, which currently does not have a corporate income tax, or (2) some other countries in which we conduct activities or in which our customers are located. However, we base this belief upon:

  .  the anticipated nature and conduct of our business, which may change;
     and

  . our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect.

   We cannot predict the amount of tax to which we may become subject and cannot be certain that any of these factors would not have a material adverse effect on our business, financial condition and results of operations.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   We have included or incorporated by reference in this prospectus forward-looking statements that state our own or our management's intentions, beliefs, expectations or predictions for the future. Forward-looking statements are subject to a number of risks, assumptions and uncertainties which could cause our actual results to differ materially from those projected in the forward-looking statements. These risks, assumptions and uncertainties include:

  . the ability to complete systems within the currently estimated time frames and budgets;

  . the ability to compete effectively in a rapidly evolving and price competitive marketplace;

  . changes in the nature of telecommunications regulation in the United States and other countries;

  .  changes in business strategy;

  .  the successful integration of newly acquired businesses;

  .  the impact of technological change; and

  .  other risks referenced from time to time in our filings with the SEC.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer.

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

   The following table presents Global Crossing Ltd.'s historical ratios of earnings to fixed charges and preferred dividends for the periods indicated:

                                                               Period From
                            Nine Months Ended  Year Ended     March 19, 1997
                              September 30,   December 31, (Date of Inception)
                                  1999            1998     to December 31, 1997
                            ----------------- ------------ --------------------
      Ratio................       1.94x              --               --
      Deficiency...........        --           $(95,371)        $(12,850)

   For the purposes of this computation, earnings are defined as income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs and the interest portion of capital lease obligations, and the portion of rental expense that is representative of the interest factor, deemed to be one-third of minimum operating lease rentals.

      PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

   We prepared the following table presenting the pro forma ratios of earnings to fixed charges and preferred dividends to demonstrate how these ratios of earnings to fixed charges and preferred dividends might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including, the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing Ltd., (5) the offering of the 6 3/8% cumulative convertible preferred stock of Global Crossing Ltd. completed on November 5, 1999, (6) the offering of the outstanding notes of Global Crossing Holdings completed on November 19, 1999 and the application of the net proceeds of that offering and (7) the offering of the 7% cumulative convertible preferred stock of Global Crossing Ltd. completed on December 15, 1999 had been completed at the beginning of the periods presented.

                                                  Nine Months Ended  Year Ended
                                                    September 30,   December 31,
                                                        1999            1998
                                                  ----------------- ------------
      Ratio......................................           --             --
      Deficiency.................................     $(378,153)     $(676,349)

   For the purposes of this pro-forma computation, earnings are defined as income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs and the interest portion of capital lease obligations, and the portion of rental expense that is representative of the interest factor, deemed to be one-third of minimum operating lease rentals.

                                 CAPITALIZATION

   The following table presents as of September 30, 1999 (1) Global Crossing Ltd.'s actual consolidated capitalization and (2) Global Crossing Ltd.'s capitalization as adjusted to reflect (a) its 6 3/8% cumulative convertible preferred stock issued on November 5, 1999, (b) the offering of the outstanding notes and the application of the net proceeds from that offering, (c) its 7% cumulative convertible preferred stock issued on December 15, 1999, (d) its 6 3/8% cumulative convertible preferred stock, series B, which Global Crossing Ltd. will issue to Hutchison when the Hutchison Global Crossing joint venture transaction is completed and (e) the $1.1 billion of long-term indebtedness issued in connection with the acquisition of Racal Telecom.

   You should read this table in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the accompanying notes incorporated by reference in this prospectus.

                                                        As of September 30,
                                                               1999
                                                      ------------------------
                                                        Actual     As Adjusted
                                                      -----------  -----------
                                                          (in thousands)
   Long-Term Debt:
     Senior secured corporate credit facility(1)..... $ 2,083,598  $   603,000
     9 5/8% Senior Notes due 2008....................     765,342      765,342
     9 1/8% Senior Notes due 2006....................         --       900,000
     9 1/2% Senior Notes due 2009....................         --     1,100,000
     Other long-term debt............................   1,005,315    2,105,315
                                                      -----------  -----------
       Total long-term debt..........................   3,854,255    5,473,657
                                                      -----------  -----------

   Mandatorily redeemable preferred stock............     485,647      485,647
                                                      -----------  -----------

   Shareholders' Equity:
     6 3/8% Cumulative Convertible Preferred Stock...         --     1,369,000
     7% Cumulative Convertible Preferred Stock.......         --       629,750
     Common Stock....................................       7,899        7,899
     Treasury Stock..................................    (209,415)    (209,415)
     Other Shareholders' Equity......................   9,393,120    9,393,120
     Retained Earnings...............................      40,997       10,182
                                                      -----------  -----------
       Total Shareholders' Equity....................   9,232,601   11,200,536
                                                      -----------  -----------

       Total Capitalization.......................... $13,572,503  $17,159,840
                                                      ===========  ===========

--------
(1) The senior secured corporate credit facility as adjusted for the use of proceeds of the offering of the outstanding notes will consist of a $1.0 billion revolving credit facility.

                               THE EXCHANGE OFFER

Background of the Exchange Offer

   Our parent, Global Crossing Ltd., and we have entered into a registration rights agreement with the initial purchasers of the outstanding notes. In that agreement we agreed, under specified circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause the offer to be consummated within 180 days following the original issue of the outstanding notes on November 19, 1999. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement.

   In addition, in the registration rights agreement we agreed that, under the circumstances outlined below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the shelf registration statement effective for up to two years after its effective date. These circumstances include:

  . if applicable law, SEC rules or regulations or any interpretations of those rules or regulations by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

  . if any holder of the outstanding notes notifies us within 20 business days following the consummation of the exchange offer that (1) that holder is prohibited by law or SEC policy from participating in the exchange offer or (2) that holder may not resell the exchange notes it acquires in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for resales by that holder; or

  . that holder is a broker-dealer and holds outstanding notes acquired directly from us or any of our affiliates.

   If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay special interest to holders of the outstanding notes. Please read the section captioned "Description of the Exchange Notes--Exchange Offer; Registration Rights" on page 86 for more details regarding the registration rights agreement.

Resale of Exchange Notes

   Based on interpretations of the SEC staff outlined in no action letters issued to unrelated third parties, we believe that you may offer to resell, resell or otherwise transfer exchange notes issued in the exchange offer in exchange for outstanding notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  . you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

  .  you acquire the exchange notes in the ordinary course of your business;
     and

  . you do not intend to participate in the distribution of the exchange notes.

   If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

  . cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   You may use this prospectus for an offer to resell, for the resale or for other transfer of exchange notes only as specifically provided in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that the broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" on page 94 for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

   If you wish to exchange outstanding notes for exchange notes in the exchange offer, you will be required to make the following representations:

  . any exchange notes will be acquired in the ordinary course of your business;

  . you have no arrangement with any person to participate in the distribution of the exchange notes; and

  . you are not an affiliate of ours within the meaning of Rule 405 of the Securities Act or, if you are an affiliate, you will comply with applicable registration and prospectus delivery requirements of the Securities Act.

   On the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes you surrender in the exchange offer. You may tender outstanding notes only in integral multiples of $1,000.

   The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any special interest if we fail to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. We will issue the exchange notes under the same indenture that authorized the issuance of the outstanding notes, and the exchange notes will be entitled to the benefits of that indenture. Consequently, the outstanding notes and the exchange notes with substantially identical terms will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Exchange Notes" on page 51.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

   As of the date of this prospectus, $900,000,000 aggregate principal amount of the outstanding notes due 2006 are outstanding and $1,100,000,000 aggregate principal amount of the outstanding notes due 2009 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the outstanding notes.

   We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to those holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain Conditions to the Exchange Offer".

   Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than some applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" on page 48 for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time on , unless we, in our sole discretion, extend it.

   In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately after the previously scheduled expiration date.

   We reserve the right, in our sole discretion:

  .  to delay accepting for exchange any outstanding notes;

  . to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions outlined below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  . subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

   We will follow any delay in acceptance, extension, termination or amendment of the exchange offer as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

   During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Certain Conditions to the Exchange Offer

   Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if, in our reasonable judgment:

  . the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  . the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

   In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  . the representations described in the first paragraph under "--Terms of the Exchange Offer" on page 42 and "--Procedures for Tendering" below; and

  . other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to that holder an appropriate form for registration of the exchange notes under the Securities Act.

   These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of any of those rights. Each of those rights will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes that have been tendered, if at that time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

   Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, you must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent before the expiration date; or

  . comply with the DTC's Automated Tender Offer Program procedures described below.

   In addition:

  . the exchange agent must receive your outstanding notes along with the letter of transmittal; or

  . the exchange agent must receive, before the expiration date, a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent's account at the DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  . you must comply with the guaranteed delivery procedures described on page 47.

   The exchange agent must receive physical delivery of your letter of transmittal and other required documents at the address indicated under "-- Exchange Agent" on page 48 before the expiration date.

   Your tender that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions specified in this prospectus and in the letter of transmittal.

   The method of delivery of outstanding notes, the letter of transmittal and all other documents required by the exchange agent are at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

   If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

  . make appropriate arrangements to register ownership of the outstanding notes in your name; or

  . obtain a properly completed bond power from the registered holder of the outstanding notes.

   The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

   A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee signatures on a letter of transmittal or a notice of withdrawal described below, unless the outstanding notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this condition, those persons should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

   The exchange agent and the DTC have confirmed that any financial institution that is a participant in the DTC's system may use the DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing the DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. The DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by the DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  . the DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  . the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  .  the agreement may be enforced against the participant.

   We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived.

   Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with the DTC for outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "--Procedures for Tendering" on page 44 at any time on or before the expiration date.

   By signing the letter of transmittal, you, as a tendering holder of outstanding notes, will represent to us that, among other things:

  . any exchange notes that you receive will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  . if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

  . if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes; and

  . you are not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the outstanding notes at the DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in the DTC's system may make book-entry delivery of outstanding notes by causing the DTC to transfer the outstanding notes into the exchange agent's account at the DTC in accordance with the DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under the DTC's Automated Tender Offer Program before the expiration date, you may tender if:

  .  you make the tender through an eligible institution;

  . before the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

    . indicating your name and address, the registered number(s) of the outstanding notes and the principal amount of outstanding notes tendered:

    .  stating that the tender is being made by those documents; and

    . guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile of that letter together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent receives the properly completed and executed letter of transmittal or facsimile of that letter as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.


   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures outlined above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time before the expiration date.

   For a withdrawal to be effective:

  . the exchange agent must receive a written note -- which may be by telegram, telex, facsimile transmission or letter -- of withdrawal at one of the addresses indicated under "--Exchange Agent" on page 48; or

  . you must comply with the appropriate procedures of the DTC's Automated Tender Offer Program system.

   Any notice of withdrawal must:

  . specify the name of the person who tendered the outstanding notes to be withdrawn;

  . identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

  . where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

   If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, before the release of those certificates, the withdrawing holder must also submit;

  .  the serial numbers of the particular certificates to be withdrawn; and

  . a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

   If you have tendered outstanding notes under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Exchange Agent

   We have appointed United States Trust Company of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For delivery by registered/certified      For delivery by hand before 4:30
mail:                                     p.m.:
United States Trust Company of New
York                                      United States Trust Company of
P.O. Box 843 Cooper Station               New York
New York, NY 10276                        111 Broadway
Attn: Corporate Trust Services            New York, NY 10006

For delivery by overnight courier/        Attn: Lower Level Corporate
                                          Trust Window
                                          By facsimile transmission
by hand after 4:30 p.m. on the            (for eligible institutions
expiration date:                          only):
                                          (212) 420-6211
United States Trust Company of New        Attn: Customer Service
York                                      Facsimile confirmation: (800)
770 Broadway, 13th Floor                  548-6565
New York, NY 10003
Attn: Corporate Trust Operations


   Delivery of the letter of transmittal to an address other than as provided above or transmission via facsimile other than as provided above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $1,500,000. They include:

  .  SEC registration fees;

  .  fees and expenses of the exchange agent and trustee;

  .  accounting and legal fees and printing costs; and

  .  related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. You, as the tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

   If you do not submit satisfactory evidence of payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed to the tendering holder.

   Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Some Adverse Consequences of Failure to Exchange

   If you fail to exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the restrictions on transfer of your outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  .  could not rely on the applicable interpretations of the SEC; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   The amount of outstanding notes after the exchange offer is complete will be reduced by the amount of outstanding notes that will be tendered and exchanged for exchange notes in the exchange offer. We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer. In that case, the trading market for the outstanding notes will be adversely affected.

Accounting Treatment

   We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

   We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                       DESCRIPTION OF THE EXCHANGE NOTES

   The following is a summary description of the exchange notes, which we refer to in this section as the "Exchange Notes". This section summarizes all of the material terms of the Exchange Notes, but it is not complete and is qualified by reference to all the provisions of the indenture. However, it does provide an accurate summary of the material terms of the Exchange Notes.

   For purposes of this section, the term "Company" refers only to Global Crossing Holdings Ltd. and not to any of its Subsidiaries or GCL or any of its Subsidiaries other than Global Crossings Holdings Ltd. In addition, for purposes of this section, the term "GCL" refers only to Global Crossing Ltd. and not to any of its Subsidiaries. In this section, we refer to the outstanding notes as the "Notes". We define other capitalized terms under "-- Certain Definitions" beginning on page 73.

General

   The Exchange Notes will be issued under an Indenture, dated as of November 19, 1999 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Exchange Notes will be subject to all those terms, and we refer Holders of Exchange Notes to the Indenture and the Trust Indenture Act for a statement of those terms.

   The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions in the Indenture of certain terms used below. Copies of the form of Indenture and Registration Rights Agreement are available as provided below under "--Additional Information" on page 73.

   As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries, except for the PC-1 Subsidiaries, which will be Unrestricted Subsidiaries. GCL and Frontier are also Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate existing or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants contained in the Indenture. The Company at its election may also designate any other Subsidiary of GCL or any Subsidiary of Frontier as a Restricted Subsidiary.

Terms of Notes

   The Exchange Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Company. The Exchange Notes will rank senior in right of payment to all subordinated Indebtedness of the Company that may be issued in the future, if any.

   The Company conducts substantially all of its operations through its Subsidiaries and, therefore, the Company is dependent on the cash flow of its Subsidiaries to meet its obligations, including its obligations with respect to the Exchange Notes. The Exchange Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments, including trade payables and lease obligations, of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the Subsidiary's liquidation or reorganization, and the consequent right of the Holders of the Exchange Notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of that Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of that Subsidiary and any indebtedness of that Subsidiary that is senior to that held by the Company. As of September 30, 1999, on a pro forma basis after giving effect to (1) the offering of the outstanding notes and the application of the net proceeds from that offering, (2) the offering of the 6 3/8% cumulative convertible preferred stock of Global Crossing Ltd. completed on November 5, 1999, (3) the offering of the 7% cumulative convertible preferred stock of Global Crossing Ltd. completed on December 15, 1999, (4) the offering of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing Ltd. in connection with the Hutchison Global Crossing joint venture and (5) the Racal Telecom acquisition, the Company's Subsidiaries would have had approximately $4,980 million of

Indebtedness and other liabilities, including trade payables and lease obligations, outstanding, to which the Exchange Notes would have been effectively subordinated. See "Risk Factors Relating to the Exchange Notes--The exchange notes will be effectively subordinated to our secured obligations and to all indebtedness of our subsidiaries" on page 29.

Principal, Maturity and Interest

   The Exchange Notes will be limited in aggregate principal amount to $2.0 billion, consisting of $900.0 million principal amount of 9 1/8% Senior Notes due 2006 (the "Exchange Notes Due 2006") and $1.1 billion principal amount of 9 1/2% Senior Notes due 2009 (the "Exchange Notes Due 2009").

   The Exchange Notes Due 2006 will mature on November 15, 2006. Interest on the Exchange Notes Due 2006 will accrue at the rate of 9 1/8% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2000, to Holders of record on the immediately preceding May 1 and November 1. Interest on the Exchange Notes Due 2006 will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   The Exchange Notes Due 2009 will mature on November 15, 2009. Interest on the Exchange Notes Due 2009 will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2000, to Holders of record on the immediately preceding May 1 and November 1. Interest on the Exchange Notes Due 2009 will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   Principal, premium, if any, and interest on the Exchange Notes will be payable at the office or agency of the Company maintained for that purpose within the City and State of New York or, at the option of the Company, payment of interest on the Exchange Notes may be made by check mailed to the Holders of the Exchange Notes at their respective addresses included in the register of Holders of Exchange Notes; provided that all payments of principal, premium, if any, and interest on Exchange Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders of those Exchange Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for that purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Trustee initially will be Paying Agent and Registrar under the Indenture, and the Company may act as Paying Agent or Registrar under the Indenture.

Guarantees

   The Company's payment obligations with respect to the Exchange Notes will be jointly and severally guaranteed (the "Guarantees") by GCL and each other Person from time to time required to be a Guarantor. See "--Covenants--Future Guarantees" on page 67. Each of the Guarantors will receive a fee from the Company as consideration for its Guarantee, and the obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors Relating to the Exchange Notes--Fraudulent conveyance considerations may cause the exchange notes to be voided or subordinated to all our other debts" on page 30.

   The Indenture will provide that no Guarantor may consolidate with or merge with or into, whether or not the Guarantor is the surviving Person, another Person, whether or not affiliated with the Guarantor, unless:

     (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger, if other than the Guarantor, assumes all of the obligations of the Guarantor, under a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Exchange Notes, the Indenture and the registration rights agreement described in "The Exchange Offer--Background of the Exchange Offer" on page 41 (the "Registration Rights Agreement"); and

     (2) immediately after giving effect to that transaction, no Default or Event of Default exists.

The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Guarantor and any other Guarantor or the Company or any of its Restricted Subsidiaries.

   The Indenture will provide that, in the event of a sale or other disposition of all of the assets of any Guarantor, except for GCL, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, except for GCL, then that Guarantor, in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of that Guarantor, or the Person acquiring the property, in the event of a sale or other disposition of all of the assets of that Guarantor, will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of that sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales" on page 58.

Optional Redemption

   Except as provided below and under "--Change of Control Redemption" and "-- Optional Tax Redemption", the Exchange Notes Due 2006 are not redeemable at the Company's option at any time and the Exchange Notes Due 2009 are not redeemable at the Company's option before November 15, 2004. Thereafter, the Exchange Notes Due 2009 are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, provided below, plus accrued and unpaid interest on the Exchange Notes Due 2009 to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

            Year                               Percentage
            ----                               ----------
            2004..............................  104.750%
            2005..............................  103.167%
            2006..............................  101.583%
            2007 and thereafter...............  100.000%

Equity Offering Redemption

   Notwithstanding the above, at any time before November 15, 2002, the Company may, on any one or more occasions, redeem up to 25% of the aggregate principal amount of the Exchange Notes Due 2009 originally issued under the Indenture at a redemption price of 109.50% of the principal amount of the Exchange Notes Due 2009, plus accrued and unpaid interest on the Exchange Notes Due 2009 to the redemption date, with the net cash proceeds received from one or more Equity Offerings made by the Company or GCL, to the extent the net cash proceeds received by GCL were contributed to the Company as common equity capital; provided that at least 75% of the aggregate principal amount of Exchange Notes Due 2009 originally issued under the Indenture remain outstanding immediately after the occurrence of the redemption. The Company may make the redemption upon not less than 30 nor more than 60 days' notice, but in no event more than 90 days after the closing of the related Equity Offering. Notice may be given before the completion of the related Equity Offering and the redemption may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including the completion of the related Equity Offering.

Change of Control Redemption

   In addition, (1) at any time before November 15, 2004, the Exchange Notes Due 2009 may be redeemed at the option of the Company and (2) at any time before their maturity, the Exchange Notes Due 2006 may be redeemed at the option of the Company, in each case, in whole but not in part, upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice, but in no event may the redemption occur more than 90 days after the occurrence of the Change of Control, mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of the Exchange Notes being redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the "Redemption Date").

   "Applicable Premium" means:

     (1) with respect to any Exchange Note Due 2009 on any Redemption Date, the greater of (a) 1.0% of the principal amount of that Exchange Note or
  (b) the excess of (A) the present value at the Redemption Date of the redemption price of that Exchange Note at November 15, 2004, which redemption price is provided in the table above, plus all required interest payments due on that Exchange Note through November 15, 2004, excluding accrued but unpaid interest, computed using a discount rate equal to the relevant Treasury Rate plus 50 basis points over (B) the principal amount of that Exchange Note, if greater; and

     (2) with respect to any Exchange Note Due 2006 on any Redemption Date, the greater of (a) 1.0% of the principal amount of that Exchange Note or
  (b) the excess of (A) the present value at the Redemption Date of 100.000% of the principal amount of that Exchange Note plus all required interest payments due on that Exchange Note through November 15, 2006, excluding accrued but unpaid interest, computed using a discount rate equal to the relevant Treasury Rate plus 50 basis points over (B) the principal amount of that Exchange Note, if greater.

   "Treasury Rate" means:

     (1) with respect to the calculation of the Applicable Premium for any Exchange Note Due 2009 as of any Redemption Date, the yield to maturity as of the Redemption Date of United States Treasury securities with a constant maturity -- as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days before the Redemption Date or, if that Statistical Release is no longer published, any publicly available source of similar market data -- most nearly equal to the period from the Redemption Date to November 15, 2004; provided, however, that if the period from the Redemption Date to November 15, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used; and

     (2) with respect to the calculation of the Applicable Premium for any Exchange Note Due 2006 as of any Redemption Date, the yield to maturity as of the Redemption Date of United States Treasury securities with a constant maturity -- as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days before the Redemption Date or, if that Statistical Release is no longer published, any publicly available source of similar market data -- most nearly equal to the period from the Redemption Date to November 15, 2006; provided, however, that if the period from the Redemption Date to November 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Optional Tax Redemption

   The Exchange Notes are subject to redemption at the option of the Company or a successor corporation at any time, in whole but not in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount of the Exchange Notes, plus accrued and unpaid interest on the Exchange Notes to the redemption date if, as a result of any change in or amendment to the laws or any regulations or ruling promulgated under the laws of:

     (1) Bermuda or any political subdivision or governmental authority of Bermuda or having the power to tax in Bermuda;

     (2) any jurisdiction, other than the United States, from or through which payment on the Exchange Notes is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority of that jurisdiction or having the power to tax in that jurisdiction; or

     (3) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority of that jurisdiction or having the power to tax in that jurisdiction, or any change in the official application or interpretation of those laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which that jurisdiction, or that political subdivision or taxing authority, is a party (a "Change in Tax Law"), which becomes effective on or after the date of this prospectus, the Company or a successor corporation is or would be required on the next succeeding interest payment date to pay Additional Amounts with respect to the Exchange Notes, as described below under "--Payment of Additional Amounts", and the payment of the Additional Amounts cannot be avoided by the use of any reasonable measures available to the Company or a successor corporation.

   In addition, the Exchange Notes are subject to redemption at the option of the Company at any time, in whole but not in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the principal amount of the Exchange Notes, plus accrued and unpaid interest on the Exchange Notes to the redemption date, if the Person formed by a consolidation or amalgamation of the Company or into which the Company is merged or to which the Company conveys, transfers or leases its properties and assets substantially as an entirety is required, as a consequence of the consolidation, amalgamation, merger, conveyance, transfer or lease and as a consequence of a Change in Tax Law occurring after the date of the consolidation, amalgamation, merger, conveyance, transfer or lease, to pay Additional Amounts in respect of any tax, assessment or governmental charge imposed on any Holder of Exchange Notes.

Payment of Additional Amounts

   If any deduction or withholding for any present or future taxes, assessments or other governmental charges of:

     (1) Bermuda or any political subdivision or governmental authority of Bermuda or having power to tax in Bermuda;

     (2) any jurisdiction, other than the United States, from or through which payment on the Exchange Notes is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority of that jurisdiction or having the power to tax in that jurisdiction; or

     (3) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority of that jurisdiction or having the power to tax in that jurisdiction will at any time be required by that jurisdiction, or any such political subdivision or taxing authority, in respect of any amounts to be paid by the Company or a successor corporation under the Exchange Notes, the Company or a successor corporation will pay to each Holder of Exchange Notes as additional interest, those additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to that holder of those Exchange Notes who, with respect to any such tax, assessment or other governmental charge, is not resident in, or a citizen of, that jurisdiction, after that deduction or withholding, will be not less than the amount specified in those Exchange Notes to which that Holder is entitled; provided, however, that the Company or a successor corporation will not be required to make any payment of Additional Amounts for or on account of:

     (a) any tax, assessment or other governmental charge that would not have been imposed but for (A) the existence of any present or former connection between that Holder or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, that Holder, if that Holder is an estate, trust, partnership, limited liability company or corporation, and the taxing jurisdiction or any political subdivision or territory or possession of the taxing jurisdiction or area subject to its jurisdiction, including that Holder or the fiduciary, settlor, beneficiary, member, shareholder or possessor being or having been a citizen or resident of the taxing jurisdiction or being or having been present or engaged in a trade or business in the taxing jurisdiction or having or having had a permanent establishment in the taxing jurisdiction, (B) the presentation of an Exchange Note, where presentation is required, for payment on a date more than 30 days after (x) the date on which that payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later, or (C) the presentation of an Exchange Note for payment in Bermuda or any political subdivision of Bermuda, unless that Exchange Note could not have been presented for payment elsewhere;

     (b) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

     (c) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payment of principal of, premium, if any, or any interest on the Exchange Notes;

     (d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Exchange Note to comply with a request of the Company addressed to the Holder (A) to provide information, documents or other evidence concerning the nationality, residence or identity of the Holder or the beneficial owner or (B) to make and deliver any declaration or other similar claim -- other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company -- or satisfy any information or reporting requirements, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or other governmental charge; or

     (e) any combination of items (a), (b), (c) and (d) above;

nor will Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest on, any Exchange Note to any Holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of that payment to the extent that the payment would be required by the laws of:

     (A) Bermuda or any political subdivision or governmental authority of Bermuda or having the power to tax in Bermuda;

     (B) any jurisdiction, other than the United States, from or through which payment on the Exchange Notes is made by the Company or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority of that jurisdiction or having the power to tax in that jurisdiction; or

     (C) any other jurisdiction, other than the United States, in which the Company or a successor corporation is organized, or any political subdivision or governmental authority of that jurisdiction or having the power to tax in that jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to that fiduciary or a member of that partnership, limited liability company or beneficial owner who would not have been entitled to those Additional Amounts had it been the Holder of that Exchange Note.

   The Company will provide the Trustee with the official acknowledgment of the relevant taxing authority or, if the acknowledgment is not available, a certified copy of the acknowledgement evidencing the payment of the withholding taxes, if any, by the Company. Copies of the documentation will be made available to the Holders of the Exchange Notes or the Paying Agent, as applicable, upon request.

   All references in this prospectus to principal of, premium, if any, and interest on the Exchange Notes will include any Additional Amounts payable by the Company in respect of the principal, premium, if any, and interest on the Exchange Notes.

Selection and Notice

   If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are then listed, or, if the Exchange Notes are not so then listed, on a pro rata basis, by lot or by the method that the Trustee will deem fair and appropriate; provided that no Exchange Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to the Exchange Note will state the portion of the principal amount of the Exchange Note to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion of the Exchange Note will be issued in the name of the Holder upon cancellation of the original Exchange Note. Exchange Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions of Exchange Notes called for redemption.

Mandatory Redemption

   Except as provided below under "--Repurchase at the Option of Holders", the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

Repurchase at the Option of Holders

 Change of Control

   Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Company to purchase all or any part, equal to $1,000 or an integral multiple of $1,000, of the Holder's Exchange Notes in the offer described below (the "Change of Control Offer") at a purchase price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount of the Exchange Notes, plus accrued and unpaid interest on the Exchange Notes to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that the Company will not be obligated to repurchase Exchange Notes as provided in this covenant in the event that it has exercised its rights to redeem all of the Exchange Notes as described above under "--Optional Redemption". Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Exchange Notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date the notice is mailed (the "Change of Control Payment Date"), in accordance with the procedures required by the Indenture and described in the notice.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of Exchange Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under this covenant by virtue of that compliance.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Exchange Notes or portions of Exchange Notes properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions of Exchange Notes so tendered and (3) deliver or cause to be delivered to the Trustee Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being purchased by the Company. The Paying Agent will promptly mail or deliver to each Holder of Exchange Notes so tendered the Change of Control Payment for the Exchange Notes, and the Trustee will promptly authenticate and mail or deliver, or cause to be transferred by book entry, to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of Exchange Notes surrendered, if any; provided that that new Exchange Note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Exchange Notes to require that the Company purchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction. The Company's ability to purchase Exchange Notes upon a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any such required purchases. See "Risk Factors Relating to the Exchange Notes--We may not be able to fund a change of control offer" on page 30.

   The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements included in the Indenture applicable to a Change of Control Offer made by the Company, and purchases all Exchange Notes validly tendered and not withdrawn under the Change of Control Offer.

 Asset Sales

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale, unless:

     (1) the Company, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value -- as determined in good faith by the Board of Directors, including as to the value of all noncash consideration, and included in an Officers' Certificate delivered to the Trustee -- of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration for the Asset Sale is in the form of cash and/or Cash Equivalents; and

     (3) the Net Proceeds received by the Company or the Restricted Subsidiary, as the case may be, from the Asset Sale are applied within 360 days following the receipt of the Net Proceeds (a) first, to the extent the Company or that Restricted Subsidiary, as the case may be, elects, to the redemption or repurchase of outstanding pari passu Indebtedness of the Company or Purchase Money Indebtedness of any Restricted Subsidiary; provided that in the event that that Restricted Subsidiary is a Guarantor, the Purchase Money Indebtedness to be redeemed or repurchased ranks at least pari passu to the Guarantee given by that Restricted Subsidiary and
  (b) second, to the extent of the balance of the Net Proceeds after application as described in (a) above and to the extent the Company or that Restricted Subsidiary, as the case may be, elects to reinvest or enter into a legally binding agreement to reinvest the Net Proceeds, or any portion of the Net Proceeds, in assets that are used or useful in a Permitted Business. The balance of the Net Proceeds, after the application of the Net Proceeds as described in the immediately preceding clauses (a) and (b) will constitute "Excess Proceeds".

   When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, taking into account income earned on the Excess Proceeds, the Company will be required to make an offer to all Holders of Exchange Notes and pari passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes and pari passu Indebtedness that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount of those Exchange Notes, plus accrued and unpaid interest on those Exchange Notes to the date of purchase, in accordance with the procedures provided in the Indenture and the agreements governing the pari passu Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use the Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Exchange Notes and pari passu Indebtedness tendered into the Asset Sale Offer surrendered by Holders of Exchange Notes exceeds the amount of Excess Proceeds, the Trustee will select the Exchange Notes and pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero for purposes of the first sentence of this paragraph.

   The amount of (a) any liabilities, as shown on the Company's or any Restricted Subsidiary's, as the case may be, most recent balance sheet, of the Company or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee of the Exchange Notes, that are assumed by the transferee of any assets under an agreement that releases the Company or any Restricted Subsidiary from all liability in respect of those assets, (b) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of the Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of that Indebtedness in connection with that Asset Sale and (c) any securities, notes or other obligations received by the Company or that Restricted Subsidiary, as the case may be, from that transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or that Restricted Subsidiary, as the case may be, into cash and/or Cash Equivalents, to the extent of the cash and/or Cash Equivalents received, will be deemed to be cash and/or Cash Equivalents for purposes of this provision.

Covenants

 Restricted Payments

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries, or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests, other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of the Company or to the Company or a Restricted Subsidiary of the Company;

     (2) purchase, redeem or otherwise acquire or retire for value, including in connection with any merger or consolidation involving the Company, any Equity Interests of the Company or any direct or indirect parent of the Company, other than the Equity Interests owned by the Company or any Wholly-Owned Restricted Subsidiary of the Company;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Notes, except a payment of interest or principal at Stated Maturity; or

     (4) make any Restricted Investment;

all the payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments", unless:

     (a) at the time of and after giving effect to that Restricted Payment, no Default or Event of Default will have occurred and be continuing or would occur as a consequence of that Restricted Payment;

     (b) in the case of clauses (1), (2) and (3) above, and, in the case of any Restricted Investment that is not an Investment in a Permitted Business, the Company would, at the time of that Restricted Payment and after giving pro forma effect to that Restricted Payment as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either clause (1) or (2) of the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries and any Permitted Investments made pursuant to clause (8)

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  of the definition of Permitted Investments after May 18, 1998 -- excluding
  Restricted Payments permitted by clauses (2), (3), (4), (6) and (7), but, in the case of clause (7), only to the extent that those Restricted Payments are reflected as an expense on the income statements of GCL, of the next succeeding paragraph -- is less than the sum, without duplication, of:

       (A) the remainder of (x) 100% of the cumulative Consolidated Cash Flow or, in the case Consolidated Cash Flow will be negative, less 100% of that deficit for the period, taken as one accounting period, beginning on March 31, 1998 and ending on the last day of the last full fiscal quarter immediately preceding the date of that Restricted Payment minus (y) the product of 1.5 times the cumulative Consolidated Interest Expense from May 18, 1998 through the last day of the last full fiscal quarter immediately preceding the date of that Restricted Payment, plus

       (B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of property or assets received by the Company since May 18, 1998 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company, other than Disqualified Stock, or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into those Equity Interests, other than Equity Interests or Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company, plus the amount of cash or the fair market value, as determined above, of property or assets received by the Company or any Restricted Subsidiary upon the conversion or exchange, plus

       (C) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, (y) proceeds realized by the Company or any Restricted Subsidiary upon the sale of any Investments to a Person other than GCL, the Company or any Subsidiary of the Company or (z) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any of the immediately preceding clauses (x), (y) or (z) the aggregate amount of Restricted Investments made by the Company or any Restricted Subsidiary in any Unrestricted Subsidiary after the date of the Indenture, plus

       (D) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount of proceeds, net of any cost of disposition, equal to the initial amount of that Restricted Investment.

   The above provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of that dividend, if at the date of declaration that payment would have complied with the foregoing provisions;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of the Company, of other Equity Interests of the Company, other than any Disqualified Stock; provided that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(B) of the preceding paragraph;

     (3) the defeasance, redemption, retirement, repurchase or other acquisition of Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any of its Restricted Subsidiaries held by any member of the Company's or any Restricted Subsidiary's management; provided that the aggregate price paid for all the repurchased, redeemed,

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

  acquired or retired Equity Interests will not exceed $10.0 million in any twelve-month period, with unused amounts being carried over to succeeding twelve-month periods, subject to a maximum of $15.0 million in any twelve-month period;

     (6) Investments made with the net cash proceeds received from an Equity Offering made by the Company or GCL, but only to the extent those net cash proceeds received by GCL were contributed to the Company as common equity capital, provided that the amount of those net cash proceeds received by GCL that are utilized for that Investment be excluded from clause (c)(B) of the preceding paragraph plus 50% of the net gain realized and not otherwise included in Consolidated Cash Flow from the sale of Restricted Investments;

     (7) the payment of any dividend or the making of any distribution to GCL by the Company or any Restricted Subsidiary to pay or permit GCL to pay any GCL Expenses or any Related Taxes; and

     (8) other Restricted Payments in an aggregate amount not to exceed $25.0 million.

   The Board of Directors may not designate any Subsidiary of the Company -- other than a newly-created Subsidiary in which no Investment has previously been made, other than the amount required to capitalize that Subsidiary in connection with its organization -- as an Unrestricted Subsidiary (a "Designation") unless:

     (1) no Default or Event of Default will have occurred and be continuing at the time of or after giving effect to that Designation;

     (2) the Company would, immediately after giving effect to that Designation, have been permitted to incur at least $1.00 of additional Indebtedness under either clause (1) or (2) of the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) the Company would not be prohibited under this Indenture from making an Investment at the time of that Designation, assuming the effectiveness of that Designation for purposes of clauses (a) and (b) of the first paragraph of this covenant, in an amount equal to the fair market value of the net Investment of the Company or any other Restricted Subsidiary in the Subsidiary on that date.

   In the event of any Designation, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of that Designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All those outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the fair market value of those Investments at the time of that Designation.

   The Indenture will further provide that a Designation may be revoked (a "Revocation") by a resolution of the Board of Directors delivered to the Trustee, provided that the Company will not make any Revocation unless:

     (1) no Default or Event of Default will have occurred and be continuing at the time of or after giving effect to that Designation; and

     (2) all Liens and Indebtedness of the Unrestricted Subsidiary outstanding immediately following that Revocation would, if incurred at that time, have been permitted to be incurred at such time for all purposes under the Indenture.

   The amount of all Restricted Payments, other than cash, will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the Restricted Subsidiary, as the case may be regarding the Restricted Payment. The fair market value of any asset(s) or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors, that determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million.

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

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness, including Acquired Debt, or issue shares of Disqualified Stock and its Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock or preferred stock if either:

     (1) the Consolidated Leverage Ratio is less than 5.5 to 1.0 before May 15, 2001, or 5.0 to 1.0 after May 15, 2001; or

     (2) the Consolidated Capital Ratio is less than 2.5 to 1.0.

   Notwithstanding the above, the provisions of the paragraph outlined above will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

     (a) the incurrence by the Company of Indebtedness represented by the Notes and the Exchange Notes;

     (b) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

     (c) the incurrence of Indebtedness by the Company to any Restricted Subsidiary or Indebtedness of any Restricted Subsidiary to the Company or any other Restricted Subsidiary, but only for so long as that Indebtedness is held by the Company or the Restricted Subsidiary;

     (d) the incurrence by the Company or any of its Restricted Subsidiaries of Capital Lease Obligations, other than leases of backhaul services, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or the Restricted Subsidiary, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

     (e) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to acquisitions of capacity made in the ordinary course of business;

     (f) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

     (g) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which the Restricted Subsidiary was acquired by the Company; provided, however, that at the time the Restricted Subsidiary is acquired by the Company, giving effect to that acquisition, the Company would have been able to incur $1.00 of additional Indebtedness under the immediately preceding paragraph;

     (h) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the Indenture to be incurred under the immediately preceding paragraph or clauses (a), (b),
  (d), (g), (h), (i), (k), (n) or (o) of this paragraph;

     (i) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness not otherwise permitted to be incurred under this paragraph in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred under to this clause (i), not to exceed $50.0 million;

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

     (j) the incurrence of Indebtedness by a Receivables Entity in a Qualified Receivables Transaction, provided that the proceeds of that Indebtedness are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

     (k) the incurrence by the Company or any Restricted Subsidiary of Purchase Money Indebtedness, provided that the amount of that Purchase Money Indebtedness does not exceed 100% of the cost of construction, installation, acquisition, lease, development, design, engineering, financing, testing, start-up, upgrade, completion or improvement of assets, together with related costs and expenses, used in the business of the Company or the Restricted Subsidiary;

     (l) letters of Credit that are cash collateralized;

     (m) letters of Credit in an aggregate principal amount equal to $200.0 million less the amount of outstanding Indebtedness under clause (n) of this paragraph;

     (n) the incurrence by the Company or any of its Restricted Subsidiaries of revolving credit Indebtedness in an aggregate amount not to exceed $200.0 million at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred under this clause (n); and

     (o) the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant.

   The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, including Permitted Indebtedness, that is contractually subordinated in right of payment to any other Indebtedness of the Company or the Restricted Subsidiary unless that Indebtedness is also contractually subordinated in right of payment to the Exchange Notes on substantially identical terms; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

 Liens

   The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind, other than Permitted Liens, upon any of their property or assets, now owned or acquired in the future, unless all payments due under the Indenture and the Exchange Notes are secured on an equal and ratable basis with the obligations so secured until the time when those obligations are no longer secured by a Lien.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

  However, the above restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (a) Existing Indebtedness as in effect on the date of the Indenture;

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

     (b) agreements as in effect as of the date of the Indenture;

     (c) Indebtedness incurred in accordance with clause (g), (h), (i), (k) or (n) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", provided that those encumbrances or restrictions are customary with respect to those types of Indebtedness, as determined in good faith by the Chief Financial Officer of the Company, and provided further that the provisions of that Indebtedness do not prohibit payments by the Company of principal, premium, interest and Additional Amounts under the terms of the Exchange Notes and the Indenture;

     (d) the Indenture, the Notes and the Exchange Notes;

     (e) applicable law;

     (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of the acquisition, except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted by the terms of the Indenture to be incurred;

     (g) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

     (i) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing
  Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (k) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to those Liens;

     (l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Sale and Leaseback Transactions

   The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

     (1) the Company or the Restricted Subsidiary, as the case may be, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to that sale and leaseback transaction pursuant to either of the Consolidated Leverage Ratio or Consolidated Capital Ratio tests included in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure that Indebtedness pursuant to the covenant described above under the caption "--Liens";

     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and included in an Officers' Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

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

     (3) the transfer of assets in that sale and leaseback transaction is treated as an Asset Sale, and the Company applies the proceeds of that transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales".

 Merger, Consolidation or Sale of Assets

   The Company may not, directly or indirectly, consolidate or merge with or into, whether or not the Company is the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

     (1) the Company is the surviving corporation or the Person formed by or surviving the consolidation or merger, if other than the Company, or to which that sale, assignment, transfer, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or Bermuda;

     (2) the Person formed by or surviving the consolidation or merger, if other than the Company, or the Person to which that sale, assignment, transfer, conveyance or other disposition will have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes, the Exchange Notes and the Indenture under a supplemental indenture in a form reasonably satisfactory to the Trustee;

     (3) immediately after that transaction no Default or Event of Default exists; and

     (4) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company, the Company or the Person formed by or surviving the consolidation or merger, if other than the Company, or to which the sale, assignment, transfer, conveyance or other disposition will have been made (a) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, immediately after the transaction and after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under either clause (1) or (2) of the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock".

     The Indenture will also provide that the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries and any of the Guarantors.

 Transactions with Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or the Restricted Subsidiary with an unrelated Person; and

     (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a resolution of the Board of Directors included in an Officers' Certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and an opinion as to the fairness to the Holders of the Affiliate Transaction from a financial point of view is obtained from an accounting, appraisal or investment banking firm of national standing.

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

   Notwithstanding the above, the following items will not be deemed to be Affiliate Transactions:

     (1) (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director that have been or will be entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans, (b) the payment of compensation, performance of indemnification or contribution obligations, or an issuance, grant or award of stock, options, or other equity-related interests or other securities to employees, officers or directors in the ordinary course of business, (c) any transaction with an officer or director in the ordinary course of business not involving more than $250,000 in any one case or (d) Management Advances and payments in respect of Management Advances;

     (2) transactions between or among the Company and/or its Restricted Subsidiaries or any Receivables Entity;

     (3) payment of reasonable directors' fees;

     (4) any sale or other issuance of Equity Interests, other than Disqualified Stock, of the Company;

     (5) Affiliate Transactions in effect or approved by the Board of Directors on the date of the Indenture, including any amendments to the indenture, provided that the terms of those amendments are not materially less favorable to the Company or the relevant Restricted Subsidiary than the terms of the agreement before those amendments;

     (6) transactions with respect to capacity or dark fiber between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or other Affiliate and joint sales and marketing under an agreement or agreements between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or other Affiliate, provided that in the case of this clause (6), those agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of the transaction in an arm's-length transaction with an unrelated third party or, in the case of a transaction with an Unrestricted Subsidiary, are either (a) entered into in connection with a transaction involving the selection by a customer of cable system capacity entered into in the ordinary course of business or (b) involve the provision by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of sales and marketing services, operations, administration and maintenance services or development services for which the Company or the Restricted Subsidiary receives a fair rate of return, as determined by the Board of Directors and included in an Officers' Certificate delivered to the Trustee, above its expenses of providing those services;

     (7) any transaction entered into in the ordinary course of business between the Company or any Restricted Subsidiary and any Unrestricted Subsidiary or any Affiliate, provided that in the case of this clause (7), those agreements are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of the transaction in an arm's-length transaction with an unrelated third party; and

     (8) Restricted Payments that are permitted by the covenant described above under the caption "--Restricted Payments".

 Issuances and Sales of Equity Interests in Wholly-Owned Restricted
 Subsidiaries

   The Company:

     (1) will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Restricted Subsidiary of the Company to any Person, other than the Company or a Wholly-Owned Restricted Subsidiary of the Company, unless (a) that transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in that Wholly-Owned Restricted Subsidiary and (b) the cash Net Proceeds from that transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; and

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     (2) will not permit any Wholly-Owned Restricted Subsidiary of the
  Company to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company.

 Future Guarantees

   If any Restricted Subsidiary guarantees any Debt Securities issued by the Company, then:

     (1) the Company will promptly notify the Trustee of that guarantee;

     (2) the Trustee will, in turn, notify each Holder; and

     (3) the Company will cause the Indenture to be amended to make that Restricted Subsidiary a Guarantor under the Indenture.

   Before the execution of the amendment, each Restricted Subsidiary required to become a Guarantor pursuant to the provisions of this covenant will be deemed a Guarantor under the Indenture for purposes of determining the rights and obligations under the Indenture.

 Business Activities

   The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

 Payments for Consent

   Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless that consideration is offered to be paid or is paid to all Holders of the Exchange Notes that consent, waive or agree to amend the terms or provisions of the Indenture or the Exchange Notes in the time frame provided in the solicitation documents relating to the consent, waiver or agreement.

 Reports

   Whether or not required by the rules and regulations of the SEC, so long as any Exchange Notes are outstanding, the Company will furnish to the Trustee and the Holders of the Exchange Notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company was required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report on that annual information by the Company's certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file those reports, in each case within the time periods specified in the SEC's rules and regulations.

   In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all the information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make the information available to securities analysts and prospective investors upon request.

   The Company will be deemed to have satisfied those requirements if GCL files and provides reports, documents and information of the types otherwise so required by the SEC, in each case within the applicable

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time periods, and the Company is not required by the SEC to file such reports, documents and information separately under the applicable rules and regulations of the SEC, after giving effect to any exemptive relief, because of the filings by GCL. Furthermore, the Company will agree that, for so long as any Exchange Notes remain outstanding and regardless of the immediately preceding sentence, it will furnish to the Holders of the Exchange Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   The Indenture will provide that each of the following will constitute an Event of Default with respect to the Exchange Notes of each series:

     (1) default for 30 days in the payment when due of interest on the Exchange Notes;

     (2) default in the payment when due of the principal of, or premium, if any, on, the Exchange Notes;

     (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described above under the captions "--Change of Control", "--Asset Sales", "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Exchange Notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries, or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, whether that Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default results in the acceleration of that Indebtedness before its express maturity and, in each case, the principal amount of that Indebtedness, together with the principal amount of any other Indebtedness the maturity of which has been so accelerated, aggregates $25.0 million or more;

     (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments not subject to appeal aggregating in excess of $25.0 million, net of applicable insurance coverage which is acknowledged in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as provided by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, will deny or disaffirm its obligations under its Guarantee; and

     (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Exchange Notes of any series may declare all the Exchange Notes of that series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Exchange Notes of any series may direct the Trustee in its exercise of any trust or power affecting that series of Exchange Notes. The Trustee may withhold from Holders of the Exchange Notes notice of any continuing Default or Event of Default -- except a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on, the Exchange Notes -- if it determines that withholding notice is in their interest.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company

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

would have had to pay if the Company then had elected to redeem the Exchange Notes Due 2009 pursuant to the optional redemption provisions of the Indenture, an equivalent premium also will become immediately due and payable, to the extent permitted by law, upon the acceleration of the Exchange Notes Due 2009. If an Event of Default occurs before November 15, 2004 by reason of any wilful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange Notes Due 2009 before November 15, 2004, then the premium specified in the Indenture also will become immediately due and payable, to the extent permitted by law, upon the acceleration of the Exchange Notes Due 2009.

   The Holders of a majority in aggregate principal amount of the then outstanding Exchange Notes of any series by notice to the Trustee may on behalf of the Holders of all of the Exchange Notes in that series waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on, the Exchange Notes.

   The Company will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company will be required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying that Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Incorporators or Shareholders

   Subject to the Companies Act 1981 of Bermuda, no director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company with respect to the Exchange Notes or the Indenture, or for any claim based on, or in respect or by reason of, those obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note will waive and release any and all liability of that nature. That waiver and release are part of the consideration for issuance of the Exchange Notes. That waiver may not be effective to waive liabilities under federal securities laws, and it is the view of the SEC that a waiver of that type is against public policy.

Legal Defeasance and Covenant Defeasance

   The obligations of the Company in the Indenture as they relate to any series of Exchange Notes will be discharged and cancelled upon the delivery by the Company to the Trustee for cancellation of all the Exchange Notes of that series or upon irrevocable deposit with the Trustee, within not more than one year before the redemption of the Exchange Notes of that series, or when the Exchange Notes of that series are to be called for redemption within one year under arrangements satisfactory to the Trustee, of funds sufficient for the payment or redemption of all the Exchange Notes of that series. In addition, the Indenture will provide that the Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes of any series ("Legal Defeasance"), except for:

     (1) the rights of Holders of outstanding Exchange Notes of that series to receive payments in respect of the principal of, premium, if any, and interest on those Exchange Notes when those payments are due from the trust referred to below;

     (2) the Company's obligations with respect to the Exchange Notes of that series concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee and the Company's obligations in connection with those rights, powers, trusts, duties and immunities; and

     (4) the Legal Defeasance provisions of the Indenture.

   In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are contained in the Indenture ("Covenant Defeasance") and, thereafter, any

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

omission to comply with those obligations will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events --
 but not including non-payment, bankruptcy, receivership, rehabilitation or insolvency events -- described under "--Events of Default" will no longer constitute an Event of Default.

   In order to exercise either Legal Defeasance or Covenant Defeasance in respect of any series of Exchange Notes:

     (1) the Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders of that series of Exchange Notes, cash in United States dollars, non-callable Government Securities, or a combination of cash and non-callable Government Securities, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding series of Exchange Notes on the stated maturity of those Exchange Notes or on the applicable redemption date, as the case may be, and the Company must specify whether those Exchange Notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and an opinion of counsel based on that information will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance, and of those Holders will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

     (4) no Default or Event of Default will have occurred and be continuing on the date of the deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the Indenture, to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

     (6) the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights and remedies generally;

     (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Exchange Notes over other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

     (8) the Company must deliver to the Trustee an opinion of counsel in Bermuda reasonably acceptable to the Trustee to the effect that the Holders of the outstanding Exchange Notes will not be adversely affected under Bermuda law; and

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

     (9) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel in the United States reasonably acceptable to the Trustee, each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as applicable, have been complied with.

Transfer and Exchange

   A Holder may transfer or exchange the Exchange Notes in accordance with the procedures provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Exchange Note selected for redemption. Also, the Company will not be required to transfer or exchange any Exchange Note for a period of 15 days before (1) a selection of Exchange Notes to be redeemed, (2) an interest payment date or (3) the mailing of notice of a Change of Control Offer or Asset Sale Offer. The registered Holder of an Exchange Note will be treated as the owner of it for all purposes under the Indenture.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the Indenture or the Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Exchange Notes of any series affected by the amendment or supplement -- including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes -- and any existing default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Notes of any series affected by default or compliance -- including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Notes.

   Without the consent of each Holder affected, this amendment or waiver may not, with respect to any Exchange Notes held by a non-consenting Holder:

     (1) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal or change the fixed maturity of any Exchange Note, or alter the redemption provisions of the Exchange Notes, other than redemption provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders";

     (3) reduce the rate of, or change the time for, payment of interest on any Exchange Note;

     (4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Exchange Notes, except a rescission of acceleration of the Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from that acceleration;

     (5) make any Exchange Note payable in money other than that stated in the Exchange Notes;

     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the Exchange Notes to receive payments of principal of, premium, if any, or interest on the Exchange Notes;

     (7) waive a redemption payment with respect to any Exchange Note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"; or

     (8) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any Holder of Exchange Notes, the Company and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to Holders of Exchange Notes in the case of

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

a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Exchange Notes or that does not adversely affect the legal rights under the Indenture of any Holder of Exchange Notes, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

   The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue, or resign.

   The Holders of a majority in principal amount of the then outstanding Exchange Notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee regarding that series of Exchange Notes, subject to certain exceptions. In case an Event of Default occurs which is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless the Holder of Exchange Notes will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

   The Indenture will provide that it and the Exchange Notes will be governed by and construed in accordance with the laws of the State of New York.

   The Company and the Guarantors will submit to the jurisdiction of the United States federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Exchange Notes and the Indenture. The Company has appointed CT Corporation System as its authorized agent upon which process may be served in any such action. See "Service of Process and Enforcement of Liabilities" on page 95.

Currency Indemnity

   United States dollars are the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the Exchange Notes, including damages. Any account received or recovered in a currency other than dollars, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the liquidation, dissolution or other winding-up of the affairs of the Company or the Guarantors or otherwise, by any Holder of an Exchange Note in respect of any sum expressed to be due to it from the Company or the Guarantors will only constitute a discharge to the Company and the Guarantors to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so. If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Exchange Note, the Company and the Guarantors will indemnify it against any loss sustained by it as a result. In any event, the Company and the Guarantors will indemnify the recipient against the cost of making the purchase. For the purposes of this paragraph, it will be sufficient for the Holder of an Exchange Note to certify in a satisfactory manner, indicating the sources of information used, that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery or, if a purchase of dollars on that date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above. These indemnities constitute a separate and independent obligation from the Company's and the Guarantors' other obligations, will give rise to

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

a separate and independent cause of action, will apply irrespective of any indulgence granted by any Holder of an Exchange Note and will remain in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Exchange Note.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement, without charge, by writing to the Company at the address provided under "Where You Can Find More Information" on page i.

Certain Definitions

   Provided below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all those terms, as well as any other capitalized terms used in this section for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of the specified Person, including Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of the specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with", as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.

   "Asset Sale" means:

     (1) the sale, lease, transfer, conveyance or other disposition of any assets or rights, including by way of a sale and leaseback, other than sales of inventory in the ordinary course of business and other than any sale, lease, transfer, conveyance or other disposition of capacity on any cable system owned, controlled or operated by the Company or any Restricted Subsidiary or of telecommunications capacity or transmission rights acquired by the Company or any Restricted Subsidiary for use in a Permitted Business, provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of its Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $25.0 million or (b) for net proceeds in excess of $25.0 million.

   Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales: (1) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (2) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (3) a Restricted Payment that is permitted by the covenant described above under the caption "--Covenants-- Restricted Payments", (4) a transfer of assets by the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction and (5) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of a Permitted Business and that is disposed of in the ordinary course of business.

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

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.

   "Board of Directors" means the board of directors or other governing body of the Company or, if the Company is owned or managed by a single entity, the board of directors or other governing body of that entity, or, in either case, any committee of the board of directors or other governing body duly authorized to act on behalf of the board or governing body.

   "Board Resolution" means a duly authorized resolution of the Board of Directors.

   "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited, and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (1) United States dollars, (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government, provided that the full faith and credit of the United States is pledged in support of those securities or guarantees having maturities of not more than six months from the date of acquisition, (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above, (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

   "Change of Control" means the occurrence of any of the following:

     (1) any "person", as the term is used in Section 13(d)(3) of the Exchange Act, other than a Permitted Holder, is or becomes the beneficial owner, directly or indirectly, of 35% or more of the Voting Stock, measured by voting power rather than number of shares, of the Company or GCL, and the Permitted Holders own, in the aggregate, a lesser percentage of the total Voting Stock, measured by voting power rather than by number of shares, of the Company or GCL than that person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or GCL; for the purposes of this clause, the other person will be deemed to "beneficially own" any Voting Stock of a specified corporation held by a parent corporation if the other person beneficially owns, directly or indirectly, more than 35% of the Voting Stock, measured by voting power rather than by number of shares, of the parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of Voting Stock, measured by voting power rather than by number of shares, of the parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the parent corporation;

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     (2) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company or GCL;

     (3) the Company or GCL consolidates or merges with or into any other Person, other than a consolidation or merger (a) of the Company into GCL or GCL into the Company, or the Company or GCL into a Restricted Subsidiary of the Company or (b) in a transaction in which the outstanding Voting Stock of the Company or GCL is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the outstanding Voting Stock of the Company or GCL, respectively, immediately before the transaction, beneficially own, directly or indirectly, more than 35% of the Voting Stock, measured by voting power rather than number of shares, of the surviving corporation immediately following the transaction; or

     (4) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of GCL or the Company and its Restricted Subsidiaries taken as a whole to any person other than a Restricted Subsidiary of the Company or a Permitted Holder or a person more than 50% of the Voting Stock, measured by voting power rather than by number of shares, of which is owned, directly or indirectly, following the transaction or transactions by the Permitted Holders; provided, however, that sales, transfers, conveyances or other dispositions in the ordinary course of business of capacity on cable systems owned, controlled or operated by the Company or any Restricted Subsidiary or of telecommunications capacity or transmission rights acquired by the Company or any Restricted Subsidiary for use in its business, including, without limitation, for sale, lease, transfer, conveyance or other disposition to any customer of the Company or any Restricted Subsidiary will not be deemed a disposition of assets for purposes of this clause (4).

   The definition of a Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of GCL or the Company and its Restricted Subsidiaries taken as a whole, as that phrase is used in the Revised Model Business Corporation Act. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of Exchange Notes to require the Company to purchase the Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of GCL or the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

   "Consolidated Capital Ratio" means, with respect to the Company or any of its Restricted Subsidiaries, as of the date of any incurrence of Indebtedness or issuance of Disqualified Stock, the ratio of (1) the aggregate consolidated principal amount of Indebtedness outstanding and the liquidation preference of Disqualified Stock as of the most recent quarterly or annual balance sheet date, after giving pro forma effect to the incurrence of the Indebtedness or the issuance of the Disqualified Stock and any other Indebtedness incurred and Disqualified Stock issued since the balance sheet date, and the receipt and application of the proceeds from that issuance to (2) Consolidated Net Worth as of that balance sheet date after giving pro forma effect to the issuance of Equity Interests, other than Disqualified Stock, issued since the balance sheet date and the receipt and application of the proceeds from that issuance.

   "Consolidated Cash Flow" means, with respect to the Company for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for that period plus, to the extent that any of the following items were deducted or added, without duplication, in computing the Consolidated Net Income:

     (1) an amount equal to any extraordinary loss, less any gain, plus any net loss, less any gain, realized in connection with any Asset Sale, plus

     (2) provision for taxes based on income or profits of the Company and its Restricted Subsidiaries for the period, plus

     (3) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the period, whether paid or accrued and whether or not capitalized, plus

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     (4) depreciation, amortization, including amortization of goodwill and other intangibles and the amount of capacity available for sale charged to cost of sales, but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash expenses, excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of the Company and its Restricted Subsidiaries for that period, minus

     (5) non-cash items increasing such Consolidated Net Income for that period, other than items that were accrued in the ordinary course of business, plus

     (6) any change in Deferred Revenue, in each case, on a consolidated basis and determined in accordance with GAAP.

   Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by the Restricted Subsidiary without prior governmental approval that has not been obtained, and without direct or indirect restriction pursuant to the terms of its charter and all agreements, excluding agreements evidencing Indebtedness incurred in accordance with clause
(k) of the covenant described above under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", to which this provision will not apply, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its shareholders.

   "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement, without deduction of interest income, of that Person and its consolidated Subsidiaries for that period, including without limitation or duplication or, to the extent not so included, with the addition of, (1) amortization of debt issuance costs and original issue discount, (2) non-cash interest payments, (3) the interest component of any deferred payment obligations, (4) the interest component of all payments associated with Capital Lease Obligations, (5) commissions, discounts and other fees and charges incurred in respect of Letter of Credit or bankers' acceptance financings and (6) net payments, if any, pursuant to Hedging Obligations.

   "Consolidated Leverage Ratio" means, with respect to the Company or any of its Restricted Subsidiaries, as of the date of any incurrence of Indebtedness or issuance of Disqualified Stock, the ratio of (1) the aggregate consolidated principal amount of Indebtedness outstanding and the liquidation preference of Disqualified Stock as of the most recent quarterly or annual balance sheet date, after giving pro forma effect to the incurrence of the Indebtedness or the issuance of the Disqualified Stock and any other Indebtedness incurred and Disqualified Stock issued since the balance sheet date, and the receipt and application of the proceeds from that issuance to (2) Consolidated Cash Flow for the four full fiscal quarters ending on or prior to the date of incurrence of the Indebtedness or issuance of the Disqualified Stock for which consolidated financial statements are available.

   "Consolidated Net Income" means, with respect to the Company for any period, the aggregate of the net income of the Company and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, plus, to the extent that any of the following items were deducted in computing the Consolidated Net Income, (a) non-recurring, non-cash charges, other than charges arising from write-downs of assets, and (b) non-cash compensation charges arising from stock options or other similar employee benefit or compensation plans; provided that:

     (1) the net income, but not loss, of any Restricted Subsidiary that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly-Owned Restricted Subsidiary of the Company by that Restricted Subsidiary;


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     (2) the net income, or loss, of any Person that is not a Restricted
  Subsidiary will be included only to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by that Person during that period;

     (3) for purposes of clause (c) of the covenant described above under the caption "--Covenants --Restricted Payments", the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders, except that the Company's equity in the net income of any Restricted Subsidiary for that period will be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by that Restricted Subsidiary during that period to the Company or another Restricted Subsidiary as a dividend;

     (4) the net income of any Person acquired in a pooling of interests transaction for any period before the date of the acquisition will be excluded;

     (5) the equity of the Company or any Restricted Subsidiary in the net income of any Unrestricted Subsidiary will be included in the Consolidated Net Income up to the aggregate amount of cash actually distributed by that Unrestricted Subsidiary during that period to the Company or a Restricted Subsidiary as a dividend or other distribution, but not in excess of the amount of the net income of that Unrestricted Subsidiary for that period; and

     (6) the cumulative effect of a change in accounting principles will be excluded.

   "Consolidated Net Worth" means, with respect to the Company as of any date, without duplication, the sum of (1) the consolidated equity of the common shareholders of the Company and its consolidated Restricted Subsidiaries as of that date plus (2) the respective amounts reported on the Company's balance sheet as of that date with respect to any series of preferred stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless those dividends may be declared and paid only out of net earnings in respect of the year of that declaration and payment, but only to the extent of any cash received by the Company upon issuance of that preferred stock, less (a) all write-ups, other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of that business and other than write-ups attributable to the warrants issued under the Warrant Agreement, dated as of January 21, 1998, as amended, after the date of the Indenture in the book value of any asset owned by the Company or a consolidated Restricted Subsidiary of the Company, (b) all investments as of that date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries except, in each case, Permitted Investments, and (c) all unamortized debt discount and expense and unamortized deferred charges as of that date, all of the foregoing determined in accordance with GAAP.

   "Consolidated Tangible Assets" means the total amount of assets, less applicable reserves and other properly deductible items, which under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries after deducting from the consolidated balance sheet all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on the consolidated balance sheet.

   "Continuing Directors" means individuals who at the beginning of the period of determination constituted the Board of Directors of the Company or GCL, as the case may be, together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Company or GCL, as the case may be, was approved by a vote of at least a majority of the directors of the Company or GCL, as the case may be, then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or is designee of any one of the Permitted Holders or any combination of the Permitted Holders or was nominated or elected by the Permitted Holder(s) or any of their designees.

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

   "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which that Person is a party or beneficiary.

   "Debt Securities" means any bonds, notes, debentures or other similar instruments, excluding, in any event, (1) any Capital Lease Obligations and (2) any notes, bankers' acceptances or other instruments evidencing commercial loans or equipment financing made by, and bills of exchange drawn on, banks, other financial lending institutions or equipment vendors, issued by the Company or by any Restricted Subsidiary, including by means of any Guarantee of the Company or of any Restricted Subsidiary of securities of another Person, whether in a public offering or private placement; provided, however, that in no event will "Debt Securities" mean Indebtedness in the form of a bank credit facility.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Deferred Revenue" means amounts appearing as a liability on the financial statements of the Company as prepared according to GAAP classified as deferred revenue to the extent of cash received in connection with those amounts.

   "Disqualified Stock" means any Capital Stock, other than the Company's 10 1/2% Senior Exchangeable Preferred Stock due 2008, that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of that Capital Stock, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or redeemable at the option of the Holder of that Capital Stock, in whole or in part, on or before the date that is 91 days after the date on which the Exchange Notes mature; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions of that Capital Stock giving holders of that Capital Stock the right to require the Company to repurchase or redeem the Capital Stock upon the occurrence of a Change of Control or an Asset Sale occurring before the final Stated Maturity of the Exchange Notes will not constitute Disqualified Stock if the change of control and asset sale provisions applicable to the Capital Stock are no more favorable to the holders of the Capital Stock than the provisions applicable to the Exchange Notes contained in the covenants described above under the caption "--Repurchase at the Option of Holders--Asset Sales" and "--Repurchase at the Option of Holders--Change of Control", respectively, and the Capital Stock specifically provides that the Company will not repurchase or redeem any of the stock pursuant to those provisions before the Company's repurchase of the Exchange Notes as are required to be repurchased under those covenants.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

   "Equity Offering" means an offering for cash by GCL or the Company of its common stock, or options, warrants or rights to acquire the common stock.

   "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries, other than Indebtedness under the Credit Agreement, in existence on the date of the Indenture, until those amounts are repaid; provided that "Existing Indebtedness" will be deemed to include the senior subordinated notes that may be issued, at the option of the Company, in exchange for its existing 10 1/2% Senior Exchangeable Preferred Stock due 2008.

   "Frontier" means Frontier Corporation, a New York corporation.

   "GAAP" means generally accepted accounting principles included in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by any other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

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

   "GCL" means Global Crossing Ltd., a Bermuda company.

   "GCL Expenses" means:

     (1) costs, including all professional fees and expenses, incurred by GCL to comply with its reporting obligations under federal or state laws or under the Indenture, including any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated under those acts;

     (2) indemnification obligations of GCL owing to directors, officers, employees or other Persons under its charter or bye-laws or under written agreements with those Persons;

     (3) fees and expenses payable by GCL in connection with the issuance of the Notes and the Exchange Notes;

     (4) other operational expenses of GCL incurred in the ordinary course of business; and

     (5) expenses incurred by GCL in connection with any public offering of Capital Stock or Indebtedness (a) where the net proceeds of the offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, (b) in a prorated amount of expenses in proportion to the amount of net proceeds intended to be so received, contributed or loaned or (c) otherwise on an interim basis before completion of the offering so long as GCL will cause the amount of expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of the offering promptly if completed.

   "Government Securities" means securities that are:

     (1) direct obligations or certificates representing an ownership interest in those obligations of the United States of America, including any agency or instrumentality of the United States of America of the payment of which the full faith and credit of the United States of America is pledged;

     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America; or

     (3) obligations of a Person the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America,

which, in each case, are not callable or redeemable at the issuer's option.

   "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements, of all or any part of any Indebtedness.

   "Guarantors" means GCL and each other person that from time to time executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any Person, the obligations of that Person under any Interest Rate Agreement or Currency Agreement.

   "Indebtedness" means, with respect to any Person, any indebtedness of that Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect of those, or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person, whether or not the Indebtedness is assumed by that Person, and, to the extent not otherwise included, the guarantee by the Person of any indebtedness of any other

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Person. The amount of any Indebtedness outstanding as of any date will be (1)
the accreted value of that Indebtedness, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount of that Indebtedness, together with any interest on that Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

   "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which that Person is a party or beneficiary.

   "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans -- including guarantees of Indebtedness or other obligations --
 advances or capital contributions -- excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business -- purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary so that, after giving effect to that sale or disposition, that Person is no longer a Subsidiary of the Company or of the Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of that sale or disposition equal to the fair market value of the Equity Interests of the Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Covenants--Restricted Payments".

   "Letters of Credit" means one or more irrevocable direct pay letters of credit issued by a bank or other financial institution to support the payment of equity obligations of the Company to its Project Subsidiaries.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in that nature, any option or other agreement to sell or give a security interest in, and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

   "Management Advances" means loans or advances made to directors, officers or employees of GCL, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (2) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or (3) in the ordinary course of business not exceeding $2.5 million in the aggregate at any time outstanding.

   "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain, but not loss, together with any related provision for taxes on the gain, but not loss, realized in connection with (a) any Asset Sale, including dispositions made pursuant to sale and leaseback transactions, or (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries and (2) any extraordinary gain or loss, together with any related provision for taxes on that extraordinary gain or loss.

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale--including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale--net of the direct costs relating to the Asset Sale--including legal, accounting and investment banking fees, and sales commissions--and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of that asset or assets established in accordance with GAAP.

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

   "Non-Recourse Debt" means Indebtedness (1) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness, or (b) is directly or indirectly liable as a guarantor or otherwise and (2) no default with respect to which, including any rights that the holders of that Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under the other Indebtedness or cause the payment of the other Indebtedness to be accelerated or payable before its Stated Maturity.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Officer" means any Co-Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company.

   "Officers' Certificate" means a certificate signed by two Officers.

   "Pari Passu Debt Securities" means any Debt Securities of the Company or of any Guarantor, other than GCL, which ranks pari passu in right of payment with the Exchange Notes and any Guarantees, as applicable.

   "PC-1 Subsidiaries" means Pacific Crossing Holdings Ltd., a Bermuda company, and all of its direct and indirect Subsidiaries.

   "Permitted Business" means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company or any of its Restricted Subsidiaries on the date of the Indenture.

   "Permitted Holder" means Pacific Capital Group, Inc. and CIBC World Markets Corp., and their respective Affiliates.

   "Permitted Investments" means:

     (1) any Investment in the Company or in Restricted Subsidiaries of the Company that are engaged in a Permitted Business;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of that Investment (a) that Person becomes a Restricted Subsidiary of the Company that is engaged in a Permitted Business or (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is engaged in a Permitted Business;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made under and in compliance with the covenant included above under "--Repurchase at the Option of Holders-- Asset Sales";

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of the Company;

     (6) other Investments having an aggregate fair market value, measured on the date each Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made under this clause (6) that are at the time outstanding, not to exceed $25.0 million;

     (7) any Investment made in a Receivables Entity in a Qualified Receivables Transaction; and

     (8) any investment by the Company or a Restricted Subsidiary in any Person engaged in a Permitted Business with the Company or the Restricted Subsidiary, provided that the investment is necessary or

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

  integral to the Company's or the Restricted Subsidiary's Permitted Business and provided, further that the investment is the minimum amount reasonably necessary for the Permitted Business and to comply with local law.

   "Permitted Liens" means:

     (1) Liens to secure Indebtedness, other than Pari Passu Debt Securities or Subordinated Indebtedness, permitted to be incurred under the Indenture;

     (2) Liens in favor of the Company or any Restricted Subsidiary;

     (3) Liens on property of a Person existing at the time that Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that those Liens were in existence before the contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

     (4) Liens on property existing at the time of acquisition of the property by the Company or any of its Restricted Subsidiaries, provided that those Liens were in existence before the contemplation of the acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens existing on the date of the Indenture;

     (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made for them;

     (8) Liens incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business, and (b) do not in the aggregate materially detract from the value of the property or materially impair the use of the property in the operation of business by the Company or the Restricted Subsidiary;

     (9) Liens with respect to assets of a Restricted Subsidiary granted by the Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or the Restricted Subsidiary;

     (10) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

     (11) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

     (12) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries;

     (13) Liens arising out of judgments or awards against or other court proceedings concerning the Company or any Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or the Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and

     (14) any interest or title of a lessor in the property subject to any lease other than a capital lease.

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   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

     (1) the principal amount or accreted value, if applicable, of the Permitted Refinancing Indebtedness does not exceed the principal amount of or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection with the extension, refinancing, renewal, replacement, defeasance or refund;

     (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is expressly subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the Holders of the Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) the Indebtedness is incurred either by the Company or the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision of government or other entity of any kind.

   "Project Subsidiary" means any Subsidiary of the Company formed to develop, own and operate undersea fiber optic telecommunications cable systems.

   "Purchase Money Indebtedness" means Indebtedness, including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations, incurred for the purpose of financing all or any part of the cost of construction, financing, installation, acquisition, lease, development, design, engineering, financing, testing, start-up, upgrade, completion or improvement of any assets used or useful in a Permitted Business, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection with those, as the same may be amended, supplemented, modified or restated from time to time.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity, in the case of a transfer by the Company or any of its Subsidiaries, and (2) any other Person, in the case of a transfer by a Receivables Entity, or may grant a security interest in, any receivables, whether now existing or arising in the future, of the Company or any of its Subsidiaries, and any assets related to those receivables including all collateral securing those receivables, all contracts and all guarantees or other obligations in respect of those receivables, and the proceeds of those receivables.

   "Receivables Entity" means a Wholly-Owned Subsidiary of the Company, or another Person in which the Company or any Subsidiary of the Company may make an Investment and to which the Company or any Subsidiary of the Company transfers receivables and related assets, which engages in no activities other than in connection with the financing of receivables and which is designated by the Board of Directors, as provided below, as a Receivables Entity, (1) no portion of the Indebtedness or any other Obligations, contingent or

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otherwise, of which (a) is guaranteed by the Company or any Subsidiary of the
Company, excluding guarantees of Obligations, other than the principal of, and interest on, Indebtedness, under Standard Securitization Undertakings, (b) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction of that portion of Indebtedness or other Obligations, other than pursuant to Standard Securitization Undertakings, (2) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables, and (3) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve that entity's financial condition or cause that entity to achieve certain levels of operating results. Any designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers' Certificate certifying that designation complied with the foregoing conditions.

   "Related Taxes" means any taxes, charges or assessments, including, but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments, other than taxes measured by income and withholding imposed on payments made by GCL required to be paid by GCL by virtue of its being incorporated or having Capital Stock outstanding, but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company or any of its Subsidiaries), or being a holding company parent of the Company of receiving dividends from or other distributions in respect of the Capital Stock of the Company, or having guaranteed any obligations of the Company of any Subsidiary of the Company, or having made any payment in respect of any of the items for which the Company is permitted to make payments to GCL under the covenant described above under "--Covenants--Restricted Payments".

   "Restricted Investment" means any Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary and, with respect to Pacific Crossing Ltd. and all of its direct and indirect Subsidiaries (the "PC-1 Companies"), upon designation of the PC-1 Companies by the Board of Directors as "Restricted Subsidiaries", whether or not the PC-1 Companies meet the 50% test specified in the definition of "Subsidiary"; provided, however, that GCL and Frontier will be Restricted Subsidiaries of the Company and provided further, however, that the Company at its election may also designate any other Subsidiary of GCL and any Subsidiary of Frontier as a Restricted Subsidiary.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as that Regulation is in effect on the date of the Indenture.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in the securitization of receivables transactions.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal before the date originally scheduled for the payment of the interest or principal.

   "Subsidiary" means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the

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occurrence of any contingency, to vote in the election of directors, managers or trustees of that corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of that Person and one or more of its Subsidiaries and (2) any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which are that Person or of one or more Subsidiaries of that Person or any combination of that Person and one or more of its Subsidiaries.

   "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that the Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve that Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

     Any designation by the Board of Directors will be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to that designation and an Officers' Certificate certifying that that designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Covenants--Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of that Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of that date and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", the Company will be in default of that covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that that designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of that Unrestricted Subsidiary and the designation will only be permitted if (1) that Indebtedness is permitted under the covenant described under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following the designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of that Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between that date and the making of the payment, by (2) the then outstanding principal amount of that Indebtedness.

   "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, will at the time be owned by that Person or by one or more Wholly-Owned Restricted Subsidiaries of that Person and one or more Wholly-Owned Restricted Subsidiaries of that Person.

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Book-Entry, Delivery and Form

   All Exchange Notes will be represented by permanent Global Notes in fully registered form without coupons (the "Global Notes"), which will be deposited with the Trustee as custodian for the DTC and registered in the name of the DTC or of a nominee of the DTC. See "Book-Entry Procedures and Settlement" on page 88.

Certificated Notes

   If (1) the Company notifies the Trustee in writing that the DTC is no longer willing or able to act as a depositary or the DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of that notice or cessation, (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture or (3) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by the DTC of the Global Notes, certificated Exchange Notes will be issued to each person that the DTC identifies as the beneficial owner of the Exchange Notes represented by the Global Notes. Upon this issuance, the Trustee is required to register the certificated Exchange Notes in the name of that person or persons, or their nominee, and cause the same to be delivered to them.

   Neither the Company nor the Trustee will be liable for any delay by the DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes, and each person may conclusively rely on, and will be protected in relying on, instructions from the DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued.

Exchange Offer; Registration Rights

   On November 19, 1999, the Company, GCL and the Initial Purchasers entered into the Registration Rights Agreement. Under the Registration Rights Agreement, the Company agreed, for the benefit of the holders of the Restricted Notes, that the Company will, at its cost, (1) cause to be filed, on or before 90 days after the Closing Date, the Exchange Offer Registration Statement with the SEC under the Securities Act concerning the Exchange Offer, and (2) (a) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the SEC on or before 150 days after the Closing Date and (b) cause the Exchange Offer to remain open for the minimum period required by applicable federal and state securities laws, provided, however, that in no event will that period be less than 20 business days. For each Restricted Note surrendered to the Company and accepted for exchange in the Exchange Offer, the holder of that Restricted Note will receive an Exchange Note having a principal amount equal to that of the surrendered Restricted Note.

   Based upon no-action letters issued by the staff of the SEC to third parties, the Company believes that the Exchange Notes issued in the Exchange Offer in exchange for Restricted Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents (1) that it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company,
(2) that it is acquiring the Exchange Notes in the ordinary course of its business and (3) that it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the Exchange Notes; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in those other circumstances. Holders of Restricted Notes wishing to accept the Exchange Offer must represent to the Company that those conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in the Exchange Offer, where it acquired the Restricted Notes exchanged for the Exchange Notes for its own account as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of the Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

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

   A holder of Restricted Notes, other than certain specified holders, who wishes to exchange those Restricted Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

   If (1) the Exchange Offer is not permitted by applicable law or SEC policy or (2) if any Holder of Restricted Securities will notify the Company within 20 business days following the consummation of the Exchange Offer that (a) the holder was prohibited by law or SEC policy from participating in the Exchange Offer or (b) the holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for the resales by the holders or (c) the holder is a broker-dealer and holds Notes acquired directly from the Company or any of its affiliates, then the Company and the Guarantor will, at their cost, (A) use their reasonable best efforts to cause to be filed a shelf registration statement (the "Shelf Registration Statement") covering resales of the Restricted Notes or the Exchange Notes, as the case may be, (B) use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (C) use their reasonable best efforts to keep the Shelf Registration Statement effective until two years after its effective date or any shorter period ending when all resales of Restricted Notes or Exchange Notes covered by the Shelf Registration Statement have been made. A holder selling those Restricted Notes or Exchange Notes under the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Agreement which are applicable to that holder, including certain indemnification obligations.

   If (1) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (2) any of the Registration Statements is not declared effective by the SEC on or before the date specified for the effectiveness, (3) the Company and the Guarantors fail to consummate the Registered Exchange Offer within 180 days of the Closing Date with respect to the Exchange Offer Registration Statement or (4) any Registration Statement required by the Registration Rights Agreement is declared effective but thereafter ceases to be effective or usable in connection with its intended purpose (each event referred to in clause (1) through (4) above a "Registration Default"), then the Company and the Guarantors will pay to each holder of the Restricted Notes affected thereby Special Interest which will accrue and be payable semi-annually on the Notes and the Exchange Notes, in addition to the stated interest on the Notes and the Exchange Notes, from and including the date the Registration Default occurs to, but excluding the date on which the applicable Registration Statement is filed or is declared effective, the Registered Exchange Offer is consummated, or the applicable Registration Statement is again declare effective or made usable. During the time that Special Interest is accruing continuously, the rate of that Special Interest will be 0.50% per annum during the first 90-day period and shall increase by 0.25% per annum for each subsequent 90-day period, but in no event will the rate exceed 1.0% per annum in the aggregate regardless of the number of Registration Defaults. If, after the cure of all Registration Defaults then in effect, there is a subsequent Registration Default, the rate of Special Interest for the subsequent Registration Default will initially be 0.50% regardless of the Special Interest rate in effect with respect to any prior Registration Default a the time of the cure of that Registration Default.

   The summary in this section of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which may be obtained from the Company as provided under "Where You Can Find More Information" on page i.

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                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

   Upon issuance, all book-entry exchange notes will be represented by one or more fully registered global notes, without coupons. Each global note will be deposited with, or on behalf of, the DTC, a securities depositary, and will be registered in the name of the DTC or a nominee of the DTC. The DTC will thus be the only registered holder of the notes.

   Purchasers of the exchange notes may only hold interests in the global notes through the DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with the DTC or its nominee. The DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry exchange note will hold that note indirectly through a hierarchy of intermediaries, with the DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom".

   The exchange notes of each beneficial owner of a book-entry exchange note will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of exchange notes will generally not be entitled to have the exchange notes represented by the global notes registered in its name and will not be considered the owner under our charter or bye-laws. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of exchange notes. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability of a beneficial owner to transfer book-entry exchange notes.

   A beneficial owner of book-entry exchange notes represented by a global note may exchange the exchange notes for definitive (paper) exchange notes only if:

  . the DTC is unwilling or unable to continue as depositary for that global note and we do not appoint a qualified replacement for the DTC within 90 days; or

  . we, in our sole discretion, decide to allow some or all book-entry notes to be exchangeable for definitive exchange notes in registered form.

   Any global note that is so exchanged will be exchanged in whole for definitive exchange notes in registered form, with the same terms and of an equal aggregate principal amount. Definitive exchange notes will be registered in the name or names of the person or persons specified by the DTC in a written instruction to the registrar of the exchange notes. The DTC may base its written instruction upon directions that it receives from its participants.

   In this prospectus, references to actions taken by holders of exchange notes will mean actions taken by the DTC upon instructions from its participants, and references to payments and notices of redemption to holders of exchange notes will mean payments and notices of redemption to the DTC as the registered holder of the exchange notes for distribution to participants in accordance with the DTC's procedures.

   The DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Exchange Act. The rules applicable to the DTC and its participants are on file with the SEC.

   The DTC's management is aware that some computer applications, systems, and the like for processing dates that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". The DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to shareholders, book-entry deliveries, and settlement of trades within the DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

   The DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not appointed, securities certificates are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through the DTC or any successor depositary with respect to the exchange notes. In that event, certificates for the exchange notes will be printed and delivered.

   The information in this section concerning the DTC and the DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of that information.

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                        CERTAIN INCOME TAX CONSEQUENCES

Taxation of Global Crossing Holdings

   We believe that a significant portion of the income derived from our subsea systems will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which we or our affiliates conduct activities or in which our customers are located, including the United States. However, this belief is based upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. We cannot assure you that these factors will not have a material adverse effect on us.

   Bermuda Tax Considerations

   Under current Bermuda law, we are not subject to tax in Bermuda on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, then the imposition of that tax will not be applicable to us or to any of our operations, neither will that tax, or any tax in the nature of estate duty or inheritance tax, become applicable to us or our shares, debentures or other obligations, until March 28, 2016. This undertaking does not, however, prevent the imposition of any tax or duty on persons ordinarily resident in Bermuda or any property tax on any company, including ourselves, owning real property or leasehold interests in Bermuda.

   United States Federal Income Tax Considerations

   We and our non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates, and to United States branch profits tax, on our income, if any, that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. We intend to conduct our operations so as to reduce the amount of our effectively connected income. However, we cannot assure you that the Internal Revenue Service will agree with the positions we take in this regard. Moreover, our United States subsidiaries will be subject to United States federal income tax on their worldwide income regardless of its source, subject to reduction by allowable foreign tax credits, and distributions by our United States subsidiaries to us or to our non-United States subsidiaries generally will be subject to United States withholding tax.

Taxation of Noteholders

   Bermuda Tax Considerations

   Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the exchange notes or on any payments thereunder. See "Taxation of Global Crossing Holdings-- Bermuda Tax Considerations" above for a description of the undertaking on taxes obtained by us from the Minister of Finance of Bermuda.

   United States Federal Income Tax Considerations

   The following is a summary of certain United States federal income tax consequences for beneficial owners of exchange notes that receive their exchange notes in connection with this exchange offer, that hold the

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exchange notes as capital assets and that are "United States persons" under the
Internal Revenue Code. Under the Internal Revenue Code, you are a "United
States person" if you are:

  .  a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate the income of which is subject to United States federal income taxation regardless of its source;

  . a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons; or

  . a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

   This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  .  a dealer in securities or currencies;

  . a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

  .  a financial institution;

  .  an insurance company;

  .  a tax-exempt organization;

  .  a person liable for alternative minimum tax;

  . a person holding exchange notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle; or

  . a United States person whose "functional currency" is not the United States dollar.

   We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary.

   If a partnership holds our exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our exchange notes, you should consult your tax advisor.

   You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of the exchange notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences of the Exchange

   The exchange of the outstanding notes for the exchange notes in the Exchange Offer, see "Description of the Exchange Notes--Exchange Offer; Registration Rights" on page 86, will not constitute a taxable event to you. Consequently,
(1) you will not realize any gain or loss upon receipt of an exchange note; (2) the holding period of the exchange note will include the holding period of the outstanding note exchanged for the exchange note; and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the outstanding note exchanged for the exchange note immediately before the exchange.

2009 Exchange Notes

Payment of Interest

   Stated interest on a 2009 exchange note will be taxable to you as ordinary income at the time that such interest accrues or is received, in accordance with your regular method of accounting for United States federal income tax purposes.

Sale, Exchange or Retirement of the 2009 Exchange Notes

   When you sell, exchange or retire a 2009 exchange note, you will recognize gain or loss equal to the difference between the amount you receive, less any accrued interest you have not previously included in income, which will be taxable as such, and your adjusted tax basis in the 2009 exchange note. Your tax basis in a 2009 exchange note will generally be your cost of obtaining the outstanding 2009 note exchanged for the 2009 exchange note. Gain or loss realized on the sale, exchange or retirement of a 2009 exchange note will generally be treated as capital gain or loss. Generally, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

   In general, unless you are an exempt recipient such as a corporation, information reporting will apply to principal and interest payments that we make to you and to the proceeds from the sale of your 2009 exchange notes. Backup withholding at a 31% rate will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

   Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

2006 Exchange Notes

Payment of Interest

   Except as provided below, interest on a 2006 exchange note will be taxable to you as ordinary income at the time that that interest accrues or is received, in accordance with your regular method of accounting for United States federal income tax purposes.

Original Issue Discount

   Because the outstanding 2006 notes were issued with original issue discount, which we refer to as "OID", in an amount equal to the difference between their stated redemption price at maturity, the sum of all payments to be made on the outstanding 2006 notes other than "qualified stated interest", and their "issue price", the 2006 exchange notes will be treated as having been issued with an equivalent amount of OID. You should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income.

   The "issue price" of each 2006 exchange note is equal to the issue price of the outstanding 2006 note exchanged for the exchange note, which is $981.18 for each $1,000 of notes held. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. The stated interest payments on the 2006 exchange notes are qualified stated interest.

   The amount of OID includible in income by you, if you are the initial holder of a 2006 exchange note, is the sum of the "daily portions" of OID with respect to the 2006 exchange note for each day during the taxable year or portion of the taxable year in which you held that 2006 exchange note, which we refer to as "accrued OID". The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a 2006 exchange note may be of any length and may vary in length over the term of the 2006 exchange note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

   The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (1) the product of the 2006 exchange note's adjusted issue price at the beginning of that accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (2) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period.

   The "adjusted issue price" of a 2006 exchange note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such 2006 exchange note, other than qualified stated interest, on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on 2006 exchange notes held of record by persons other than corporations and other exempt holders.

   You may elect to treat all interest on any 2006 exchange note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID and unstated interest. The election is to be made for the taxable year in which you acquired the outstanding 2006 note, and may not be revoked without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

Sale, Exchange or Retirement of the 2006 Exchange Notes

   When you sell, exchange or retire a 2006 exchange note, you will recognize gain or loss equal to the difference between the amount you receive, less any accrued qualified stated interest you have not previously included in income, which will be taxable as such, and your adjusted tax basis in the 2006 exchange note. Your tax basis in a 2006 exchange note will, in general, be the adjusted tax basis of the outstanding 2006 note exchanged for the exchange note immediately before the exchange, increased by OID and reduced by any cash payments on the 2006 exchange note other than qualified stated interest. Gain or loss realized on the sale, exchange or retirement of a 2006 exchange note will generally be treated as capital gain or loss. Generally, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

   In general, unless you are an exempt recipient such as a corporation, information reporting will apply to principal and interest, including OID, payments that we make to you and to the proceeds from the sale of your 2006 exchange notes. Backup withholding at a 31% rate will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

   Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated, or the shorter period which will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and those exchange notes have been resold by the broker-dealers.

   We will not receive any proceeds from any sales of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes, and any commissions or concessions received by any of those persons, may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

   Certain Bermuda legal matters with respect to the exchange notes will be passed upon for us by Appleby, Spurling & Kempe. Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett as to matters of United States
and New York law. As of [    ], 1999, lawyers of Simpson Thacher & Bartlett who
have participated in the preparation of this document beneficially owned
approximately [   ] shares of the common stock of our parent, Global Crossing
Ltd. As of [     ], 1999, lawyers of Appleby, Spurling & Kempe who have
participated in the preparation of this document beneficially owned
approximately [    ] shares of the common stock of Global Crossing Ltd.

                                    EXPERTS

   The consolidated financial statements of Global Crossing Ltd. and its subsidiaries and Global Crossing Holdings Ltd. and its subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements incorporated by reference in this Registration Statement of which this prospectus is a part to the Annual Report on Form 10-K of Frontier Corporation for the year ended December 31, 1998 and audited historical financial statements included on pages 22-42 of Frontier Corporation's Form 8-K dated January 26, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of Global Marine Systems incorporated by reference in this prospectus have been audited by KPMG Audit Plc, chartered accountants, as stated in their report incorporated by reference in this prospectus, in reliance upon the authority of said firm of experts in accounting and auditing.

   The financial statements of Racal Telecom and its subsidiaries incorporated by reference in this registration statement of which this prospectus is a part have been audited by Deloitte & Touche, independent auditors, as stated in their report incorporated by reference in this registration statement of which this prospectus is a part.

   The consolidated financial statements incorporated by reference in this registration statement of which this prospectus is a part of HCL Holdings Limited and subsidiaries have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

   We are organized under the laws of Bermuda. In addition, a number of our directors and officers reside outside of the United States and a substantial portion of our assets are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to realize against them in courts of the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Furthermore, our Bermuda counsel, Appleby Spurling & Kempe, has advised us that there is doubt as to the enforcement in Bermuda, in original actions or in actions of enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters subject to some conditions and exceptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $2,000,000,000

                         [LOGO OF GLOBAL CROSSING LTD.]

                       Offer to exchange all outstanding
                   $900,000,000 9 1/8% Senior Notes due 2006
                                      for
                   $900,000,000 9 1/8% Senior Notes due 2006
          which have been registered under the Securities Act of 1933

                                      and

                       Offer to exchange all outstanding
                  $1,100,000,000 9 1/2% Senior Notes due 2009
                                      for
                  $1,100,000,000 9 1/2% Senior Notes due 2009
          which have been registered under the Securities Act of 1933



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Bye-laws of the Registrants provide for indemnification of the Registrants' officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrants; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

   The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

   The directors and officers of the Registrants are covered by directors' and officers' insurance policies maintained by the Registrants.

Item 21. Exhibits and Financial Statement Schedules.

   The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 2.1     Agreement and Plan of Merger, dated as of March 16, 1999 (the
         "Frontier Merger Agreement"), among Global Crossing Ltd., Frontier
         Corporation and GCF Acquisition Corp. (incorporated by reference to
         Exhibit 2 to Global Crossing Ltd.'s Current Report on Form 8-K filed on March 19, 1999 (the "March 19, 1999 8-K")).
 2.2     Consent and Amendment No. 1 to the Frontier Merger Agreement, dated as of May 16, 1999, among Global Crossing Ltd., GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to Global
         Crossing Ltd.'s Current Report on Form 8-K filed on May 18, 1999 (the
         "May 18, 1999 8-K")).
 2.3     Amendment No. 2 to the Frontier Merger Agreement, dated as of
         September 2, 1999, among Global Crossing Ltd., GCF Acquisition Corp.
         and Frontier Corporation (incorporated by reference to Exhibit 2 to
         Global Crossing Ltd.'s Current Report on Form 8-K filed on September
         3, 1999 (the "September 3, 1999 8-K")).
 2.4     Sale and Purchase Agreement, dated as of April 26, 1999, between Cable
         & Wireless plc and Global Crossing Ltd. (incorporated by reference to
         Exhibit 2.1 to Global Crossing Ltd.'s Current Report on Form 8-K filed on July 16, 1999 (the "July 16, 1999 8-K")).
 2.5     Amendment to the Sale and Purchase Agreement, dated as of June 25,
         1999, between Cable & Wireless plc and Global Crossing Ltd.
         (incorporated by reference to Exhibit 2.2 to the July 16, 1999 8-K).
 2.6     Agreement and Plan of Merger, dated as of May 16, 1999, between Global
         Crossing Ltd. and U S WEST, Inc. (incorporated by reference to Exhibit
         2 to Global Crossing Ltd.'s Current Report on Form 8-K filed on May
         21, 1999 (the "May 21, 1999 8-K")).
 2.7     Letter Agreement, dated as of May 16, 1999, between Global Crossing
         Ltd. and U S WEST, Inc. (incorporated by reference to Exhibit 99 to the May 21, 1999 8-K).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 2.8     Termination Agreement, dated as of July 18, 1999, between Global
         Crossing Ltd. and U S WEST, Inc. (incorporated by reference to Exhibit
         10.1 to Global Crossing Ltd.'s Current Report on Form 8-K filed on
         July 20, 1999 (the "July 20, 1999 8-K")).
 3.1     Memorandum of Association of Global Crossing Ltd. (incorporated by reference to Exhibit 3.1 to Global Crossing Ltd.'s Registration
         Statement on Form S-1/A filed on July 2, 1998 (the "July 2, 1998 S-
         1/A")).
 3.2     Certificate of Incorporation of Change of Name of Global Crossing Ltd.
         dated April 30, 1998 (incorporated by reference to Exhibit 3.3 to
         Global Crossing Ltd.'s Registration Statement on Form S-1/A filed on
         July 23, 1998 (the "July 23, 1998 S-1/A")).
 3.3     Memorandum of Increase of Share Capital of Global Crossing Ltd. dated
         July 9, 1998 (incorporated by reference to Exhibit 3.4 to the July 23,
         1998 S-1/A).
 3.4     Memorandum of Increase of Share Capital of Global Crossing Ltd. dated
         September 27, 1999 (incorporated by reference to Exhibit 3.1 to Global
         Crossing Ltd.'s Quarterly Report on Form 10-Q filed on November 15,
         1999 (the "November 15, 1999 10-Q")).
 3.5     Bye-laws of Global Crossing Ltd. as in effect on October 14, 1999
         (incorporated by reference to Exhibit 3.2 to the November 15, 1999 10-
         Q).
 3.6     Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock of Global Crossing Ltd. dated November 5, 1999 (incorporated by reference to Exhibit 3.3 to the November 15, 1999 10-Q).
 3.7     Memorandum of Association of Global Crossing Holdings Ltd.
         (incorporated by reference to Exhibit 3.1 of Global Crossing Holdings
         Ltd.'s Registration Statement on Form S-4 (File No. 333-61457)).
 3.8     Bye-laws of Global Crossing Holdings Ltd. (incorporated by reference to Exhibit 3.2 of Global Crossing Holdings Ltd.'s Registration
         Statement on Form S-4 (File No. 333-61457)).
 3.9     Certificate of Designations of 7% Cumulative Convertible Preferred
         Stock of Global Crossing Ltd., dated December 15, 1999 (filed herewith).
 4.1     Certificate of Designations of 10 1/2% Senior Exchangeable Preferred
         Stock Due 2008 of Global Crossing Holdings Ltd. dated December 1, 1998
         (incorporated by reference to Schedule A to Exhibit 3.2 to the Global
         Crossing Holdings Ltd. Registration Statement on Form S-4 filed on
         December 22, 1998.)
 4.2     Indenture, dated as of May 18, 1998, between Global Crossing Holdings
         Ltd. and United States Trust Company of New York, as Trustee
         (incorporated by reference to Exhibit 4.2 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on December 22,
         1998).
 4.3     Supplemental Indenture, dated as of June 25, 1999, between Global
         Crossing Holdings Ltd. and United States Trust Company of New York, to
         the Indenture dated as of May 18, 1998 (incorporated by reference to
         Exhibit 4.4 to Global Crossing Ltd.'s Registration Statement on Form
         S-4 filed on July 12, 1999).
 4.4     Credit Agreement, dated as of July 2, 1999, among Global Crossing
         Ltd., Global Crossing Holdings Ltd., the Lenders party thereto and The
         Chase Manhattan Bank as Administrative Agent (incorporated by reference to Exhibit 10.7 to Global Crossing Ltd.'s Registration
         Statement on Form S-4/A filed on August 5, 1999).
 4.5     Indenture, dated as of November 19, 1999, among Global Crossing Ltd.,
         Global Crossing Holdings Ltd. and United States Trust Company of New
         York (filed herewith).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
         Except as hereinabove provided, there is no instrument with respect to long-term debt of Global Crossing Ltd. and its consolidated subsidiaries under which the total authorized amount exceeds
         10 percent of the total consolidated assets of Global Crossing Ltd.
         Global Crossing Ltd. agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.
 5.1     Opinion of Appleby, Spurling & Kempe as to the legality of the Debt
         Securities, the Preferred Stock and the Common Stock (filed herewith).
 5.2     Opinion of Simpson, Thacher & Bartlett (filed herewith).
 10.1    Project Development and Construction Contract, dated as of March 18,
         1997, among AT&T Submarine Systems, Inc. and Atlantic Crossing Ltd.
         (formerly Global Telesystems Ltd.) (incorporated by reference to
         Exhibit 10.2 to the July 23, 1998 S-1/A).
 10.2    Project Development and Construction Contract, dated as of April 21,
         1998, among Tyco Submarine Systems, Ltd. and Pacific Crossing Ltd.
         (incorporated by reference to Exhibit 10.3 to the July 23, 1998 S-
         1/A).
 10.3    Project Development and Construction Contract, dated as of June 2,
         1998, among Alcatel Submarine Networks and Mid-Atlantic Crossing Ltd.
         (incorporated by reference to Exhibit 10.4 to the July 23, 1998 S-
         1/A).
 10.4    Project Development and Construction Contract, dated as of July 21,
         1998, among Tyco Submarine Systems, Ltd. and Pan American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to Global Crossing
         Ltd.'s Quarterly Report on Form 10-Q filed on November 16, 1998).
 10.5    Project Development and Construction Contract, dated as of July 30,
         1999, among Alcatel Submarine Networks and South American Crossing
         Ltd. (filed herewith).
 10.6    Lease made as of October 1, 1999 between North Crescent Realty V, LLC and Global Crossing Development Company (incorporated by reference to
         Exhibit 10.1 to the November 15, 1999 10-Q).
 10.7    Form of Stockholders Agreement dated as of August 12, 1998 among
         Global Crossing Ltd. and the investors named therein (incorporated by reference to Exhibit 9.1 to the July 23, 1998 S-1/A).
 10.8    Form of Registration Rights Agreement dated as of August 12, 1998 among Global Crossing Ltd. and the investors named therein
         (incorporated by reference to Exhibit 4.4 to the July 23, 1998 S-1/A).
 10.9    Voting Agreement, dated as of March 16, 1999, among certain shareholders of Global Crossing Ltd. parties thereto, Frontier
         Corporation and, for certain purposes only, Global Crossing Ltd.
         (incorporated by reference to Exhibit 10.2 to the March 19, 1999 8-K).
 10.10   Second Reaffirmation of Voting Agreement and Share Transfer
         Restriction Agreement, dated as of September 2, 1999 (incorporated by reference to Annex S-B to the joint proxy statement/prospectus supplement included in Global Crossing Ltd.'s Registration Statement on Form S-4 filed on September 8, 1999 (the "September 8, 1999 S-4").
 10.11   Share Transfer Restriction Agreement, dated as of September 2, 1999, among certain shareholders of Global Crossing Ltd., certain shareholders of Frontier Corporation and Global Crossing Ltd.
         (incorporated by reference to Annex S-C to the joint proxy statement/prospectus supplement included in the September 8, 1999 S-
         4).
 10.12   Tender Offer and Purchase Agreement, dated as of May 16, 1999, between
         Global Crossing Ltd. and U S WEST, Inc. (incorporated by reference to
         Exhibit (c)(2) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21,
         1999).
 10.13   Standstill Agreement dated as of May 16, 1999 between U S WEST, Inc.
         and Global Crossing Ltd. (incorporated by reference to Exhibit (c)(4)
         to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.14   Voting Agreement dated as of May 16, 1999 between U S WEST, Inc. and
         Global Crossing Ltd. (incorporated by reference to Exhibit (c)(3) to U
         S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.15   Tender and Voting Agreement dated as of May 16, 1999 among U S WEST,
         Inc., Global Crossing Ltd. and the shareholders party thereto
         (incorporated by reference to Exhibit (c)(5) to U S WEST, Inc.'s
         Schedule 14D-1 filed on May 21, 1999).
 10.16   Agreement dated as of May 16, 1999 among Global Crossing Ltd. and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(6) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.17   Transfer Agreement dated as of May 16, 1999 among Global Crossing Ltd.
         and the shareholders party thereto (incorporated by reference to
         Exhibit (c)(8) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21,
         1999).
 10.18   Amendment No. 1 dated as of July 18, 1999 to Tender Offer and Purchase
         Agreement dated as of May 16 1999 between Global Crossing Ltd. and U S
         WEST, Inc. (incorporated by reference to Exhibit 10.2 to the July 20,
         1999 8-K).
 10.19   Agreement, dated as of July 18, 1999, between Qwest Communications
         International Inc. and Global Crossing Ltd. (incorporated by reference to Exhibit 10.3 to the July 20, 1999 8-K).
 10.20   Agreement, dated as of July 18, 1999, between Global Crossing Holdings
         Ltd. and Qwest Communications International Inc. (incorporated by reference to Exhibit 10.4 to the July 20, 1999 8-K).
 10.21   1998 Global Crossing Ltd. Stock Incentive Plan, as amended and restated effective December 7, 1999 (filed herewith).
 10.22   Form of Non-Qualified Stock Option Agreement as in effect on September
         30, 1999 (incorporated by reference to Exhibit 10.2 to the November
         15, 1999 10-Q).
 10.23   Frontier Corporation Supplemental Retirement Savings Plan as amended and restated effective January 1, 1996 (incorporated by reference to
         Exhibit 10.13 to Frontier Corporation's Annual Report on Form 10-K
         filed March 28, 1997).
 10.24   Amendment No. 1, effective March 16, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.2 to Frontier Corporation's Quarterly Report on Form 10-Q
         filed August 3, 1999).
 10.25   Amendment No. 2, dated September 21, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.5 to the November 15, 1999 10-Q).
 10.26   Employment Agreement dated as of February 19, 1999 between Global
         Crossing Ltd. and Robert Annunziata (incorporated by reference to
         Exhibit 10.8 to Global Crossing Ltd.'s Quarterly Report on Form 10-Q
         filed on May 10, 1999).
 10.27   Executive Contract dated March 25, 1996 between Robert L. Barrett and
         Frontier Corporation (incorporated by reference to Exhibit 10.25 to
         Frontier Corporation's Quarterly Report on Form 10-Q filed May 14,
         1996).
 10.28   Amendment dated May 1, 1999 to Executive Contract between Robert L.
         Barrett and Frontier Corporation (incorporated by reference to Exhibit
         10.7 to the November 15, 1999 10-Q).
 10.29   Executive Contract dated January 1, 1998 between Joseph P. Clayton and
         Frontier Corporation (incorporated by reference to Exhibit 10.22 to
         Frontier Corporation's Annual Report on Form 10-K filed March 26,
         1998).
 10.30   Amendment dated May 1, 1999 to Executive Contract between Joseph P.
         Clayton and Frontier Corporation (incorporated by reference to Exhibit
         10.9 to the November 15, 1999 10-Q).
 10.31   Sale Agreement, dated October 10, 1999, among Controls and
         Communications Limited, The Racal Corporation, Racal Electronics plc
         and Global Crossing Ltd. (incorporated by reference to Exhibit 2.1 to
         Global Crossing Ltd.'s Current Report on Form 8-K filed on October 21,
         1999).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.32   Registration Rights Agreement, dated as of November 19, 1999, among
         Global Crossing Ltd., Global Crossing Holdings Ltd., Chase Securities
         Inc. and CIBC World Markets Corp. (filed herewith).
 10.33   Subscription and Sale and Purchase Agreement, dated November 15, 1999, among Hutchison Whampoa Limited, Hutchison Telecommunications Limited,
         Global Crossing Ltd. and HCL Holdings Limited (filed herewith).
         Statement of Computation to Earnings to Fixed Charges (filed
 12.1    herewith).
 21.1    Subsidiaries of Global Crossing Ltd. (filed herewith).
 23.1    Consent of Arthur Andersen & Co. (filed herewith).
 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.3    Consent of KPMG Audit Plc (filed herewith).
 23.4    Consent of Deloitte & Touche (filed herewith).
 23.5    Consent of PricewaterhouseCoopers (filed herewith).
 23.6    Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).
 23.7    Consent of Simpson Thacher & Bartlett (included in Exhibit 5.2).
 24.1    Power of Attorney of Global Crossing Holdings Ltd. (included on signature page II-7 of this Registration Statement).
 24.2    Power of Attorney of Global Crossing Ltd. (included on signature page
         II-8 of this
         Registration Statement).
 25.1    Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939, as amended, of United States Trust Company of
         New York, as Trustee (filed herewith).
 99.1    Form of Letter of Transmittal (filed herewith).
 99.2    Form of Notice of Guaranteed Delivery (filed herewith).

Item 22. Undertakings.

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

   (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (c) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective Amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Country of Bermuda, on January 11, 2000.

                                          Global Crossing Holdings Ltd.

                                               /s/ S. Wallace Dawson, Jr.
                                          By: _________________________________
                                                   Name: S. Wallace Dawson,
                                                   Jr.
                                                   Title: Chief Executive
                                                   Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below appoints each of S. Wallace Dawson, Jr. and Rob Klug, severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                           Capacity                Date
                 ---------                           --------                ----

        /s/ S. Wallace Dawson, Jr.          Chief Executive Officer    January 11, 2000
___________________________________________  and Director
          S. Wallace Dawson, Jr.

           /s/ K. Eugene Shutler            President and Director     January 11, 2000
___________________________________________
             K. Eugene Shutler

               /s/ Rob Klug                 Controller and Director    January 11, 2000
___________________________________________
                 Rob Klug

              /s/ Ian McLean                Senior Vice President,     January 11, 2000
___________________________________________  Chief Operating Officer
                Ian McLean                   and Director

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 11, 2000.

                                          Global Crossing Ltd.

                                              /s/ Robert Annunziata
                                          By:
                                             ----------------------------------
                                             Name: Robert Annunziata
                                             Title: Chief Executive Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below appoints each of Robert Annunziata and Dan Cohrs, severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                           Capacity                Date
                 ---------                           --------                ----

             /s/ Gary Winnick               Chairman of the Board and  January 11, 2000
___________________________________________  Director
               Gary Winnick

           /s/ Lodwrick M. Cook             Co-Chairman of the Board   January 11, 2000
___________________________________________  and Director
             Lodwrick M. Cook

            /s/ Thomas J. Casey             Managing Director, Vice    January 11, 2000
___________________________________________  Chairman of the Board and
              Thomas J. Casey                Director

            /s/ Jack M. Scanlon             Vice Chairman of the Board January 11, 2000
___________________________________________  and Director
              Jack M. Scanlon

           /s/ Robert Annunziata            Chief Executive Officer    January 11, 2000
___________________________________________  and Director
             Robert Annunziata

             /s/ David L. Lee               President, Chief Operating January 11, 2000
___________________________________________  Officer and Director
               David L. Lee

                 Signature                           Capacity                Date
                 ---------                           --------                ----

             /s/ Barry Porter               Senior Vice President and  January 11, 2000
___________________________________________  Director
               Barry Porter

            /s/ Abbott L. Brown             Senior Vice President and  January 11, 2000
___________________________________________  Director
              Abbott L. Brown

             /s/ Dan J. Cohrs               Senior Vice President and  January 11, 2000
___________________________________________  Chief Financial Officer
               Dan J. Cohrs                  (principal financial
                                             officer and principal
                                             accounting officer)

             /s/ Jay R. Bloom               Director                   January 11, 2000
___________________________________________
               Jay R. Bloom

           /s/ William E. Conway            Director                   January 11, 2000
___________________________________________
             William E. Conway

            /s/ Dean C. Kehler              Director                   January 11, 2000
___________________________________________
              Dean C. Kehler

          /s/ Geoffrey J.W. Kent            Director                   January 11, 2000
___________________________________________
            Geoffrey J.W. Kent

              /s/ Bruce Raben               Director                   January 11, 2000
___________________________________________
                Bruce Raben

           /s/ Michael R. Steed             Director                   January 11, 2000
___________________________________________
             Michael R. Steed

           /s/ Hillel Weinberger            Director                   January 11, 2000
___________________________________________
             Hillel Weinberger

           /s/ James F. McDonald            Director                   January 11, 2000
___________________________________________
             James F. McDonald

             /s/ Eric Hippeau               Director                   January 11, 2000
___________________________________________
               Eric Hippeau

           /s/ Joseph P. Clayton            Director                   January 11, 2000
___________________________________________
             Joseph P. Clayton

        /s/ Douglas H. McCorkindale         Director                   January 11, 2000
___________________________________________
          Douglas H. McCorkindale

                                 EXHIBIT INDEX

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  2.1    Agreement and Plan of Merger, dated as of March 16, 1999 (the
         "Frontier Merger Agreement"), among Global Crossing Ltd., Frontier
         Corporation and GCF Acquisition Corp. (incorporated by reference to
         Exhibit 2 to Global Crossing Ltd.'s Current Report on Form 8-K filed on March 19, 1999 (the "March 19, 1999 8-K")).
  2.2    Consent and Amendment No. 1 to the Frontier Merger Agreement, dated as of May 16, 1999, among Global Crossing Ltd., GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to Global
         Crossing Ltd.'s Current Report on Form 8-K filed on May 18, 1999 (the
         "May 18, 1999 8-K")).
  2.3    Amendment No. 2 to the Frontier Merger Agreement, dated as of
         September 2, 1999, among Global Crossing Ltd., GCF Acquisition Corp.
         and Frontier Corporation (incorporated by reference to Exhibit 2 to
         Global Crossing Ltd.'s Current Report on Form 8-K filed on September
         3, 1999 (the "September 3, 1999 8-K")).
  2.4    Sale and Purchase Agreement, dated as of April 26, 1999, between Cable
         & Wireless plc and Global Crossing Ltd. (incorporated by reference to
         Exhibit 2.1 to Global Crossing Ltd.'s Current Report on Form 8-K filed on July 16, 1999 (the "July 16, 1999 8-K")).
  2.5    Amendment to the Sale and Purchase Agreement, dated as of June 25,
         1999, between Cable & Wireless plc and Global Crossing Ltd.
         (incorporated by reference to Exhibit 2.2 to the July 16, 1999 8-K).
  2.6    Agreement and Plan of Merger, dated as of May 16, 1999, between Global
         Crossing Ltd. and U S West, Inc. (incorporated by reference to Exhibit
         2 to Global Crossing Ltd.'s Current Report on Form 8-K filed on May
         21, 1999 (the "May 21, 1999 8-K")).
  2.7    Letter Agreement, dated as of May 16, 1999, between Global Crossing
         Ltd. and U S West, Inc. (incorporated by reference to Exhibit 99 to the May 21, 1999 8-K).
  2.8    Termination Agreement, dated as of July 18, 1999, between Global
         Crossing Ltd. and U S West, Inc. (incorporated by reference to Exhibit
         10.1 to Global Crossing Ltd.'s Current Report on Form 8-K filed on
         July 20, 1999 (the "July 20, 1999 8-K")).
  3.1    Memorandum of Association of Global Crossing Ltd. (incorporated by reference to Exhibit 3.1 to Global Crossing Ltd.'s Registration
         Statement on Form S-1/A filed on July 2, 1998 (the "July 2, 1998 S-
         1/A")).
  3.2    Certificate of Incorporation of Change of Name of Global Crossing Ltd.
         dated April 30, 1998 (incorporated by reference to Exhibit 3.3 to
         Global Crossing Ltd.'s Registration Statement on Form S-1/A filed on
         July 23, 1998 (the "July 23, 1998 S-1/A")).
  3.3    Memorandum of Increase of Share Capital of Global Crossing Ltd. dated
         July 9, 1998 (incorporated by reference to Exhibit 3.4 to the July 23,
         1998 S-1/A).
  3.4    Memorandum of Increase of Share Capital of Global Crossing Ltd. dated
         September 27, 1999 (incorporated by reference to Exhibit 3.1 to Global
         Crossing Ltd.'s Quarterly Report on Form 10-Q filed on November 15,
         1999 (the "November 15, 1999 10-Q")).
  3.5    Bye-laws of Global Crossing Ltd. as in effect on October 14, 1999
         (incorporated by reference to Exhibit 3.2 to the November 15, 1999 10-
         Q).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
  3.6    Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock of Global Crossing Ltd. dated November 5, 1999 (incorporated by reference to Exhibit 3.3 to the November 15, 1999 10-Q).
  3.7    Memorandum of Association of Global Crossing Holdings Ltd.
         (incorporated by reference to Exhibit 3.1 of Global Crossing Holdings
         Ltd.'s Registration Statement on Form S-4 (File No. 333-61457)).
  3.8    Bye-laws of Global Crossing Holdings Ltd. (incorporated by reference to Exhibit 3.2 of Global Crossing Holdings Ltd.'s Registration
         Statement on Form S-4 (File No. 333-61457)).
 3.9     Certificate of Designations of 7% Cumulative Convertible Preferred
         Stock of Global Crossing Ltd., dated December 15, 1999 (filed herewith).
  4.1    Certificate of Designations of 10 1/2% Senior Exchangeable Preferred
         Stock Due 2008 of Global Crossing Holdings Ltd. dated December 1, 1998
         (incorporated by reference to Schedule A to Exhibit 3.2 to the Global
         Crossing Holdings Ltd. Registration Statement on Form S-4 filed on
         December 22, 1998.)
  4.2    Indenture, dated as of May 18, 1998, between Global Crossing Holdings
         Ltd. and United States Trust Company of New York, as Trustee
         (incorporated by reference to Exhibit 4.2 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on December 22,
         1998).
  4.3    Supplemental Indenture, dated as of June 25, 1999, between Global
         Crossing Holdings Ltd. and United States Trust Company of New York, to
         the Indenture dated as of May 18, 1998 (incorporated by reference to
         Exhibit 4.4 to Global Crossing Ltd.'s Registration Statement on Form
         S-4 filed on July 12, 1999).
  4.4    Credit Agreement, dated as of July 2, 1999, among Global Crossing
         Ltd., Global Crossing Holdings Ltd., the Lenders party thereto and The
         Chase Manhattan Bank as Administrative Agent (incorporated by reference to Exhibit 10.7 to Global Crossing Ltd.'s Registration
         Statement on Form S-4/A filed on August 5, 1999).
  4.5    Indenture, dated as of November 19, 1999, among Global Crossing Ltd.,
         Global Crossing Holdings Ltd. and United States Trust Company of New
         York (filed herewith).
         Except as hereinabove provided, there is no instrument with respect to long-term debt of Global Crossing Ltd. and its consolidated subsidiaries under which the total authorized amount exceeds 10 percent of the total consolidated assets of Global Crossing Ltd..
         Global Crossing Ltd. agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.
  5.1    Opinion of Appleby, Spurling & Kempe as to the legality of the Debt
         Securities, the Preferred Stock and the Common Stock (filed herewith).
  5.2    Opinion of Simpson, Thacher & Bartlett (filed herewith).
 10.1    Project Development and Construction Contract, dated as of March 18,
         1997, among AT&T Submarine Systems, Inc. and Atlantic Crossing Ltd.
         (formerly Global Telesystems Ltd.) (incorporated by reference to
         Exhibit 10.2 to the July 23, 1998 S-1/A).
 10.2    Project Development and Construction Contract, dated as of April 21,
         1998, among Tyco Submarine Systems, Ltd. and Pacific Crossing Ltd.
         (incorporated by reference to Exhibit 10.3 to the July 23, 1998 S-
         1/A).
 10.3    Project Development and Construction Contract, dated as of June 2,
         1998, among Alcatel Submarine Networks and Mid-Atlantic Crossing Ltd.
         (incorporated by reference to Exhibit 10.4 to the July 23, 1998 S-
         1/A).
 10.4    Project Development and Construction Contract, dated as of July 21,
         1998, among Tyco Submarine Systems, Ltd. and Pan American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Registrant's
         Quarterly Report on Form 10-Q filed on November 16, 1998).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.5    Project Development and Construction Contract, dated as of July 30,
         1999, among Alcatel Submarine Networks and South American Crossing
         Ltd. (filed herewith).
 10.6    Lease made as of October 1, 1999 between North Crescent Realty V, LLC and Global Crossing Development Company (incorporated by reference to
         Exhibit 10.1 to the November 15, 1999 10-Q).
 10.7    Form of Stockholders Agreement dated as of August 12, 1998 among
         Global Crossing Ltd. and the investors named therein (incorporated by reference to Exhibit 9.1 to the July 23, 1998 S-1/A).
 10.8    Form of Registration Rights Agreement dated as of August 12, 1998 among Global Crossing Ltd. and the investors named therein
         (incorporated by reference to Exhibit 4.4 to the July 23, 1998 S-1/A).
 10.9    Voting Agreement, dated as of March 16, 1999, among certain shareholders of Global Crossing Ltd. parties thereto, Frontier
         Corporation and, for certain purposes only, Global Crossing Ltd.
         (incorporated by reference to Exhibit 10.2 to the March 19, 1999 8-K).
 10.10   Second Reaffirmation of Voting Agreement and Share Transfer
         Restriction Agreement, dated as of September 2, 1999 (incorporated by reference to Annex S-B to the joint proxy statement/prospectus supplement included in Global Crossing Ltd. Registration Statement on
         Form S-4 filed on September 8, 1999 (the "September 8, 1999 S-4").
 10.11   Share Transfer Restriction Agreement, dated as of September 2, 1999, among certain shareholders of Global Crossing Ltd., certain shareholders of Frontier Corporation and Global Crossing Ltd.
         (incorporated by reference to Annex S-C to the joint proxy statement/prospectus supplement included in the September 8, 1999 S-
         4).
 10.12   Tender Offer and Purchase Agreement, dated as of May 16, 1999, between
         Global Crossing Ltd. and U S WEST, Inc. (incorporated by reference to
         Exhibit (c)(2) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21,
         1999).
 10.13   Standstill Agreement dated as of May 16, 1999 between U S WEST, Inc.
         and Global Crossing Ltd. (incorporated by reference to Exhibit (c)(4)
         to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.14   Voting Agreement dated as of May 16, 1999 between U S WEST, Inc. and
         Global Crossing Ltd. (incorporated by reference to Exhibit (c)(3) to U
         S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.15   Tender and Voting Agreement dated as of May 16, 1999 among U S WEST,
         Inc., Global Crossing Ltd. and the shareholders party thereto
         (incorporated by reference to Exhibit (c)(5) to U S WEST, Inc.'s
         Schedule 14D-1 filed on May 21, 1999).
 10.16   Agreement dated as of May 16, 1999 among Global Crossing Ltd. and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(6) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.17   Transfer Agreement dated as of May 16, 1999 among Global Crossing Ltd.
         and the shareholders party thereto (incorporated by reference to
         Exhibit (c)(8) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21,
         1999).
 10.18   Amendment No. 1 dated as of July 18, 1999 to Tender Offer and Purchase
         Agreement dated as of May 16 1999 between Global Crossing Ltd. and U S
         WEST, Inc. (incorporated by reference to Exhibit 10.2 to the July 20,
         1999 8-K).
 10.19   Agreement, dated as of July 18, 1999, between Qwest Communications
         International Inc. and Global Crossing Ltd. (incorporated by reference to Exhibit 10.3 to the July 20, 1999 8-K).
 10.20   Agreement, dated as of July 18, 1999, between Global Crossing Holdings
         Ltd. and Qwest Communications International Inc. (incorporated by reference to Exhibit 10.4 to the July 20, 1999 8-K).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.21   1998 Global Crossing Ltd. Stock Incentive Plan, as amended and restated effective December 7, 1999 (filed herewith).
 10.22   Form of Non-Qualified Stock Option Agreement as in effect on September
         30, 1999 (incorporated by reference to Exhibit 10.2 to the November
         15, 1999 10-Q).
 10.23   Frontier Corporation Supplemental Retirement Savings Plan as amended and restated effective January 1, 1996 (incorporated by reference to
         Exhibit 10.13 to Frontier Corporation's Annual Report on Form 10-K
         filed March 28, 1997).
 10.24   Amendment No. 1, effective March 16, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.2 to Frontier Corporation's Quarterly Report on Form 10-Q
         filed August 3, 1999).
 10.25   Amendment No. 2, dated September 21, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.5 to the November 15, 1999 10-Q).
 10.26   Employment Agreement dated as of February 19, 1999 between Global
         Crossing Ltd. and Robert Annunziata (incorporated by reference to
         Exhibit 10.8 to Global Crossing Ltd.'s Quarterly Report on Form 10-Q
         filed on May 10, 1999).
 10.27   Executive Contract dated March 25, 1996 between Robert L. Barrett and
         Frontier Corporation (incorporated by reference to Exhibit 10.25 to
         Frontier Corporation's Quarterly Report on Form 10-Q filed May 14,
         1996).
 10.28   Amendment dated May 1, 1999 to Executive Contract between Robert L.
         Barrett and Frontier Corporation (incorporated by reference to Exhibit
         10.7 to the November 15, 1999 10-Q).
 10.29   Executive Contract dated January 1, 1998 between Joseph P. Clayton and
         Frontier Corporation (incorporated by reference to Exhibit 10.22 to
         Frontier Corporation's Annual Report on Form 10-K filed March 26,
         1998).
 10.30   Amendment dated May 1, 1999 to Executive Contract between Joseph P.
         Clayton and Frontier Corporation (incorporated by reference to Exhibit
         10.9 to the November 15, 1999 10-Q).
 10.31   Sale Agreement, dated October 10, 1999, among Controls and
         Communications Limited, The Racal Corporation, Racal Electronics plc
         and Global Crossing Ltd. (incorporated by reference to Exhibit 2.1 to
         Global Crossing Ltd.'s Current Report on Form 8-K filed on October 21,
         1999).
 10.32   Registration Rights Agreement, dated as of November 19, 1999, among
         Global Crossing Ltd., Global Crossing Holdings Ltd., Chase Securities
         Inc. and CIBC World Markets Corp. (filed herewith).
 10.33   Subscription and Sale and Purchase Agreement, dated November 15, 1999, among Hutchison Whampoa Limited, Hutchison Telecommunications Limited,
         Global Crossing Ltd. and HCL Holdings Limited (filed herewith).
 12.1    Statement of Computation of Ratio of Earnings to Fixed Charges (filed herewith).
 21.1    Subsidiaries of the Registrant (filed herewith).
 23.1    Consent of Arthur Andersen & Co. (filed herewith).
 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.3    Consent of KPMG Audit Plc (filed herewith).
 23.4    Consent of Deloitte & Touche (filed herewith).
 23.5    Consent of PricewaterhouseCoopers (filed herewith).
 23.6    Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).

 23.7 Consent of Simpson Thacher & Bartlett (included in Exhibit 5.2).
 24.1 Power of Attorney of Global Crossing Holdings Ltd. (included on signature page II-7 of this
      Registration Statement).
 24.2 Power of Attorney of Global Crossing Ltd. (included on signature page II-
      8 of this
      Registration Statement).
 25.1 Form T-1 Statement of Eligibility and Qualification under the Trust
      Indenture Act of 1939, as amended, of United States Trust Company of New
      York, as Trustee (filed herewith).
 99.1 Form of Letter of Transmittal (filed herewith).
 99.2 Form of Notice of Guaranteed Delivery (filed herewith).